Exhibit 99.1

PROSPECTUS

Schedule
Extraordinary General Meeting of Shareholders	April 23, 2025	Rights Issue Trading and Exercise Period	July 14 - 18, 2025
Effective Registration Statement	June 30, 2025	End of Payment of Rights Issue Exercise Shares	July 18, 2025
Register of Shareholders Entitled to Obtain Rights Issue	July 10, 2025	Period of Distribution of Rights Issue Shares	July 16 - 22, 2025
Cum Rights Issue in the Regular Market and Negotiation Market	July 8, 2025	End of Payment of Additional Share Subscriptions	July 22, 2025
Ex Rights Issue in the Regular Market and Negotiation Market	July 9, 2025	Allotment of Additional Shares	July 23, 2025
Cum Rights Issue in the Cash Market	July 10, 2025	Payment from Standby Buyers	July 23, 2025
Ex Rights Issue in the Cash Market	July 11, 2025	Distribution of Allotment Shares	July 25, 2025
Rights Issue Distribution	July 11, 2025	Refund of Subscription Money	July 25, 2025
Rights Issue Listing on the Indonesia Stock Exchange	July 14, 2025

THE FINANCIAL SERVICES AUTHORITY/ OTORITAS JASA KEUANGAN (“OJK”) DOES NOT PROVIDE A STATEMENT APPROVING OR DISAPPROVING THESE SECURITIES, NOR DOES IT STATE THE ACCURACY OR ADEQUACY OF THE CONTENTS OF THIS PROSPECTUS. ANY STATEMENT CONTRARY TO THE FOREGOING IS UNLAWFUL.

THIS PROSPECTUS IS IMPORTANT AND NEEDS IMMEDIATE ATTENTION. IF THERE IS ANY DOUBT ABOUT THE ACTION TO BE TAKEN, IT IS BEST TO CONSULT WITH A COMPETENT PARTY.

PT SARANA MENARA NUSANTARA TBK (THE “COMPANY”) IS FULLY RESPONSIBLE FOR THE ACCURACY OF ALL INFORMATION, FACTS, DATA OR REPORTS AND THE HONESTY OF OPINIONS STATED IN THIS PROSPECTUS.

PT SARANA MENARA NUSANTARA TBK

Main Business Activities:

Engaged in the field of telecommunications central
construction and holding company activities

Domiciled in Kudus, Indonesia

Head Office Jl. Jend. A. Yani No. 19A Kudus, Indonesia Tel. +62 291 431691 Fax. +62 291 431718 E-mail: corpsec@ptsmn.co.id Website: www.ptsmn.co.id	Branch Office Menara BCA, 55th floor Jl. M.H. Thamrin No. 1 Jakarta 10310 Tel. +62 21 23585500 Fax. +62 21 23586446

CAPITAL INCREASE BY GRANTING RIGHTS ISSUE I

(the “Capital Increase with Rights Issue I”)

The Company offers 8,083,478,731 (eight billion eighty three million four hundred seventy eight thousand seven hundred thirty one) New Shares or approximately 13.91% (thirteen point nine one percent) of the total shares issued and fully paid up (excluding treasury shares) after Capital Increase with Rights Issue I with a par value of IDR10.00,- (ten Rupiah) per share (the “Rights Issue Shares”). Each holder of 619 (six hundred nineteen) Old Shares whose name is registered in the Shareholders Register (the “Shareholders Register”) on July 10, 2025 at 04.00 p.m. Western Indonesian Time (WIB) is entitled to 100 (one hundred) Rights Issue, with each 1 (one) Rights Issue entitling its holder to purchase 1 (one) New Shares with an Exercise Price of IDR680.- (six hundred eighty Rupiah), which must be paid in full when submitting a Rights Issue exercise order. The amount of funds to be received by the Company in this Capital Increase with Rights Issue I is IDR 5,496,765,537,080 (five trillion four hundred ninety six billion seven hundred sixty five million five hundred thirty seven thousand eighty Rupiah).

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The shares offered in Capital Increase with Rights Issue I by means of issuance of Rights Issue are shares that will be issued entirely from the portfolio and will be listed on the Stock Exchange with due observance of the applicable laws and regulations. Rights Issue Shares have the same and equal rights in all respect including the right to dividends with other fully paid-up shares. Each Rights Issue in fractional form will be rounded down. In accordance with the provisions of OJK Regulation No. 32/POJK.04/2015 concerning Capital Increase of Public Companies by Granting Rights Issue as amended by OJK Regulation No. 14/POJK.04/2019 concerning Amendment to OJK Regulation No. 32/POJK.04/2015 (“POJK No. 32/2015”), in the event that a shareholder has Rights Issue in fractional form, the rights to the fractional shares must be sold by the Company and the proceeds of the sale are deposited into the Company’s account. Rights Issue that are not exercised on the last date of Rights Issue exercise will no longer be valid.

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Through a statement letter dated April 28, 2025, PT Sapta Adhikari Investama(“SAI”) as the holder of 52.46% (fifty two point four six percent) of the Company’s shares, states that it will not exercise all of the Rights Issue that it will obtain in the Company’s Capital Increase with Rights Issue I. In connection therewith, SAI will not transfer part or all of the Rights Issue that are not exercised in the Company’s Capital Increase with Rights Issue I.

Through a statement letter dated June 25, 2025, PT Dwimuria Investama Andalan (“DIA”) as the holder of 8.33% (eight point three three percent) of the Company's shares states that it will exercise all of the Rights Issue that it will obtain in the Company’s Capital Increase with Rights Issue I.

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If the shares offered in this Capital Increase with Rights Issue I are not entirely subscribed by the shareholders or holders of Rights Issue certificate, the remainder will be allotted to other shareholders making subscriptions greater than their rights as stated in the Rights Issue Certificate or Additional Share Subscription and Purchase Form, proportionally based on the number of Rights Issue that have been exercised by each shareholder requesting additional shares. If after the allotment there are still remaining New Shares not exercised and/or subscribed by Rights Issue holders, in accordance with the Deed of Remaining Shares Purchase Agreement in the Framework of Capital Increase with Rights Issue I of PT Sarana Menara Nusantara Tbk No. 142 dated April 25, 2025, as amended pursuant to Deed of Amendment I to the Remaining Shares Purchase Agreement in the Framework of Capital Increase by Granting Rights Issue I of PT Sarana Menara Nusantara Tbk No. 169 dated May 23, 2025, both drawn up before Christina Dwi Utami, S.H., M.Hum., M.Kn., Notary Public in West Jakarta (“Remaining Shares Purchase Agreement”), DIA as Standby Buyer will purchase all remaining New Shares to a maximum of 7,397,355,646 (seven billion three hundred ninety-seven million three hundred fifty-five thousand six hundred forty-six) shares, issued at the exercise price of each New Share as set forth in the Remaining Shares Purchase Agreement. In connection with the commitment, DIA declares that it is capable and has sufficient funds as evidenced by details of proof of sufficient funds.

The Company has obtained approval from the EGMS for the plan to increase capital by issuing new shares from the Company’s portfolio in a maximum amount of 15,000,000,000 (fifteen billion) registered shares with a par value of IDR10.00 (ten) per share of the Company’s paid-up capital by issuing Rights Issue in the context of Capital Increase with Rights Issue I, as stated in the Deed of Minutes of Meeting No. 112 dated April 23, 2025, drawn up before Notary Christina Dwi Utami, S.H., M.Hum, M.Kn., Notary Public in West Jakarta.

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THE RIGHTS ISSUE WILL BE REGISTERED ON THE INDONESIAN STOCK EXCHANGE (“IDX”) AND CAN BE TRADED BOTH INSIDE AND OUTSIDE THE IDX DURING THE RIGHTS ISSUE TRADING PERIOD FROM JULY 14, 2025 TO JULY 18, 2025. RIGHTS ISSUE CAN BE EXERCISED DURING THE RIGHTS ISSUE TRADING PERIOD BY SUBMITTING A SHARE PURCHASE ORDER FORM. LISTING OF NEW SHARES RESULTING FROM THE EXERCISE OF THE RIGHTS ISSUE WILL BE MADE ON THE IDX STARTING FROM JULY 14, 2025. THE LAST DATE FOR EXERCISE OF THE RIGHTS ISSUE IS JULY 18, 2025 PROVIDED THAT THE RIGHTS ISSUE NOT EXERCISED UP TO THAT DATE IS NO LONGER VALID.

THE MAIN RISK FACED BY THE COMPANY IS THAT THE GROUP FACES TIGHT COMPETITION AND PRICE COMPETITION IN THE TELECOMMUNICATION INFRASTRUCTURE LEASING INDUSTRY. OTHER RISK FACTORS ARE DISCLOSED IN CHAPTER VI OF THIS PROSPECTUS.

THE RISKS THAT INVESTORS MAY FACE ARE THE RISK OF PRICE AND ILLIQUIDITY OF THE SHARES OFFERED IN THIS CAPITAL INCREASE WITH RIGHTS ISSUE I WHICH IS AFFECTED BY THE CONDITIONS OF THE INDONESIAN CAPITAL MARKET.

IMPORTANT TO NOTE

SHAREHOLDERS WHO DO NOT EXERCISE THEIR RIGHTS IN CAPITAL INCREASE WITH RIGHTS ISSUE I WILL EXPERIENCE A DECREASE IN THE PERCENTAGE OF SHAREHOLDING (DILUTION) IN A MAXIMUM AMOUNT OF 13.91% (THIRTEEN POINT NINE ONE PERCENT).

This prospectus is published in Jakarta on July 11, 2025

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PT Sarana Menara Nusantara Tbk (the “Company”) has submitted a Registration Statement under letter No. 045/CS-OJK/SMN/IV/25 dated April 29, 2025, regarding the Cover Letter for Registration Statement in the Context of the Capital Increase with Rights Issue of PT Sarana Menara Nusantara Tbk to the Financial Services Authority/Otoritas Jasa Keuangan (“OJK”), in accordance with the requirements set out in OJK Regulation No. 32/2015 and OJK Regulation No. 33/POJK.04/2015 concerning Form and Content of Prospectus in the Framework of Capital Increase of Public Companies by Granting Rights Issue (“POJK No. 33/2015”), which is the implementation of Law of the Republic of Indonesia No. 8 of 1995 dated November 10, 1995 concerning Capital Market as amended in part by Law No. 4 of 2023 concerning Development and Strengthening of the Financial Sector (hereinafter referred to as the “Financial Sector Development and Strengthening Law”) and its implementing regulations.

All Capital Market Supporting Institutions and Professions mentioned in this Prospectus are fully responsible for the data presented in accordance with their functions and positions in accordance with the provisions of laws and regulations in the Capital Market, and their respective codes of ethics, norms, and professional standards.

In connection with Capital Increase with Rights Issue I, each affiliated party is prohibited from providing information or statements regarding data that is not disclosed in the Prospectus, without written approval from the Company.

The Capital Market Supporting Institutions and Professions, in the context of Capital Increase with Rights Issue I, firmly state that they are not affiliated parties with the Company, as defined in the Financial Sector Development and Strengthening Law.

PT BCA Sekuritas is the party that assisted in the preparation of this Capital Increase with Rights Issue I Prospectus and states that it has given written approval on the inclusion of the name of PT BCA Sekuritas in this Prospectus through a letter dated October 28, 2024 and has not revoked said approval.

THE COMPANY HAS DISCLOSED ALL MATERIAL INFORMATION THAT THE PUBLIC NEEDS TO KNOW AND THERE IS NO FURTHER MATERIAL INFORMATION THAT HAS NOT BEEN DISCLOSED THAT COULD RESULT IN THE INFORMATION CONTAINED IN THIS PROSPECTUS BEING INCORRECT AND/OR MISLEADING THE PUBLIC.

THE PROSPECTUS IS ONLY DISTRIBUTED IN INDONESIA UNDER THE LAWS AND/OR REGULATIONS IN FORCE IN INDONESIA. NOTHING CONTAINED IN THIS DOCUMENT SHALL BE CONSIDERED AN OFFER OF SECURITIES FOR SALE IN A JURISDICTION WHERE SUCH A MATTER IS PROHIBITED. EACH PARTY OUTSIDE THE TERRITORY OF INDONESIA IS FULLY RESPONSIBLE FOR COMPLYING WITH THE PROVISIONS APPLICABLE IN SUCH COUNTRY, AND THE COMPANY IS RELEASED FROM ALL RESPONSIBILITIES AND CONSEQUENCES FOR ANY EXERCISE OF RIGHTS ISSUE MADE BY A PARTY OUTSIDE THE TERRITORY OF INDONESIA.

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THIS CAPITAL INCREASE WITH RIGHTS ISSUE I IS NOT REGISTERED UNDER ANY OTHER LAWS AND/OR REGULATIONS OTHER THAN THOSE IN FORCE IN INDONESIA. IF ANYONE OUTSIDE INDONESIA RECEIVES THIS PROSPECTUS OR THE RIGHTS ISSUE CERTIFICATE, OR OTHER DOCUMENTS RELATED TO THIS CAPITAL INCREASE WITH RIGHTS ISSUE I, SUCH DOCUMENTS ARE NOT INTENDED AS OFFERING DOCUMENTS TO PURCHASE ORDINARY SHARES IN THE NAME OF PROCEEDS OF THE RIGHTS ISSUE EXERCISE, EXCEPT IF SUCH OFFER, PURCHASE OR EXERCISE OF RIGHTS ISSUE IS NOT CONTRARY TO OR DOES NOT CONSTITUTE A VIOLATION OF THE LAWS AND/OR REGULATIONS IN FORCE IN SUCH COUNTRY. IN THE EVENT OF ANY NON-INDONESIAN SHAREHOLDER WHO IS PROHIBITED UNDER THE LAWS OF THEIR COUNTRIES FROM EXERCISING THE RIGHTS ISSUE, THE COMPANY OR ITS DESIGNEE HAS THE RIGHT TO REJECT THE APPLICATION OF SUCH PARTY TO PURCHASE SHARES BASED ON THE RIGHTS ISSUE.

THE NEW SHARES ARE NOT AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OR THE LAWS OF ANY STATE OF THE UNITED STATES AND THE NEW SHARES ARE OFFERED AND SOLD: (I) IN THE TERRITORY OF THE UNITED STATES, IF PERMITTED UNDER RULE 801 UNDER THE U.S. SECURITIES ACT. TO SHAREHOLDERS OF THE COMPANY WHO ARE UNITED STATES CITIZENS OR ESTABLISHED UNDER THE LAWS OF THE UNITED STATES IN ACCORDANCE WITH RULE 801 UNDER THE U.S. SECURITIES ACT; AND (II) OUTSIDE THE UNITED STATES UNDER REGULATION S. THE NEW SHARES ACQUIRED IN CAPITAL INCREASE WITH RIGHTS ISSUE I ARE THE “RESTRICTED SECURITIES” AS DEFINED IN RULE 144(A)(3) UNDER THE U.S. SECURITIES ACT TO THE EXTENT THAT THE NUMBER AND PROPORTION OF SHARES HELD BY THE SHAREHOLDERS ON THE RECORDING DATE OF CAPITAL INCREASE WITH RIGHTS ISSUE I ARE THE “RESTRICTED SECURITIES”. PURSUANT TO RULE 144A(3) UNDER THE U.S. SECURITIES ACT TO THE EXTENT AND IN ACCORDANCE WITH THE PORTION OF SHARES HELD BY SUCH SHAREHOLDER AS OF THE DATE OF REGISTRATION OF SHAREHOLDERS ENTITLED TO RECEIVE RIGHTS ISSUE CONSTITUTES “RESTRICTED SECURITIES”. UP TO 40 DAYS AFTER COMPLETION, AN OFFERING TO SELL OR A SALE OF RIGHTS ISSUE OR NEW SHARES WITHIN THE UNITED STATES BY A BROKER OR DEALER (REGARDLESS OF WHETHER OR NOT SUCH PARTY PARTICIPATES IN THE OFFERING) MAY VIOLATE THE REGISTRATION REQUIREMENTS UNDER THE U.S. SECURITIES ACT IF SUCH OFFERING TO SELL OR SUCH SALE IS MADE NOT IN ACCORDANCE WITH THE EXEMPTIONS UNDER THE U.S. SECURITIES ACT.

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THIS OFFERING IS MADE FOR SECURITIES OF A COMPANY INCORPORATED IN THE REPUBLIC OF INDONESIA. THIS OFFERING WILL BE SUBJECT TO THE REQUIREMENTS OF DISCLOSURE IN INDONESIA WHICH ARE DIFFERENT FROM THOSE IN THE UNITED STATES. ANY FINANCIAL STATEMENTS ATTACHED HERETO HAVE BEEN PREPARED IN ACCORDANCE WITH INDONESIAN FINANCIAL ACCOUNTING STANDARDS AND IT IS POSSIBLE THAT SUCH STANDARDS MAY NOT BE COMPARABLE TO THOSE OF THE UNITED STATES.

YOU MAY EXPERIENCE DIFFICULTIES IN EXERCISING YOUR RIGHTS OR CLAIMS UNDER THE U.S. FEDERAL SECURITIES LAWS, AS THE COMPANY IS LOCATED IN INDONESIA AND SOME OR ALL OF ITS OFFICERS OR DIRECTORS ARE DOMICILED IN INDONESIA. IT IS POSSIBLE THAT YOU MAY NOT BE ABLE TO PURSUE A CLAIM AGAINST A NON-U.S. COMPANY OR ANY OF ITS OFFICERS OR DIRECTORS IN A NON-U.S. COURT FOR VIOLATIONS OF THE U.S. SECURITIES LAWS. YOU MAY EXPERIENCE DIFFICULTIES IN REQUESTING THAT A NON-U.S. COMPANY AND ITS AFFILIATES COMPLY WITH A JUDGMENT OF A U.S. COURT.

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TABLE OF CONTENTS

TABLE OF CONTENTS	I

DEFINITIONS AND ABBREVIATIONS	III

COMPANY NAME ABBREVIATIONS	XX

SUMMARY	1

I.	CAPITAL INCREASE WITH RIGHTS ISSUE I	20

II.	USE OF FUNDS OBTAINED FROM THE PUBLIC OFFERING	41

III.	STATEMENT OF DEBT	51

IV.	SUMMARY OF SIGNIFICANT FINANCIAL DATA	81

V.	MANAGEMENT’S DISCUSSION AND ANALYSIS	89

A.	GENERAL	90

B.	FACTORS AFFECTING THE COMPANY’S FINANCIAL CONDITION AND PERFORMANCE	92

C.	LOSS AND PROFIT STATEMENT ANALYSIS	97

D.	ASSETS, LIABILITIES AND EQUITY	103

E.	CASH FLOW	106

F.	LIQUIDITY AND CAPITAL SOURCES	107

G.	OPERATING SEGMENTS	110

H.	CAPITAL EXPENDITURE	113

I.	LIMITATIONS ON TRANSFER OF FUNDS FROM SUBSIDIARIES TO THE COMPANY	115

J.	EXTRAORDINARY EVENTS OR TRANSACTIONS OR SIGNIFICANT CHANGES AFFECTING REVENUE AND PROFITABILITY	115

K.	OTHER OPERATING EXPENSES, NET	115

L.	IMPACT OF PRICE CHANGES ON SALES AND NET INCOME AS WELL AS OPERATING PROFIT	117

M.	POLICIES OF THE GOVERNMENT AND OTHER INSTITUTIONS IN FISCAL, MONETARY, PUBLIC ECONOMIC AND POLITICAL FIELDS HAVING DIRECT OR INDIRECT IMPACT ON BUSINESS ACTIVITIES AND INVESTMENT	118

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VI.	RISK FACTORS	120

VII.	SIGNIFICANT EVENTS SUBSEQUENT TO THE DATE OF THE PUBLIC ACCOUNTANT’S REPORT	156

VIII.	INFORMATION ON THE COMPANY, BUSINESS ACTIVITIES AND BUSINESS TENDENCIES AND PROSPECTS	157

1)	BRIEF HISTORY	157

2)	PURPOSES AND OBJECTIVES AND LINES OF ACTIVITIES OF THE COMPANY	158

3)	LICENSING DOCUMENTS OF THE COMPANY AND SUBSIDIARIES	160

4)	DEVELOPMENT OF THE COMPANY’S CAPITAL AND SHAREHOLDING STRUCTURE	161

5)	MANAGEMENT AND SUPERVISION	163

6)	CORPORATE GOVERNANCE	172

7)	STRUCTURE OF THE COMPANY’S SHAREHOLDING RELATIONSHIP	177

8)	BRIEF INFORMATION ON LEGAL ENTITY SHAREHOLDERS	179

9)	ORGANIZATIONAL STRUCTURE	182

10)	HUMAN RESOURCES	183

11)	CURRENT CASES FACED BY THE COMPANY, AS WELL AS MEMBERS OF THE COMPANY’S BOARD OF COMMISSIONERS AND BOARD OF DIRECTORS	186

12)	MATERIAL AGREEMENTS EXECUTED BY THE COMPANY WITH THIRD PARTIES AND/OR AFFILIATED PARTIES	191

13)	ASSETS OWNED BY THE COMPANY	191

14)	BUSINESS ACTIVITIES AND BUSINESS TENDENCIES AND PROSPECTS	192

IX.	EQUITY	214

X.	DIVIDEND POLICY	217

XI.	TAXATION	219

XII.	INFORMATION ON STANDBY BUYERS	227

XIII.	CAPITAL MARKET SUPPORTING INSTITUTIONS AND PROFESSIONS	231

XIV.	PROCEDURES FOR SHARE SUBSCRIPTION	237

XV.	DISTRIBUTION OF PROSPECTUS	254

DEFINITIONS AND ABBREVIATIONS

Some abbreviations and words used in this Prospectus have meanings and definitions as ascribed to them in the following table:

Affiliates	Means the parties as referred to in the Financial Sector Development and Strengthening Law, which mean:

a.	familial relationship due to marriage to the second degree, both horizontally and vertically, which is the relationship of a person with:

	1.	husband or wife;

	2.	parents of the husband or wife and husband or wife of the child;

	3.	grandparents of the husband or wife and husband or wife of the grandchild;

	4.	siblings of the husband or wife and husband or wife of the sibling concerned; or

	5.	husband or wife of the sibling of the person concerned.

b.	familial relationship due to lineage to the second degree, both horizontally and vertically, which is the relationship between a person with:

	1.	parents and children;

	2.	grandparents and grandchildren; or

	3.	siblings of the person concerned.

c.	relationship between a party and employees, directors, or commissioners of that party;

d.	relationship between 2 (two) or more companies where there is 1 (one) or more of the same members of the board of directors, management, board of commissioners, or supervisor;

e.	relationship between the company and a party, either directly or indirectly, in any way, controlling or controlled by the company or that party in determining the management and/or policies of the company or that party;

f.	relationship between 2 (two) or more companies that are controlled, either directly or indirectly, in any way, in determining the management and/or policies of the company by the same party; or

g.	relationship between a company and the main shareholder, which is the party that directly or indirectly owns at least 20% (twenty percent) of the shares with voting rights of the company.

Stock Exchange Member	Means a broker-dealer that has obtained a business license from the Financial Services Authority and any other party that has obtained approval from the Financial Services Authority, which has the right to use the stock exchange system and/or facilities in accordance with the stock exchange regulations as referred to in the Capital Market Law.

Articles of Association	Means the Deed of Establishment and Articles of Association of the Company.

Custodian Bank	Means a commercial bank that has obtained OJK approval to provide custody services or perform custodian services as referred to in the Capital Market Law.

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Bapepam-LK	Means the Capital Market and Financial Institution Supervisory Agency as referred to in the Decree of the Minister of Finance of the Republic of Indonesia No. 606/KMK.01/2005 dated December 30, 2005 concerning Organization and Work Procedures of the Capital Market and Financial Institution Supervisory Agency, and Regulation of the Minister of Finance of the Republic of Indonesia No. 184/PMK.01/2010 dated October 11, 2010 concerning Organization and Work Procedures of the Ministry of Finance, which currently the functions, duties, and authorities of regulating and supervising financial services activities in the Capital Market sector are carried out by the OJK under Law No. 21 of 2011 dated November 22, 2011 concerning the Financial Services Authority as last amended by the Financial Sector Development and Strengthening Law.

Securities Administration Bureau or BAE	Means a party that, under a contract with an issuer and/or issuers of securities, records ownership of securities and distribution of rights in relation to securities in a Public Offering, namely PT Raya Saham Registra, domiciled in Central Jakarta City.

Stock Exchange or IDX	Means a market administrator in the capital market for stock exchange transactions as defined in the Capital Market Law, as organized by PT Bursa Efek Indonesia, a limited liability company duly incorporated and organized under the laws of the Republic of Indonesia and domiciled in South Jakarta City.

Shareholders Register	Means a register issued by BAE, which contains information about shareholding in the Company.

Securities	Means securities or investment contracts in conventional and digital forms or other forms in accordance with technological developments that give the owner the right to directly or indirectly obtain economic benefits from the issuer or from certain parties under an agreement and any Derivatives of Securities, which can be transferred and/or traded on the Stock Exchange as referred to in the Financial Sector Development and Strengthening Law.

Subsidiary	Means a company whose financial statements are consolidated with the Company in accordance with the accounting standards applicable in Indonesia.

SSF	Means the abbreviation for Share Subscription Form in the context of Capital Increase with Rights Issue I.

Additional SSF	means Additional Share Subscription Form, in the context of Capital Increase with Rights Issue I, which is a form for subscribing for New Shares that exceed the portion determined according to the number of Rights Issue received by 1 (one) Shareholder of the Company for the implementation of Capital Increase with Rights Issue I.

Exercise Price	means the price payable in this Capital Increase with Rights Issue I for each exercise of 1 (one) Rights Issue to become 1 (one) New Share, which is IDR680,- (six hundred eighty Rupiah).

Exchange Day(s)	Mean(s) the day(s) when securities trading transaction activities are carried out on the IDX, which are Monday to Friday, except for national holidays determined by the Government or days declared as holidays by the IDX.

Calendar Day	Means every day in 1 (one) year according to the Gregorian Calendar without exception, including Saturdays, Sundays and national holidays determined from time to time by the Government of the Republic of Indonesia and ordinary Business Days which due to certain circumstances are determined by the Government of the Republic of Indonesia as non-ordinary Business Days.

Business Day(s)	Mean(s) business day(s) in general, excluding Saturdays and Sundays and days determined by the Government of the Republic of Indonesia as national holidays.

Rights Issue	Means Rights Issue which are rights attached to Old Shares giving the relevant Shareholders the opportunity to purchase New Shares before they are offered to other parties.

KAP PSS	Means the abbreviation for Public Accounting Firm (Kantor Akuntan Publik) Purwantono, Sungkoro & Surja

Ministry of LHR	Means the abbreviation for the Ministry of Law and Human Rights of the Republic of Indonesia (formerly known as the Department of Law and Human Rights of the Republic of Indonesia, the Department of Justice of the Republic of Indonesia, the Department of Law and Legislation of the Republic of Indonesia or other designations).

KSEI	Means PT Kustodian Sentral Efek Indonesia domiciled in South Jakarta, which is a Depository and Settlement Institution as referred to in the Capital Market Law.

Custodian	Means a party that provides custody services for Securities and other assets in relation to Securities and other services including receiving dividends and other rights, completing Securities transactions and representing Account Holders who are their clients in accordance with the provisions of the Financial Sector Development and Strengthening Law, including KSEI, Securities Companies and Custodian Banks.

Public	Means individuals and/or bodies, both Indonesian Citizens/Indonesian Bodies and Foreign Citizens/Foreign Bodies, both residing/domiciled in Indonesia and residing/domiciled outside the territory of Indonesia.

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Minister of LHR	Means the Minister of Law and Human Rights of the Republic of Indonesia (previously known as the Minister of Justice of the Republic of Indonesia, Minister of Law and Legislation and/or other designations).

OJK, Otoritas Jasa Keuangan or Financial Services Authority	Means an independent state institution with the functions, duties, and authorities to regulate, supervise, inspect, and investigate as referred to in Law No. 21 of 2011 concerning the Financial Services Authority, as last amended by Financial Sector Development and Strengthening Law.

Account Holder	Means a party whose name is registered as the owner of a Securities Account with KSEI, including Securities Companies and/or other parties approved by KSEI, with due observance of the prevailing laws and regulations in the capital market and KSEI regulations.

Shareholder	Means an individual and/or legal entity that already owns shares of the Company whose name is registered in the Shareholders Register and who is entitled to Rights Issue.

Rights Issue Holder	Means a Shareholder or Rights Issue holder.

Government	Means the government of the Republic of Indonesia.

Collective Custody	Means a custody service for Securities and/or funds jointly owned by more than one party whose interests are represented by a Custodian, as referred to in the Financial Sector Development and Strengthening Law.

Trading Period	Means the period during which Shareholders and/or Rights Issue holders can sell or transfer their Rights Issue and exercise their Rights Issue, which is from July 10, 2025 to July 16, 2025.

Share Administration Management Agreement	Means the deed of Share Administration Management Agreement in the Framework of Capital Increase with Rights Issue I of PT Sarana Menara Nusantara Tbk No 141 dated April 25, 2025, as amended by Amendment I to the Share Administration Management Agreement in the Framework of Capital Increase with Rights Issue of PT Sarana Menara Nusantara Tbk No 168 dated May 23, 2025, both of which are drawn up before Christina Dwi Utami, S.H., M.Hum., M.Kn., Notary in West Jakarta, signed by the Company and the BAE.

Remaining Shares Purchase Agreement	Means the deed of Remaining Shares Purchase Agreement in the Framework of Capital Increase with Rights Issue I of PT Sarana Menara Nusantara Tbk No 142 dated April 25, 2025, as amended by Amendment I to the Remaining Shares Purchase Agreement in the Framework of Capital Increase with Rights Issue of PT Sarana Menara Nusantara Tbk No 169 dated May 23, 2025, both of which are drawn up before Christina Dwi Utami, S.H., M.Hum., M.Kn., Notary in West Jakarta.

Company	means a party conducting Capital Increase with Rights Issue I, which in this case is PT Sarana Menara Nusantara Tbk, domiciled in Kudus, Indonesia.

Securities Company	means a party conducting business activities as an Underwriter, Broker-Dealer or Investment Manager as referred to in the Capital Market Law.

IDX Regulation No. I-A	Means IDX Regulation No. I-A concerning the Listing of Shares (Stock) and Equity-Type Securities Other Than Stock Issued by the Listed Company

IDX Regulation No. I-H	Means IDX Regulation No. I-A concerning Sanctions

POJK No.33/2014	Means OJK Regulation No. 33/POJK.04/2014 dated December 8, 2014 concerning Boards of Directors and Boards of Commissioners of Issuers or Public Companies.

POJK No.34/2014	Means OJK Regulation No. 34/POJK.04/2014 dated 8 December 2014 concerning Nomination and Remuneration Committees of Issuers or Public Companies.

POJK No.35/2014	Means OJK Regulation No. 35/POJK.04/2014 dated 8 December 2014 concerning Corporate Secretaries of Issuers or Public Companies.

POJK No.30/2015	Means OJK Regulation No. 30/POJK.04/2015 dated 16 December 2015 concerning Reports on Realization of the Use of Proceeds from Public Offerings.

POJK No.32/2015	Means OJK Regulation No. 32/POJK.04/2015 dated 16 December 2015 concerning Capital Increase of Public Companies by Granting Rights Issue as amended by OJK Regulation No. 14/POJK.04/2019 dated 29 April 2019 regarding Amendment to POJK No. 32/2015 concerning Capital Increase of Public Companies by Granting Rights Issue.

POJK No.33/2015	Means OJK Regulation No. 33/POJK.04/2015 dated December 16, 2015 concerning Form and Content of Prospectus in the Framework of Capital Increase of Public Companies by Granting Rights Issue.

POJK No.55/2015	Means OJK Regulation No. 55/POJK.04/2015 dated December 23, 2015 concerning Establishment and Implementation Guidelines of Audit Committee Work.

POJK No.56/2015	Means OJK Regulation No. 56/POJK.04/2015 dated December 23, 2015 concerning Establishment and Guidelines for Drafting an Internal Audit Unit Charter.

POJK No.15/2020	Means OJK Regulation No. 15/POJK.04/2020 dated April 21, 2020 concerning Planning and Implementation of General Meetings of Shareholders of Public Companies.

POJK No.16/2020	Means OJK Regulation No. 16/POJK.04/2020 dated April 21, 2020 concerning Implementation of General Meetings of Shareholders of Public Companies Electronically.

POJK No.17/2020	Means OJK Regulation No. 17/POJK.04/2020 dated April 21, 2020 concerning Material Transactions and Changes in Business Activities.

POJK No.42/2020	Means OJK Regulation No. 42/POJK.04/2020 dated July 2, 2020 concerning Affiliated Transactions and Conflict of Interest Transactions.

Prospectus	Means a written document containing information about the Issuer and other information relating to a Public Offering with the aim of getting other Parties to purchase Securities, as defined in the Financial Sector Development and Strengthening Law, in conjunction with POJK No. 33/2015.

PSAK	Means the Statements of Financial Accounting Standards applicable in Indonesia.

Capital Increase with Rights Issue I	Means Capital Increase with Rights Issue for 8,083,478,731 (eight billion eighty three million four hundred seventy eight thousand seven hundred thirty one) New Shares with a par value of IDR 10.- (ten Rupiah) per share. Each holder of 619 (six hundred nineteen) Old Shares whose name is registered in the Company’s Shareholders Register on July 10, 2025 at 04.00 p.m. Western Indonesian Time (WIB) is entitled to 100 (one hundred) Rights Issue, with each 1 (one) Rights Issue entitling its holder to purchase 1 (one) New Shares with an Exercise Price of IDR680.- (six hundred eighty Rupiah), which must be paid in full when exercising the Rights Issue.

Securities Account	means an account containing a record of the position of shares and/or funds owned by a shareholder administered at KSEI, or an Account Holder under a securities account opening agreement signed by the shareholder and the Securities Company or Custodian Bank.

IDR or Rupiah	means Indonesian Rupiah which is the legal currency of the Republic of Indonesia.

GMS	means a General Meeting of Shareholders, which is a general meeting of the Company’s shareholders to be held in accordance with the provisions of the Company’s Articles of Association and the Company Law and the Capital Market Law as well as their implementing regulations.

EGMS	means an Extraordinary General Meeting of Shareholders, held in accordance with the provisions of the Company’s Articles of Association.

Shares from the Exercise of Rights Issue or New Shares	Means all shares from the exercise of Rights Issue which are New Shares obtained by Rights Issue holders and/or the Public in Capital Increase with Rights Issue I, amounting to 8,083,478,731 (eight billion eighty three million four hundred seventy eight thousand seven hundred thirty one) Shares.

Rights Issue Shares	Means the shares offered by the Company in the amount of 8,083,478,731 (eight billion eighty three million four hundred seventy eight thousand seven hundred thirty one) New Shares or approximately 13.91% (thirteen point nine one percent) of the total issued and fully paid shares (excluding treasury shares) after Capital Increase with Rights Issue I with a par value of Rp10,00- (ten Rupiah) per share.

Old Shares	Means shares that have been issued and fully paid up by the Company’s Shareholders on the date of the Shareholders Register.

Rights Issue Certificate	Means the abbreviation of Certificate of Proof of Right Issue, which is a certificate to prove rights or certificate issued by the Company to Shareholders proving Rights Issue, which can be traded during the Rights Issue Certificate Trading Period.

USD or US$	Means United States Dollar, which is the official currency of the United States.

Law	Means Law.

Capital Market Law	Means Law of the Republic of Indonesia No. 8 of 1995 concerning Capital Market as contained in the State Gazette of the Republic of Indonesia No. 64 of 1995 dated November 10, 1995, Supplement No. 3608, as lastly amended by the Financial Sector Development and Strengthening Law.

Company Law	Means Law No. 40 of 2007 dated August 16, 2007 concerning Limited Liability Companies, State Gazette of the Republic of Indonesia No. 106 of 2007, Supplement No. 4746 as lastly amended by Law No. 6 of 2023 concerning Stipulation of Government Regulation in Lieu of Law Number 2 of 2022 concerning Job Creation into Law, State Gazette of the Republic of Indonesia No. 41 of 2023, Supplement No. 6856.

Financial Sector Development and Strengthening Law	Means Law No. 4 of 2023 concerning Development and Strengthening of the Financial Sector, as promulgated in the State Gazette No. 4 of 2023 Supplement No. 6845.

COMPANY NAME ABBREVIATIONS

ATMI	:	means PT Abadi Tambah Mulia Internasional
BIT	:	means PT BIT Teknologi Nusantara
BMG	:	means PT Bach Multi Global
BWA	:	means PT Broadband Wahana Asia
CGS	:	means PT Caturguwiratna Sumapala
DIA	:	means PT Dwimuria Investama Andalan
DNT	:	means PT Darmanusa Tritunggal
GIK	:	means PT Global Indonesia Komunikatama
GDP	:	means PT Gema Dwimitra Persada
GTP	:	means PT Global Telekomunikasi Prima
Hutchison	:	means PT Hutchison 3 Indonesia (d/h PT Hutchison CP Telecommunications)
HTS	:	means Konsorsium Iforte HTS
IBST	:	means PT Inti Bangun Sejahtera Tbk.
IEN	:	means PT Iforte Energi Nusantara
IForte	:	means PT Iforte Solusi Infotek
IGI	:	means PT Iforte Global Internet
IK	:	means PT Istana Kohinoor
IKS	:	means PT Integra Kreasitama Solusindo
Indosat	:	means PT Integra Kreasitama Solusindo
IEN	:	means PT Iforte Energi Nusantara
IPI	:	means PT Iforte Payment Infrastructure
KIN	:	means PT Komet Infra Nusantara
PMP	:	means PT Protelindo Menara Permata

Protelindo	:	PT Profesional Telekomunikasi Indonesia
PT	:	means PT Platinum Teknologi
QTR	:	means PT Quattro International
RA	:	means PT Rekajasa Akses
SAI	:	means PT Sapta Adhikari Investama
SIP	:	means PT Sarana Inti Persada
SMN	:	means PT Sarana Menara Nusantara Tbk
STP	:	means PT Solusi Tunas Pratama Tbk
TMG	:	means PT Tricipta Mandhala Gumilang
VTS	:	means PT Varnion Teknology Semesta
XL	:	means PT XL Axiata Tbk. (d/h PT Excelcomindo Pratama Tbk.)

SUMMARY

The summary below is prepared based on the facts and considerations that are most important to the Company and is an integral part and must be read in connection with more detailed information and financial statements and notes contained in this Prospectus. All financial information of the Company is prepared in IDR currency and in accordance with the Financial Accounting Standards in Indonesia.

1.	Brief History

The Company was duly established under Deed of Establishment of Limited Liability Company of SMN No. 31 dated June 2, 2008, drawn up before Dr. Irawan Soerodjo S.H., M.Si., Notary public in Jakarta. This Deed of Establishment has obtained ratification from Minister of LHR under Decree No. AHU-37840.AH.01.01 Tahun 2008 dated July 2, 2008 and registered in the Company Register No. AHU-0054707.AH.01.09.Tahun 2008 dated July 2, 2008 and registered in the Company Register in accordance with Law No. 3 of 1982 on Mandatory Company Registration with Company Registration Number (Tanda Daftar Perusahaan or TDP) No. 11.25.1.64.00369, with Registration Agenda No. 462/BH- 11.25/VII/2008 dated 15 July 2008.

The Company’s articles of association have been amended several times, most recently by Deed of Restated Resolutions of Meeting No. 257 dated 26 June 2024, drawn up before Christina Dwi Utami, S.H., M.Hum., M.Kn., Notary in West Jakarta, which has been notified to the Minister of LHR as evident in the Receipt of Notification on Amendment to Articles of Association No. AHU-AH.01.03-0170481 dated July 10, 2024 and registered in the Company Register No. AHU-0138815.AH.01.11.TAHUN 2024 dated July 10, 2024 (“Deed No. 257/2024”) and Deed of Restated Resolution of Meeting No. 182 dated November 22, 2024, drawn up before Notary Christina Dwi Utami, S.H., M.Hum., M.Kn., Notary in West Jakarta, which deed has obtained approval from the Minister of LHR of the Republic of Indonesia No. AHU-0075650.AH.01.02.TAHUN 2024 dated November 22, 2024 and has been registered in the Company Register No. AHU-0253375.AH.01.11.TAHUN 2024 dated November 22, 2024 (“Deed No. 182/2024”), Deed No. 257/2024 and Deed No. 182/2024 are hereinafter referred to as “Company’s Articles of Association”).

In accordance with Article 3 of the Company’s Articles of Association, the scope of the Company’s business activities is to do business activities in the fields of:

- i. The main business activities of the Company, namely:

a. To conduct business in other management consultancy activities, including provision of advice, guidance and operational assistance to businesses and other organizations on management issues, such as strategic and organizational planning; decision areas that are financial in nature; marketing objectives and policies; human resource policies, practices and planning; production scheduling and control planning.

Provision of business services may include advice, guidance or operational assistance in various management functions, management consultancy by agronomists and agricultural economists in agricultural sector and the likes, design of accounting methods or procedures, cost accounting programmes, budgetary control procedures, advice and help to businesses and public services in planning, organization, efficiency and control, management information etc;

- b. To conduct business in holding companies activities, including: activities of holding companies i.e. units that hold the assets of a group of subsidiary corporations and whose principal activity is owning the group. Activities include services provided by counsellors and negotiators in designing corporate mergers and acquisitions; and

- c. To conduct business in telecommunication center construction, including: construction, maintenance and repair activities of telecommunication central structures and equipment, such as telephone and telegraph central structures, transmitting tower structures, microwave radar receivers, small terrestrial station structures and satellite stations. This includes local and long-distance communication pipelines.

ii. supporting business activities of the Company, namely: conducting other business activities, which are related to and/or support the Company's main business activities.

2.	Information on Capital Increase with Rights Issue I

Number of shares	:	8,083,478,731 (eight billion eighty three million four hundred seventy eight thousand seven hundred thirty one) New Shares.

Par value	:	IDR10,- (ten Rupiah) for each share.

Rights Issue to shares ratio	:	Each holder of 619 (six hundred nineteen) Old Shares whose name is registered in the Shareholders Register on July 10, 2025 at 04.00 p.m. Western Indonesian Time (WIB) has 100 (one hundred) Rights Issue, with each 1 (one) Rights Issue entitling its holder to purchase 1 (one) New Shares.

Exercise price	:	IDR680,- (six hundred eighty Rupiah) for each share.

Issuance value	:	IDR5,496,765,537,080 (five trillion four hundred ninety six billion seven hundred sixty five million five hundred thirty seven thousand eighty Rupiah).

Ownership dilution	:	A maximum of 13.91% (thirteen point nine one percent) after Capital Increase with Rights Issue I.

Listing	:	PT Bursa Efek Indonesia (IDX).

Date of registration of shareholders entitled to Rights Issue	:	July 10, 2025

Date of registration on IDX	:	July 14, 2025

Trading period and exercise of Rights Issue	:	July 14 - 18, 2025

In order to exercise Capital Increase with Rights Issue I and to comply with the provisions of POJK No. 15/2020, the Company has obtained approval from the EGMS on April 23, 2025, for the plan to increase capital by issuing new shares from the Company's portfolio in the maximum amount of 15,000,000,000 (fifteen billion) ordinary shares with a par value of IDR10.00 (ten Rupiah) per share of the Company's paid-up capital, by issuing Rights Issue in the framework of Capital Increase with Rights Issue I, as stated in Deed of Minutes of Meeting No. 112 dated April 23, 2025, drawn up before Notary Christina Dwi Utami, S.H., M.Hum., M.Kn., Notary Public in West Jakarta.

Through a statement letter dated April 28, 2025, SAI as the holder of 52.46% (fifty two point four six percent) of the Company’s shares states that it will not exercise all of the Rights Issue that it will obtain in the Company’s Capital Increase with Rights Issue I. In connection therewith, SAI will not transfer part or all of the Rights Issue that are not exercised in the Company’s Capital Increase with Rights Issue I.

Through a statement letter dated June 25, 2025, DIA as the holder of 8.33% (eight point three three percent) of the Company's shares states that it will exercise all of the Rights Issue that it will obtain in the Company’s Capital Increase with Rights Issue I.

If the shares offered in this Capital Increase with Rights Issue I are not entirely subscribed by shareholders or holders of Rights Issue certificate, the remainder will be allotted to other shareholders making subscriptions greater than their rights as stated in the Rights Issue Certificate or Additional Share Subscription and Purchase Form, proportionally based on the number of Rights Issue that have been exercised by each shareholder requesting additional shares. If after the allotment there are still remaining New Shares not exercised and/or subscribed by Rights Issue holders, in accordance with the Deed of Remaining Shares Purchase Agreement in the Framework of Capital Increase with Rights Issue I of PT Sarana Menara Nusantara Tbk No. 142 dated April 25, 2025, as amended pursuant to Deed of Amendment I to the Remaining Shares Purchase Agreement in the Framework of Capital Increase with Rights Issue I of PT Sarana Menara Nusantara Tbk No 169 dated May 23, 2025, both of which are drawn up before Christina Dwi Utami, S.H., M.Hum., M.Kn., Notary Public in West Jakarta (“Remaining Shares Purchase Agreement”), DIA as Standby Buyer will purchase all remaining New Shares up to a maximum of 7,397,355,646 (seven billion three hundred ninety-seven million three hundred fifty-five thousand six hundred forty-six) shares, issued at the exercise price of each New Share as set forth in the Remaining Shares Purchase Agreement. In connection with the commitment, DIA declares that it is capable and has sufficient funds as evidenced by details of proof of sufficient funds.

3.	Company Capital Structure Before and After Pro-forma Capital Increase with Rights Issue I

The composition of capital structure is as set out in the Deed of Restated Meeting Resolution No 182 dated November 22, 2024, drawn up before Notary Christina Dwi Utami, S.H., M.Hum., M.Kn., Notary Public in West Jakarta, which deed has obtained approval from the Minister of LHR of the Republic of Indonesia No. AHU- 0075650.AH.01.02.TAHUN 2024 dated November 22, 2024 and has been registered in the Company Register No. AHU-0253375.AH.01.11.TAHUN 2024 dated November 22, 2024.

Composition of the Company’s shareholders are pursuant to the Shareholders Register on May 31, 2025, as follows:

	Par Value IDR10,- per Share
Name of Shareholders	Number of Shares	Par Value (IDR)%
Authorized Capital	200,000,000,000	2,000,000,000,000
Issued and Paid-Up Capital
- PT Sapta Adhikari Investama	26,764,246,165	267,642,461,650	52.46
- PT Dwimuria Investama Andalan	4,247,101,900	42,471,019,000	8.33
- Public (and others with ownership below 5%)	19,025,385,281	190,253,852,810	37.29
Total Issued and Paid-up Capital Before Treasury Shares	50,036,733,346	500,367,333,460	98.08
- Treasury shares	977,891,654	9,778,916,540	1.92
Total Issued and Paid-up Capital After Treasury Shares	51,014,625,000	510,146,250,000	100.00
Total Shares in Portfolio	148,985,375,000	1,489,853,750,000

As of the publication date of this Prospectus, the Company has treasury shares purchased by the Company during the share buyback period in 2018 and 2020. The number of treasury shares is 977,891,654 (nine hundred seventy seven million eight hundred ninety one thousand six hundred fifty four) shares.

The following is the Company’s pro-forma capital structure assuming that all Shareholders, including DIA and public shareholders, exercise their rights to purchase the New Shares, except for SAI stating that it will not exercise Rights Issue and DIA as a standby buyer to purchase all new shares not exercised after additional subscriptions:

	Before Implementing Capital Increase with Rights Issue I			After Implementing Capital Increase with Rights Issue I
Description	Number of Shares	Par Value (IDR)%		Number of Shares	Par Value (IDR)%
Authorized Capital	200,000,000,000	2,000,000,000,000		200,000,000,000	2,000,000,000,000
Issued and Paid-Up Capital:
- PT Sapta Adhikari Investama	26,764,246,165	267,642,461,650	52.46	26,764,246,165	267,642,461,650	45.29
- PT Dwimuria Investama Andalan	4,247,101,900	42,471,019,000	8.33	9,257,012,733	92,570,127,330	15.66
- Public (and others with ownership below 5%)	19,025,385,281	190,253,852,810	37.29	22,098,953,179	220,989,531,790	37.39
Total Issued and Paid-up Capital Before Treasury Shares	50,036,733,346	500,367,333,460	98.08	58,120,212,077	581,202,120,770	98.35
- Treasury shares	977,891,654	9,778,916,540	1.92	977,891,654	9,778,916,540	1.65
Total Issued and Paid-up Capital after Treasury Shares	51,014,625,000	510,146,250,000	100.00	59,098,103,731	590,981,037,310	100.00
Portfolio	148,985,375,000	1,489,853,750,000		140,901,896,269	1,409,018,962,690

The following is the Company’s pro-forma capital structure assuming that all Shareholders including SAI and the public shareholders do not exercise their rights to purchase the New Shares and DIA as a standby buyer to purchase all new shares not exercised after the additional subscriptions :

	Before Implementing Capital Increase with Rights Issue I			After Implementing Capital Increase with Rights Issue I
Description	Number of Shares	Par Value (IDR)%		Number of Shares	Par Value (IDR)%
Authorized Capital	200,000,000,000	2,000,000,000,000		200,000,000,000	2,000,000,000,000
Issued and Paid-Up Capital:
- PT Sapta Adhikari Investama	26,764,246,165	267,642,461,650	52.46	26,764,246,165	267,642,461,650	45.29
- PT Dwimuria Investama Andalan	4,247,101,900	42,471,019,000	8.33	12,330,580,631	123,305,806,310	20.86
- Public (and others with ownership below 5%)	19,025,385,281	190,253,852,810	37.29	19,025,385,281	190,253,852,810	32.19
Total Issued and Paid-up Capital Before Treasury Shares	50,036,733,346	500,367,333,460	98.08	58,120,212,077	581,202,120,770	98.35
- Treasury shares	977,891,654	9,778,916,540	1.92	977,891,654	9,778,916,540	1.65
Total Issued and Paid-up Capital after Treasury Shares	51,014,625,000	510,146,250,000	100.00	59,098,103,731	590,981,037,310	100.00
Portfolio	148,985,375,000	1,489,853,750,000		140,901,896,269	1,409,018,962,690

Complete information on Capital Increase with Rights Issue I can be seen in Chapter I of this Prospectus.

4.	Planned Use of Proceeds

All proceeds procured from Capital Increase with Rights Issue I (after deduction of issuance costs) will be used by the Company to increase its shareholding in Protelindo, a subsidiary in which the Company owns 99.99% of the shares.

Complete information on the Company’s use of proceeds can be seen in Chapter II of this Prospectus.

5.	Important Financial Highlights

Prospective Investors must read the important financial highlights presented below, together with the Group’s financial statements and notes to the financial statements. Investors must also read Chapter V of this Prospectus entitled Analysis and Discussion by Management.

The following table summarizes the Company Group's important consolidated financial data. The Company Group's consolidated financial information as of December 31, 2024 and 2023 and for the years then ended are presented in the following table, derived from:

The Group’s consolidated financial statements as of December 31, 2024 and 2023 as well as for the years then ended, which have been prepared by the Company's management in accordance with Indonesian Financial Accounting Standards which include Statements and Interpretations issued by the Financial Accounting Standards Board of the Institute of Indonesia Chartered Accountants, as well as capital market regulatory requirements applicable to entities under its supervision, namely the Regulation No. VIII.G.7 on “Presentation and Disclosure of Financial Statements of Issuers or Public Companies” (collectively referred to as the “Applicable Financial Reporting Framework”) and presented in Rupiah currency (collectively referred to as the “Audited Consolidated Financial Statements”), having been audited by Public Accounting Firm of Purwantono, Sungkoro & Surja (Kantor Akuntan Publik Purwantono, Sungkoro & Surja or “KAP PSS”), an independent auditor, based on the Audit Standards established by the Indonesian Institute of Certified Public Accountants (Institut Akuntan Publik Indonesia or “IAPI”) as stated in the independent auditor’s report No. 01791/2.1032/AU.1/10/0702-3/1/VI/2025 dated June 25, 2025 signed by Widya Arijanti (Public Accountant Registration No. AP.0702). The independent auditor's report, expresses an unmodified opinion with an “Other matters” paragraph regarding: (a) the purpose for which the independent auditor's report was issued and (b) re-issue of the independent auditor's report on the Audited Consolidated Financial Statements in connection with the re-issue of the Audited Consolidated Financial Statements. The independent auditor's report on the consolidated financial statements as of December 31, 2024 and for the year then ended also contains “key audit matters” describing: (i) an explanation of why the Company considers goodwill impairment test and business combination accounting to be one of the most significant matters in its audit of the current period and therefore constitutes a key audit matter, and (ii) how the key audit matter is addressed in the audit.

Highlights of Financial Position Statements

	in million Rupiah
	December 31
Description	2024	2023
Total current assets	4,955,840	4,426,883
Total non-current assets	72,872,540	63,992,063
Total assets	77,828,380	68,418,946
Total short-term liabilities	20,137,780	24,298,953
Total long-term liabilities	38,534,936	27,608,329
Total liabilities	58,672,716	51,907,282
Total equity	19,155,664	16,511,664

Highlights of Statements of Profit or Loss and Other Comprehensive Income

	in million Rupiah
	Years ended December 31
Description	2024	2023
Revenue	12,735,815	11,740,345
Cost of revenue	(3,996,322)	(3,527,754)
Gross profit	8,739,493	8,212,591
Operating profit	7,265,921	6,941,302
Profit before final tax and income tax	4,195,695	4,103,794
Profit for the year	3,364,606	3,303,642
Total comprehensive income for the year	3,364,695	3,281,051

Earnings per share (full amount)	67	65

Highlights of Cash Flow Data

	in million Rupiah
	Years ended December 31
Description	2024	2023
Net cash flows provided by operating activities	9,340,067	8,905,768
Net cash flows used in investing activities	(8,005,524)	(4,537,372)
Net cash flows used in financing activities	(783,037)	(4,246,921)
Net increase in cash and cash equivalents	551,506	121,475
Impact of changes in currency exchange rates on cash and cash equivalents	(40,000)	(1,434)
Cash and cash equivalents at the beginning of the year	428,677	308,636
Cash and cash equivalents at the end of the year	940,183	428,677

Important Financial Ratios

	December 31
Description	2024	2023
Financial ratios (%)
Profit for the year to total assets (ROA)	4.32	4.83
Profit for the year to total equity (ROE)	17.56	20.01
EBITDA1) to revenue (EBITDA margin)	84.02	85.00
Profit for the year to revenue (net margin)	26.42	28.14

Financial ratios (x)
Current assets to short-term liabilities	0.25	0.18
Total liabilities to total assets	0.75	0.76
Total liabilities to total equity	3.06	3.14
Total bank debt2) to total equity	2.61	2.17
Interest Coverage Ratio3) (ICR)	4.06	4.62
Debt Service Coverage Ratio4) (DSCR)	2.88	2.84

1)	EBITDA is calculated from operating income plus depreciation and amortization as well as other operating expenses, net

2)	Total bank debt is calculated from short-term bank debt plus long-term bank debt

3)	ICR (Interest Coverage Ratio) is calculated from EBITDA divided by bank interest expense

4)	DSCR (Debt Service Coverage Ratio) is calculated by dividing free cash flow (free cash flow is calculated from EBITDA plus working capital minus tax payments) by debt payments. This calculation is in accordance with the covenant calculation formula from the loan facility agreements with banks

Financial Ratio Limitations in Credit Agreements or Other Liabilities and Their Fulfillment

As of December 31, 2024 and 2023, the Group has met all required financial ratios.

	Ratio	December 31
Financial Ratios in credit agreements or other liabilities	Limitation	2024		2023
Bank debt
Debt Service Coverage Ratio (DSCR)	Max 5.00x	2.88	x	2.84	x
Net debt to running EBITDA	Min 1.30x	4.59	x	4.31	x

Bonds
Prohibition to provide loans to any party, including affiliates of Protelindo, in an amount of more than 20% of Protelindo’s equity except, among others, for loans provided in connection with Protelindo’s business activities	Max 20%	0.00%		0.00%
Total net debt to running EBITDA	Max 5.00x*	4.59	x	4.31	x
Running EBITDA with interest expense	Min 1.50x	3.25	x	3.99	x

* except in certain cases, Protelindo is permitted to have a loan ratio of up to 7.00x

Information on the Company’s important financial highlights can be seen in Chapter IV Important Financial Highlights.

6.	Risk Factors

In running its business, the Company faces risks that affect the Company’s business results if they are not anticipated and handled properly. Several risks that affect the Company’s business in general can be grouped as follows:

A.	Main Risks Having a Significant Impact on the Company’s Business Continuity

The Group faces tight competition and price competitiion in the telecommunication infrastructure leasing industry.

The Group faces competition from other telecommunications infrastructure providers. Given that the telecommunications infrastructure industry is capital intensive, requires good operational capabilities, and requires strong relationships with telecommunications operators, it is not easy for new players to enter the industry.

B.	Material Business Risks Either Directly or Indirectly That Can Affect the Company’s Business Results and Financial Condition

1)	Most of the Company’s revenue comes from only a few customers and the Company is vulnerable to risks related to the credit capacity of customers

2)	A decrease in demand for telecommunications infrastructure or a decrease in demand for tower space and optic cable network as well as VSAT may adversely impact the Company’s business activities, prospects, results of operations and financial condition

3)	Mergers or consolidations between/among the Company’s customers could adversely affect the Company’s business, prospects, results of operations and financial condition

4)	The Company may not be able to retain or attract key management and experts

5)	The Company’s business activities may be adversely affected by changes or differences in interpretations or implementations, and/or overlapping enforceability of, the laws and regulations

6)	The Company and its Subsidiaries do not have, and may have difficulty in, obtaining the necessary permits for several Telecommunication Towers, fiber optic cable networks, VSATs, and permits currently held may be inadequate, changed, revoked or not extended

7)	The Company’s ability to construct Telecommunication Towers and develop new fiber optic cable networks depends on several factors that are beyond the Company’s control, such as the availability or ability to lease land or rooftop space

8)	The Company may not be able to effectively manage growth through increasing the number of tenants, construction and acquisitions

9)	The Company’s inability to protect its land lease rights could adversely affect its business and results of operations

10)	The Company’s towers and related infrastructure may be damaged by natural disasters and events that are unforeseen by the Company for which the Company’s insurance does not provide adequate coverage

11)	The Company may face local community opposition to the construction or existence of Telecommunications Towers

12)	Subsidiaries may have the risk of obstructions in the construction/development of fiber optic cable network

13)	Subsidiaries may have the risk of disruption due to sabotage and natural disasters

14)	Failure to obtain financing on reasonable terms may adversely affect the Company’s business activities and growth strategy

15)	The Company is exposed to interest rate risk

16)	The Company’s costs are affected by commodity prices

17)	The alleged health risks from radio emissions and several lawsuits and publications related to such allegations, regardless of whether or not such claims are true, could adversely impact the Company’s operations

18)	New technologies can result in less attractive business activities for tower space rentals by potential customers and result in slower growth

19)	The amount of the Company’s liabilities can adversely impact business activities, prospects, results of operations and financial condition

20)	Depreciation or volatility in the Indonesian Rupiah exchange rate could adversely affect the Company’s business activities, prospects, results of operations and financial condition

21)	The Company and Subsidiaries are vulnerable to risks related to poor performance of third-party contractors providing various services to the Company and Subsidiaries

C.	General Risks

1)	Investment Risk

2)	Government Regulation Risk

3)	Foreign Exchange Rate Fluctuation Risk

D.	Risks for Investors

1)	Risks related to fluctuations in the Company’s share price

2)	Risks related to foreign exchange rates

3)	Risks related to the liquidity of the Company’s shares

4)	The Company’s ability to pay dividends in the future

5)	Risks related to minority shareholding

7.	Dividend Policy

The determination of the amount and payment of dividends will be made by taking into account and consideration, several factors including the Company’s financial health level, capital adequacy level, the Company’s funding needs for further business expansion, without prejudice to the rights of the Company’s GMS to determine otherwise in accordance with the provisions of the Company’s Articles of Association. In accordance with the provisions of Article 71 paragraph 3 of the Companies Law No. 40 of 2007 and article 29 paragraph 2 of the Company’s articles of association, it is stipulated that dividends can only be paid in accordance with the Company’s financial capabilities based on resolutions adopted at the GMS.

Under the Company’s Articles of Association on the Use of Profits and Distribution of Dividends, the dividend distribution policy implemented by the Company is adjusted to the Company’s capabilities based on resolutions adopted at the General Meeting of Shareholders (GMS). This is made by considering the financial condition and financial health level, as well as applicable laws and regulations.

The following is information on the Company’s dividend payments for the fiscal years 2020 to 2024, each of which is payable in the following year:

Fiscal Year	Amount of profit (million IDR)	% of dividends from net profit	Dividend value (million IDR)	Dividend per share (IDR)	Basis of Distribution	Dividend Payment Date
2024	3,364,606	23.8%	800,000	15.9	AGMS Resolution dated April 23, 2025	January 22, 2025 and May 21, 2025
2023	3,303,642	36.3%	1,200,000	24.1	AGMS Resolution dated June 26, 2024	December 22, 2023 and July 26, 2024
2022	3,496,535	34.3%	1,200,000	24.1	AGMS Resolution dated May 5, 2023	December 16, 2022 and May 31, 2023
2021	3,447,875	34.8%	1,200,000	24.1	AGMS Resolution dated May 27, 2022	December 17, 2021 and June 30, 2022
2020	2,853,617	49.1%	1,400,000	28.1	AGMS Resolution dated May 31, 2021	December 17, 2020 and June 2021

Further information regarding the dividend policy can be seen in Chapter X of this Prospectus.

I.	CAPITAL INCREASE WITH RIGHTS ISSUE I

The Company offers 8,083,478,731 (eight billion eighty three million four hundred seventy eight thousand seven hundred thirty one) New Shares or approximately 13.91% (thirteen point nine one percent) of the total shares issued and fully paid up (excluding treasury shares) after Capital Increase with Rights Issue I with a par value of IDR10.00,- (ten Rupiah) per share (the “Rights Issue Shares”). Each holder of 619 (six hundred nineteen) Old Shares whose name is registered in the Shareholders Register (the “Shareholders Register”) on July 10, 2025 at 04.00 p.m. Western Indonesian Time (WIB) is entitled to 100 (one hundred) Rights Issue, with each 1 (one) Rights Issue entitling its holder to purchase 1 (one) New Shares with an Exercise Price of IDR680,- (six hundred eighty Rupiah), which must be paid in full when submitting a Rights Issue exercise order. The amount of funds to be received by the Company in this Capital Increase with Rights Issue I is IDR5,496,765,537,080 (five trillion four hundred ninety six billion seven hundred sixty five million five hundred thirty seven thousand eighty Rupiah).

The shares offered in Capital Increase with Rights Issue I by means of issuance of Rights Issue are shares that will be issued entirely from the portfolio and will be listed on the Stock Exchange with due observance of applicable laws and regulations. Rights Issue Shares have the same and equal rights in all respect including the right to dividends with other fully paid-up shares. Each Rights Issue in fractional form will be rounded down. In accordance with the provisions of OJK Regulation No. 32/POJK.04/2015 concerning Capital Increase of Public Companies by Granting Rights Issue as amended by OJK Regulation No. 14/POJK.04/2019 concerning Amendment to OJK Regulation No. 32/POJK.04/2015 (“POJK No. 32/2015”), in the event that a shareholder has Rights Issue in fractional form, the rights to the fractional shares must be sold by the Company and the proceeds of the sale are deposited into the Company’s account. Rights Issue that are not exercised on the last date of Rights Issue exercise will no longer be valid.

Through a statement letter dated April 28, 2025, SAI as the holder of 52.46% (fifty two point four six percent) of the Company’s shares states that it will not exercise all of the Rights Issue that it will obtain in the Company’s Capital Increase with Rights Issue I. In connection therewith, SAI will not transfer part or all of the Rights Issue that are not exercised in the Company’s Capital Increase with Rights Issue I.

Through a statement letter dated June 25, 2025, DIA as the holder of 8.33% (eight point three three percent) of the Company's shares states that it will exercise all of the Rights Issue that it will obtain in the Company’s Capital Increase with Rights Issue I.

In the event that there are shareholders of the Company who do not exercise their Rights Issue in full, such shareholders will be subject to dilution.

If the shares offered in this Capital Increase with Rights Issue I are not entirely subscribed by the shareholders or holders of Rights Issue certificate, the remainder will be allotted to other shareholders making subscriptions greater than their rights as stated in the Rights Issue Certificate or Additional Share Subscription and Purchase Form, proportionally based on the number of Rights Issue that have been exercised by each shareholder requesting additional shares. If after the allotment there are still remaining New Shares not exercised and/or subscribed by Rights Issue holders, in accordance with the Deed of Remaining Shares Purchase Agreement in the Framework of Capital Increase with Rights Issue I of PT Sarana Menara Nusantara Tbk No. 142 dated April 25, 2025, as amended pursuant to Deed of Amendment I to the Remaining Shares Purchase Agreement in the Framework of Capital Increase with Rights Issue I of PT Sarana Menara Nusantara Tbk No 169 dated May 23, 2025, both of which are drawn up before Christina Dwi Utami, S.H., M.Hum., M.Kn., Notary Public in West Jakarta (“Remaining Shares Purchase Agreement”), DIA as Standby Buyer will purchase all remaining New Shares up to a maximum of 7,397,355,646 (seven billion three hundred ninety-seven million three hundred fifty-five thousand six hundred forty-six) shares, issued at the exercise price of each New Share as set forth in the Remaining Shares Purchase Agreement. In connection with the commitment, DIA declares that it is capable and has sufficient funds as evidenced by details of proof of sufficient funds.

The Company has obtained approval from the EGMS for the plan to increase capital by issuing new shares from the Company’s portfolio in a maximum amount of 15,000,000,000 (fifteen biliion) registered shares with a par value of IDR10.00 (ten) per share of the Company’s paid-up capital by issuing Rights Issue in the context of Capital Increase with Rights Issue I, as stated in the Deed of Minutes of Meeting No. 112 dated April 23, 2025, drawn up before Notary Christina Dwi Utami, S.H., M.Hum., M.Kn., Notary Public in West Jakarta.

PT SARANA MENARA NUSANTARA TBK

Main Business Activities:

Engaged in the field of telecommunications central construction and holding company activities

Domiciled in Kudus, Indonesia

Head Office

Jl. Jend. A. Yani No. 19A

Kudus, Indonesia

Tel. +62 291 431691

Fax. +62 291 431718

E-mail: corpsec@ptsmn.co.id

Website: www.ptsmn.co.id

Branch Office

Menara BCA, 55th floor,

Jl. M.H.Thamrin No.1

Jakarta 10310

Tel. +62 2123585500

Fax. +62 21 23586446

THE MAIN RISK FACED BY THE COMPANY IS THAT THE GROUP FACES TIGHT COMPETITION AS WELL AS PRICE COMPETITION IN THE TELECOMMUNICATION INFRASTRUCTURE LEASING INDUSTRY. OTHER RISK FACTORS ARE DISCLOSED IN CHAPTER VI OF THIS PROSPECTUS.

THE RISKS THAT INVESTORS MAY FACE ARE THE RISK OF PRICE AND ILLIQUIDITY OF THE SHARES OFFERED IN THIS CAPITAL INCREASE WITH RIGHTS ISSUE I WHICH IS AFFECTED BY THE CONDITIONS OF THE INDONESIAN CAPITAL MARKET.

1. Information on Capital Increase with Rights Issue I

Number of shares	:	8,083,478,731 (eight billion eighty three million four hundred seventy eight thousand seven hundred thirty one) New Shares.
Par value	:	IDR10,- (ten Rupiah) for each share.
Rights Issue to shares ratio	:	Each holder of 619 (six hundred nineteen) Old Shares whose name is registered in the Shareholders Register on July 8, 2025 at 04.00 p.m. Western Indonesian Time (WIB) has 100 (one hundred) Rights Issue, with each 1 (one) Rights Issue entitling its holder to purchase 1 (one) New Share.
Exercise price	:	IDR680,- (six hundred eighty Rupiah) for each share.
Issuance value	:	IDR5,496,765,537,080 (five trillion four hundred ninety six billion seven hundred sixty five million five hundred thirty seven thousand eighty Rupiah).
Ownership dilution	:	A maximum of 13.91% (thirteen point nine one percent) after Capital Increase with Rights Issue I.

Listing	:	PT Bursa Efek Indonesia (IDX).
Date of registration of shareholders entitled to Rights Issue	:	July 10, 2025
Date of registration on IDX	:	July 14, 2025
Trading period and exercise of Rights Issue	:	July 14 - 18, 2025

In order to exercise Capital Increase with Rights Issue I and to comply with the provisions of POJK No. 15/2020, the Company has obtained approval from the EGMS on April 23, 2025, concerning the plan to increase capital by issuing new shares from the Company's portfolio in the maximum amount of 15,000,000,000 (fifteen billion) ordinary shares with a par value of IDR10.00 (ten Rupiah) per share of the Company's paid-up capital by issuing Rights Issue in the framework of Capital Increase with Rights Issue I as stated in Deed of Minutes of Meeting No. 112 dated April 23, 2025, drawn up before Notary Christina Dwi Utami, S.H., M.Hum., M.Kn., Notary Public in West Jakarta.

Through a statement letter dated April 28, 2025, SAI as the holder of 52.46% (fifty two point four six percent) of the Company’s shares states that it will not exercise all of the Rights Issue that it will obtain in the Company’s Capital Increase with Rights Issue I. In connection therewith, SAI will not transfer part or all of the Rights Issue that are not exercised in the Company’s Capital Increase with Rights Issue I.

Through a statement letter dated June 25, 2025, DIA as the holder of 8.33% (eight point three three percent) of the Company's shares states that it will exercise all of the Rights Issue that it will obtain in the Company’s Capital Increase with Rights Issue I.

If the shares offered in this Capital Increase with Rights Issue I are not entirely subscribed by shareholders or holders of Rights Issue certificate, the remainder will be allotted to other shareholders making subscriptions greater than their rights as stated in the Rights Issue Certificate or Additional Share Subscription and Purchase Form, proportionally based on the number of Rights Issue that have been exercised by each shareholder requesting additional shares. If after the allotment there are still remaining New Shares not exercised and/or subscribed by Rights Issue holders, in accordance with the Deed of Remaining Shares Purchase Agreement in the Framework of Capital Increase with Rights Issue I of PT Sarana Menara Nusantara Tbk No. 142 dated April 25, 2025, as amended pursuant to Deed of Amendment I to the Remaining Shares Purchase Agreement in the Framework of Capital Increase with Rights Issue I of PT Sarana Menara Nusantara Tbk No 169 dated May 23, 2025, both of which are drawn up before Christina Dwi Utami, S.H., M.Hum., M.Kn., Notary Public in West Jakarta (“Remaining Shares Purchase Agreement”), DIA as Standby Buyer will purchase all remaining New Shares up to a maximum of 7,397,355,646 (seven billion three hundred ninety-seven million three hundred fifty-five thousand six hundred forty-six) shares, issued at the exercise price of each New Share as set forth in the Remaining Shares Purchase Agreement. In connection with the commitment, DIA declares that it is capable and has sufficient funds as evidenced by details of proof of sufficient funds.

2.	Capital Structure Before and After Capital Increase with Rights Issue I

The composition of capital structure is as set out in Deed of Restated Meeting Resolution No 182 dated November 22, 2024, drawn up before Notary Christina Dwi Utami, S.H., M.Hum., M.Kn., Notary Public in West Jakarta, which deed has obtained approval from the Minister of LHR of the Republic of Indonesia No. AHU- 0075650.AH.01.02.TAHUN 2024 dated November 22, 2024 and has been registered in the Company Register No. AHU-0253375.AH.01.11.TAHUN 2024 dated November 22, 2024. The composition of the Company’s shareholders pursuant to the Shareholders Register on May 31, 2025, is as follows:

	Par Value IDR10,- per Share
Name of Shareholders	Number of Shares	Par Value (IDR)%
Authorized Capital	200,000,000,000	2,000,000,000,000
Issued and Paid-Up Capital
- PT Sapta Adhikari Investama	26,764,246,165	267,642,461,650	52.46
- PT Dwimuria Investama Andalan	4,247,101,900	42,471,019,000	8.33
- Public (and others with ownership below 5%)	19,025,385,281	190,253,852,810	37.29
Total Issued and Paid-up Capital Before Treasury Shares	50,036,733,346	500,367,333,460	98.08
- Treasury shares	977,891,654	9,778,916,540	1.92
Total Issued and Paid-up Capital After Treasury Shares	51,014,625,000	510,146,250,000	100.00
Total Shares in Portfolio	148,985,375,000	1,489,853,750,000

As of the publication date of this Prospectus, the Company has treasury shares purchased by the Company during the share buyback period in 2018 and 2020. The number of treasury shares is 977,891,654 (nine hundred seventy seven million eight hundred ninety one thousand six hundred fifty four) shares.

The following is the Company’s pro-forma capital structure assuming that all Shareholders, including DIA and the public shareholders, exercise their rights to purchase the New Shares, except for SAI stating that it will not exercise Rights Issue and DIA as a standby buyer to purchase all new shares not exercised after additional subscriptions:

	Before Implementing Capital Increase with Rights Issue I			After Implementing Capital Increase with Rights Issue I
Description	Number of Shares	Par Value (IDR)%		Number of Shares	Par Value (IDR)%
Authorized Capital	200,000,000,000	2,000,000,000,000		200,000,000,000	2,000,000,000,000
Issued and Paid-Up Capital:
- PT Sapta Adhikari Investama	26,764,246,165	267,642,461,650	52.46	26,764,246,165	267,642,461,650	45.29
- PT Dwimuria Investama Andalan	4,247,101,900	42,471,019,000	8.33	9,257,012,733	92,570,127,330	15.66
- Public (and others with ownership below 5%)	19,025,385,281	190,253,852,810	37.29	22,098,953,179	220,989,531,790	37.39
Total Issued and Paid-up Capital Before Treasury Shares	50,036,733,346	500,367,333,460	98.08	58,120,212,077	581,202,120,770	98.35
- Treasury shares	977,891,654	9,778,916,540	1.92	977,891,654	9,778,916,540	1.65
Total Issued and Paid-up Capital after Treasury Shares	51,014,625,000	510,146,250,000	100.00	59,098,103,731	590,981,037,310	100.00
Portfolio	148,985,375,000	1,489,853,750,000		140,901,896,269	1,409,018,962,690

The following is the Company’s pro-forma capital structure assuming that all Shareholders including SAI and the public shareholders do not exercise their rights to purchase the New Shares and DIA as a standby buyer to purchase all new shares not exercised after the additional subscriptions:

	Before Implementing Capital Increase with Rights Issue I			After Implementing Capital Increase with Rights Issue I
Description	Number of Shares	Par Value (IDR)%		Number of Shares	Par Value (IDR)%
Authorized Capital	200,000,000,000	2,000,000,000,000		200,000,000,000	2,000,000,000,000
Issued and Paid-Up Capital:
- PT Sapta Adhikari Investama	26,764,246,165	267,642,461,650	52.46	26,764,246,165	267,642,461,650	45.29
- PT Dwimuria Investama Andalan	4,247,101,900	42,471,019,000	8.33	12,330,580,631	123,305,806,310	20.86
- Public (and others with ownership below 5%)	19,025,385,281	190,253,852,810	37.29	19,025,385,281	190,253,852,810	32.19
Total Issued and Paid-up Capital Before Treasury Shares	50,036,733,346	500,367,333,460	98.08	58,120,212,077	581,202,120,770	98.35
- Treasury shares	977,891,654	9,778,916,540	1.92	977,891,654	9,778,916,540	1.65
Total Issued and Paid-up Capital after Treasury Shares	51,014,625,000	510,146,250,000	100.00	59,098,103,731	590,981,037,310	100.00
Portfolio	148,985,375,000	1,489,853,750,000		140,901,896,269	1,409,018,962,690

The exercise of Capital Increase with Rights Issue I does not cause any change in the controlling shareholders of the Company.

3.            Information on Rights Issue

Procedures for Issuance and Submission of Rights Issue Certificates

For Shareholders whose shares are in the Collective Custody system at KSEI, the Rights Issue will be distributed electronically into the securities accounts with KSEI through securities accounts of Securities Companies or Custodian Banks each with KSEI no later than 1 (one) Exchange Day after the date of recording on the Shareholders Register for those entitled to the Rights Issue.

The prospectus and implementation instructions will be distributed by the Company through KSEI which can be obtained by the Company’s shareholders from their respective Securities Companies or Custodian Banks.

For shareholders whose shares are not included in collective custody at KSEI, the Company will issue a Rights Issue Certificate under the name of the shareholders, which can be collected by the entitled shareholders or their attorneys at the BAE on every business day and hour starting from July 14, 2025 to July 18, 2025 by presenting:

-	Photocopy of valid identity card (for individual shareholders) and photocopy of articles of association (for legal entity/institution shareholders). Shareholders are also required to show the original of the photocopy.

-	Original power of attorney (if authorized) complete with photocopy of other valid identity cards for both the grantor and the grantee (the original identity card of the grantor and the grantee must be shown).

Shareholders entitled to receive Rights Issue

The Company’s Shareholders whose names are duly registered in the Company’s Shareholders Register as of July 10, 2025 until 04.00 p.m. Western Indonesian Time (WIB) are entitled to purchase shares, provided that the holders of 619 (six hundred nineteen) Old Shares are entitled to 100 (one hundred) Rights Issue, with each 1 (one) Rights Issue entitling its holder to purchase 1 (one) New Shares with a par value of IDR10,- (ten Rupiah) per share with an exercise price of IDR680.- (six hundred eighty Rupiah) for each share.

Legitimate Rights Issue Holders

Legitimate Rights Issue Holders are:

i.	the Company’s Shareholders who are entitled to receive Rights Issue whose Rights Issue has not been sold, or

ii.	the last Rights Issue buyer/holder whose name is listed in the endorsement column of the Rights Issue Certificate, or

iii.	holders of Rights Issue in KSEI Collective Custody, until the last date of the Rights Issue trading period.

Rights Issue Trading and Transfer

Rights Issue Holders who do not wish to exercise their rights and intend to transfer their Rights Issue obtained in the context of this Capital Increase with Rights Issue I may transfer their Rights Issue to another party during the Rights Issue Trading Period, from July 14, 2025 to July 18, 2025.

Rights Issue trading must comply with the applicable laws and regulations within the territory of the Republic of Indonesia, including but not limited to taxation provisions and capital market provisions including regulations of stock exchanges on which the Rights Issue is traded. If Rights Issue holders are in doubt in making a decision, they should consult at their own expense with an investment advisor, broker-dealer, investment manager, legal advisor, public accountant, or other professional advisors. All costs and taxes that may arise due to Rights Issue trading and transfer are the responsibility and expense of Rights Issue holders or prospective Rights Issue holders.

The following is the mechanism for trading and transferring Rights Issue:

Rights Issue not in the Collective Custody System at KSEI (Scrip)

The trading and transfer of scrip Rights Issue is made with a Rights Issue Certificate. Rights Issue holders who sell/purchase Rights Issue Certificates are required to provide transfer documents to the Securities Administration Bureau. Furthermore, the Securities Administration Bureau will record the transfer transaction and enter the name of the Rights Issue buyer in the Rights Issue Holders Register.

In the event that a shareholder who owns scrip Rights Issue intends to trade the Rights Issue he/she owns at the IDX, the Rights Issue Certificate must be submitted to the Broker-Dealer or Custodian Bank, which will then convert the Rights Issue certificate at KSEI so as to be traded at the IDX.

Rights Issue in the Collective Custody System at KSEI (Scripless)

Settlement of Rights Issue trading in the collective custody system (scripless) is made through transactions at the Indonesia Stock Exchange, to be then settled by transferring Rights Issue from the seller’s securities sub-account to the buyer’s securities sub-account registered with KSEI.

Under IDX Decree No. SK.KEP-00071/BEI/11-2013, one Rights Issue trading unit is set at 100 Rights Issues. Trading that does not meet the Rights Issue trading unit is made on the negotiation market at the Rights Issue price that is formed. Rights Issue trading is done on every exchange day from 09.00 a.m. to 12.00 p.m. of Jakarta Automated Trading System (“JATS”) time, except for Friday from 09.00 a.m. to 11.30 a.m. JATS time. Settlement of stock exchange transactions for Rights Issue is made on the same exchange day as the stock exchange transaction (T+0) no later than 04.15 p.m. WIB.

All costs and taxes that may arise due to trading and transfer of Rights Issue are the responsibility and expense of the Rights Issue holders or prospective Rights Issue holders.

Additional Share Subscriptions

Shareholders whose Rights Issue are not sold or the last Rights Issue purchaser/holder whose name is listed in the Rights Issue Certificate or holders of Rights Issue in KSEI’s Collective Custody may subscribe for additional shares exceeding their rights by filling in the additional share purchase subscription column and/or Additional SSF provided and submitting it to BAE no later than the last day of the Rights Issue execution period, on July 18, 2025.

Payment for the additional subscription can be made and must be received in the Company’s bank account no later than July 22, 2025 in good funds. Subscriptions that do not meet the instructions in accordance with the subscription terms may result in rejection of the subscriptions.

Allotment of Additional Share Subscriptions

Allotment of additional share subscriptions will be made on July 23, 2025 with the following provisions:

a.	If the total number of shares subscribed, including additional share subscriptions, does not exceed the total number of shares offered in this Capital Increase with Rights Issue I, then all subscriptions for additional shares will be fulfilled;

b.	If the total number of shares subscribed, including additional share subscriptions, exceeds the total number of shares offered in this Capital Increase with Rights Issue I, then the subscriber making an additional share subscription will be subject to a proportional allotment system, based on the number of Rights Issue that has been exercised by each shareholder requesting an additional share subscription;

c.	The number of shares to be allotted is the remaining shares that have not been subscribed by taking into account the number of shareholding after the implementation of Capital Increase with Rights Issue I.

Form of Rights Issue

For Shareholders of the Company whose shares have not been included in the Collective Custody system at KSEI, the Company will issue a Rights Issue Certificate stating the name and address of the Rights Issue holder, the number of shares owned, the number of Rights Issue that can be used to purchase New Shares, the number of New Shares to be purchased, the amount of price to be paid, the number of additional New Share subscriptions, endorsement column and other necessary information.

For Shareholders whose shares are in the Collective Custody system at KSEI, the Company will not issue a Rights Issue Certificate, but will credit the Rights Issue to the securities account under the name of the Custodian Bank or Securities Company appointed by each shareholder at KSEI.

Split of Rights Issue Certificate

A Rights Issue holder who wishes to sell or transfer a portion of his/her Rights Issue can contact the Company’s BAE to obtain the desired denomination of Rights Issue. The Rights Issue holder can split Rights Issue Certificate starting from July 14, 2025 to July 18, 2025.

The splitting costs of a Rights Issue Certificate will be charged to the applicant.

Theoretical Price of Rights Issue

The price of Rights Issue offered by a legitimate Rights Issue holder will vary from one Rights Issue to another based on the strength of demand and supply at the time of offering.

The following is a theoretical calculation of the Rights Issue price in this Capital Increase with Rights Issue I. The calculation below is a mere theoretical illustration and is not intended as a guarantee or estimate of the Rights Issue price . The illustration is provided to give a general overview in calculating the Rights Issue price .

TP of Shares	=	(Old Ratio x IDR a) + (New Ratio x IDR b)
Old Ratio + New Ratio

TP of Rights Issue	=	TP of Shares – IDR b

Description:

TP of Shares	=	Theoritical price of shares after implementing Capital Increase with Rights Issue
TP of Rights Issue	=	Theoritical price of Rights Issue
Old Ratio	=	Outstanding shares prior to Capital Increase with Rights Issue
New Ratio	=	Amount of shares offered in Capital Increase with Rights Issue
IDR a	=	Assumption of stock market prices before implementing Capital Increase with Rights Issue
IDR b	=	The exercise price of the shares offered in Capital Increase with Rights Issue

The calculation of the theoretical price of Rights Issue is in accordance with applicable provisions under Amendment to the Trading Guidelines of the Indonesia Stock Exchange as contained in the Decree of the Board of Directors of PT Bursa Efek Indonesia Number: Kep-00096/BEI/12-2022 dated December 28, 2022.

TP of Shares	=	(50,036,733,346 x IDR 488*) + (8,083,478,731 x IDR 680)
		(50,036,733,346 + 8,083,478,731)
	=	515

* Closing price as of June 24, 2025

TP of Rights Issue	=	TP of Shares – IDR b
	=	IDR 515 - IDR 680
	=	(IDR 165)

Fractions of Rights Issue

In accordance with POJK No. 32/2015 and POJK No. 14/2019, the rights to fractions of the shares must be sold by the Company and the sales proceeds are deposited into the Company Account.

Use of Rights Issue Certificate

For Shareholders of the Company whose shares have not been included in the Collective Custody system at KSEI, the Company will issue a Rights Issue Certificate stating the name and address of the Rights Issue holder, the number of shares owned, the number of Rights Issue that can be used to purchase shares in the context of Capital Increase with Rights Issue I, the number of Rights Issue Shares to be purchased, the amount of price to be paid, the number of additional Rights Issue Share subscriptions, endorsement column and other information required.

For Shareholders whose shares are in the Collective Custody system at KSEI, the Company will not issue a Rights Issue Certificate, but will credit the Rights Issue to the securities account under the name of the Custodian Bank or Stock Exchange Member appointed by each shareholder at KSEI.

Distribution of Rights Issue

For Eligible Shareholders whose shares are in the Collective Custody system at KSEI, Rights Issue will be distributed electronically through the Securities Accounts of the Stock Exchange Members or their respective Custodian Banks at KSEI no later than 1 (one) Business Day after the date of recording on the Company’s Shareholders Register for those entitled to Rights Issue, on July 9, 2025. The Prospectus and implementation instructions will be distributed by the Company through the BAE which can be obtained by the Company’s Shareholders from each Stock Exchange Member or its Custodian Bank.

For Eligible Shareholders whose shares are not included in the Collective Custody system at KSEI, the Company will issue a Rights Issue Certificate under the name of the Eligible Shareholders.

Eligible Shareholders can collect the Rights Issue Certificate, the Prospectus, Additional SSF and other forms at the Company’s BAE on every business day and hour starting from July 9, 2025 by presenting the original valid identity card (National Identity Card (KTP)/Passport/Limited Stay Permit Card (KITAS)) and submitting a copy and the original power of attorney for Shareholders who cannot collect it themselves by submitting a copy of identities of the grantor and the grantee of the power of attorney, at:

PT Raya Saham Registra

Plaza Sentral Building, 2nd floor

Jl. Jend. Sudirman Kav 47-48

Jakarta 12930

Tel. (021) 252 5666

Fax. (021) 252 5028

Email: hmetd.towr@registra.co.id

Shareholder Rights

If shares in portfolio will be issued by way of a limited public offering to Shareholders, all Shareholders whose names are registered in the Shareholders Register on the recording date have the first right to purchase the shares to be issued, in an amount proportional to the number of shares that have been registered in the Company’s Shareholders Register under the name of each Shareholder on that date. The Rights Issue can be transferred and traded to other parties, with due observance of the provisions of the Company’s articles of association and laws and regulations in the capital market sector in Indonesia. In addition, each share gives each shareholder the right to:

a.	Receive dividends, bonus shares, or other rights in connection with shareholding. Each shareholder whose name is registered in the shareholder register 8 (eight) exchange days after the date of the General Meeting of Shareholders has the right to receive dividends, bonus shares, or other rights in connection with shareholding.

b.	Attend and vote at the Company’s General Meeting of Shareholders. Each shareholder whose name is registered in the shareholders register one Business Day before the date of summons to the Company’s General Meeting of Shareholders (recording date) is entitled to attend and vote at the Company’s General Meeting of Shareholders.

c.	Request that a General Meeting of Shareholders of the Company be held. One or more shareholders who jointly represent 1/10 (one tenth) of the total number of shares with valid voting rights may request that a General Meeting of Shareholders of the Company be held.

4.            Information on the Company’s Shares

The following is the historical performance of the Company’s shares on the Stock Exchange including the highest price, lowest price and trading volume each month in the last 12 (twelve) months before the Registration Statement is submitted to the OJK:

Month	Highest Price (IDR)	Lowest Price (IDR)	Total Trading Volume (Shares)
Mar-25	555	496	378,962,800
Feb-25	640	520	473,464,800
Jan-25	730	630	562,851,800
Dec-24	740	610	737,412,000
Nov-24	805	695	459,187,600
Oct-24	870	765	665,268,600
Sep-24	885	795	905,223,800
Aug-24	850	775	1,105,039,100
Jul-24	815	720	903,034,900
Jun-24	735	660	1,596,023,900
May-24	805	685	3,228,233,500
Apr-24	870	770	579,024,800

Source: Bloomberg

During the last 3 (three) years, there has been no temporary suspension of share trading and/or delisting of shares of the Company’s shares.

5. Listing of Shares on the IDX

Shares resulting from the exercise of Rights Issue offered through Capital Increase with Rights Issue I are all shares issued from the Company’s portfolio and will be listed on the Indonesia Stock Exchange in the amount of 8,083,478,731 (eight billion eighty three million four hundred seventy eight thousand seven hundred thirty one) New Shares or approximately 13.91% (thirteen point nine one percent) of the issued and fully paid-up capital (excluding treasury shares) after Capital Increase with Rights Issue I. Thus, the total number of shares of the Company to be listed is 58,120,212,077 (fifty eight billion one hundred twenty billion two hundred twelve thousand seventy seven) shares (excluding treasury shares).

The Company does not plan to issue shares and/or equity securities within 12 (twelve) months after the effective date.

II. USE OF PROCEEDS PROCURED FROM THE PUBLIC OFFERING

All proceeds procured from Capital Increase with Rights Issue I (after deduction of issuance costs) will be used by the Company to increase its shareholding in Protelindo, a subsidiary in which the Company owns 99.99% of the shares.

Approximately IDR5,492,598,148,080 (five trillion four hundred ninety two billion five hundred ninety eight million one hundred forty eight thousand eighty Rupiah) will be used by the Company to subscribe for the issuance of new rights by Protelindo in connection with the increase the issued and paid-up capital in Protelindo, in the amount of IDR5,500,000,000,000.00 (five trillion five hundred billion Rupiah.

The shortfall between the funds obtained by the Company from Capital Increase with Rights Issue I and the total funds required by the Company to subscribe for the issuance of new shares by Protelindo mentioned above, which amounts to approximately IDR7,401,851,920 (seven billion four hundred one million eight hundred fifty one thousand nine hundred twenty Rupiah) shall be financed using the Company's internal cash.

Following such subscription for the new shares, the Company's shareholding in Protelindo and the capital structure in Protelindo shall be as follows:

Protelindo's Capital Structure - Prior to the Capital Increase by the Company

	Par Value IDR100,- per Share
Name of Shareholders	Number of Shares	Par Value (IDR)%
Authorized Capital	10,000,000,000	1,000,000,000,000
Issued and Paid-Up Capital
- PT Sarana Menara Nusantara Tbk	3,322,620,186	332,262,018,600	99.99999997
- Ferdinandus Aming Santoso	1	100	0.00000003
Total of Issued and Paid-Up Capital	3,322,620,187	332,262,018,700
Total Shares in Portfolio	6,677,379,813	667,737,981,300

Protelindo's Capital Structure - After Capital Increase by the Company

	Par Value IDR100,- per Share
Name of Shareholders	Number of Shares	Par Value (IDR)%
Authorized Capital	20,000,000,000	20,000,000,000,000
Issued and Paid-Up Capital
- PT Sarana Menara Nusantara Tbk	58,322,620,186	5,832,262,018,600	99.999999998
- Ferdinandus Aming Santoso	1	100	0.000000002
Total of Issued and Paid-up Capital	58,322,620,187	5,832,262,018,700
Total Shares in Portfolio	101,780,159,813	10,178,015,981,300

The subscription for the issuance of new shares by the Company in connection with the increase in Protelindo's issued and paid-up capital as mentioned above, constitutes an exempted affiliated transaction as referred to in Article 6 paragraph (1) letter b number 1 of POJK No. 42/2020, namely a transaction between a public company and a controlled company that owns at least 99% (ninety nine percent) of the paid-up capital of the controlled company. Furthermore, the capital increase constitutes a material transaction as referred to in POJK No. 17/2020 given that the transaction value exceeds 20% (twenty percent) but does not exceed 50% (fifty percent) of the Company's equity based on the Company's audited financial statements as of December 31, 2024. However, the subscription of new shares in connection with capital increase above constitutes an exempted material transaction as referred to in Article 11 letter a of POJK No. 17/2020, namely transactions between a public company and a controlled company in which the public company owns at least 99% (ninety-nine percent) of the paid-up capital of the controlled company. All use of funds as mentioned above will be carried out by the Company and Protelindo in accordance with POJK No. 17/2020 and POJK No. 42/2020.

Furthermore, the funds obtained by Protelindo as mentioned above, shall be used by Protelindo to pay all and/or a principal portion of Protelindo's debt with the following details :

No	Subject		Description

1.	Bank Name	:	PT Bank BNP Paribas Indonesia (“BNPP”)
	Loan Agreement and loan history	:	Revolving Loan Facility Agreement in the amount of IDR500,000,000,000, Number: LC/HT-093/LA/2024 dated November 21, 2024, which was last amended by the Amendment Agreement to the Facility Agreement dated January 22, 2025.
	Nature of Affiliation with the Bank	:	Not a party affiliated with the Company
	Loan Value/Amount of Debt as of May 23, 2025 *)	:	IDR500,000,000,000
	Amount to be paid as of July 31, 2025	:	IDR500,000,000,000

No	Subject		Description
	Maturity	:	November 21, 2025
	Utilization of Loan from debts to be repaid	:	For general purposes of the Company, including refinancing of the Company's obligations.
	Procedures and Requirements	:	The Company must submit a voluntary advance repayment notification letter at least 5 (five) Business Days prior to the intended payment date.
	Debt Balance if partially paid and repaid early	:	IDR 0

2.	Bank Name	:	PT Bank Danamon Indonesia, Tbk. (“Danamon”)
	Loan Agreement and loan history	:

Revolving Loan Facility Agreement in the amount of IDR1,000,000,000,000 dated June 28, 2021 as last amended by the Amendment Agreement to Credit Agreement Number: 364/PP/EB/1224 dated December 12, 2024.

	Nature of Affiliation with the Bank	:	Not a party affiliated with the Company
	Loan Value/Amount of Debt as of May 23, 2025 *)	:	IDR407,825,000,000
	Amount to be paid as of July 31, 2025	:	IDR407,000,000,000
	Maturity	:	November 12, 2025
	Utilization of Loan from debts to be repaid	:	For general purposes of the Company
	Procedures and Requirements	:

a)     The Company must submit a voluntary advance repayment notification letter at least 5 (five) Business Days prior to the intended payment date.

b)    In the event that the prepayment is made not otherwise on an interest payment date, the Company will be charged break costs as agreed under the Agreement. The break costs will be paid by the Company using internal cash.

	Debt Balance if partially paid and repaid early **	:	IDR825,000,000
3.	Bank Name	:	PT Bank HSBC Indonesia (“HSBC”)

No	Subject		Description
	Loan Agreement and loan history	:	Corporate Banking Facility Agreement Number: JAK/180550/U/180905 dated October 23, 2018, which was last amended by Amendment I to the Corporate Banking Facility Agreement Number: JAK/212059/U/230615 dated September 14, 2023.
	Nature of Affiliation with the Bank	:	Not a party affiliated with the Company
	Loan Value/Amount of Debt as of May 23, 2025 *)	:	IDR799,000,000,000
	Amount to be paid as of July 31, 2025	:	IDR799,000,000,000
	Maturity	:	July 10, 2025 (extendable).
	Utilization of Loan from debts to be repaid	:	To finance the Company's short-term working capital requirements.
	Procedures and Requirements	:	The Company must submit a voluntary advance repayment notification letter at least 5 (five) Business Days prior to the intended payment date.
	Debt Balance if partially paid and repaid early	:	IDR 0

4.	Bank Name	:	MUFG Bank, Ltd., Jakarta Branch (“MUFG”)
	Loan Agreement and loan history	:

Revolving Loan Agreement in the amount of IDR 250,000,000,000 dated February 28, 2017, last amended by the Amendment to the Loan Agreement in the amount of IDR 2,500,000,000,000 dated December 23, 2024.

	Nature of Affiliation with the Bank	:	Not a party affiliated with the Company
	Loan Value/Amount of Debt as of May 23, 2025 *)	:	IDR1,558,600,000,000
	Amount to be paid as of July 31, 2025	:	IDR1,458,000,000,000
	Maturity	:	December 31, 2025
	Utilization of Loan from debts to be repaid	:	For the general purposes of the Company, including but not limited to financing the Company's working capital requirements and refinancing.
	Procedures and Requirements	:

a)     The Company must submit a voluntary advance repayment notification letter at least 5 (five) Business Days prior to the intended payment date.

b)    In the event that the prepayment is made not otherwise on an interest payment date, the Company will be charged break costs as agreed under the Agreement. The break costs will be paid by the Company using internal cash.

No	Subject		Description
	Debt Balance if partially paid and repaid early **	:	IDR100,600,000,000

5.	Bank Name	:	PT Bank SMBC Indonesia, Tbk. (“SMBC”)
	Loan Agreement and loan history	:	Uncommitted Revolving Loan Facility Agreement up to IDR 1,500,000,000,000, Number: BTPN/NS/0122 dated December 8, 2021, last amended by the First Amendment Agreement on Amendment and Restatement to the Uncommitted Revolving Loan Facility up to Rp4,000,000,000,000 dated May 20, 2025.
	Nature of Affiliation with the Bank	:	Not a party affiliated with the Company
	Loan Value/Amount of Debt as of May 23, 2025 *)	:	IDR 1,836,275,445,973
	Amount to be paid as of July 31, 2025	:	IDR 1,836,000,000,000
	Maturity	:	Maximum 12 (twelve) months from the last drawdown of the facility, i.e., June 12, 2026.
	Utilization of Loan from debts to be repaid	:	For the general purposes of the Company, including but not limited to the working capital needs of the Company.
	Procedures and Requirements	:

a)    The Debtor must notify the Lender at least 5 (five) Business Days prior to the proposed prepayment date.

b)    In the event that the prepayment is made not otherwise on an interest payment date, the Company will be charged break costs as agreed under the Agreement. The break costs will be paid by the Company using internal cash.

	Debt Balance if partially paid and repaid early **	:	IDR 275,445,973

6.	Bank Name	:	PT Bank QNB Indonesia, Tbk. (“QNB”)
	Loan Agreement and loan history	:	Recurring Loan Facility Agreement of IDR 500,000,000,000, Number: 019/PK-1114/III/2024 dated March 26, 2024, which was last amended by Amendment Agreement II Number : 008/PK/IV/2025 dated April 24, 2025
	Nature of Affiliation with the Bank	:	Not a party affiliated with the Company
	Loan Value/Amount of Debt as of May 23, 2025 *)	:	IDR500,000,000,000
	Amount to be paid as of July 31, 2025	:	IDR500,000,000,000
	Maturity	:	March 26, 2026
	Utilization of Loan from debts to be repaid	:	For general purposes and working capital of the Company

No	Subject		Description
	Procedures and Requirements	:

a)     The Company must submit a voluntary advance repayment notification letter at least 5 (five) Business Days prior to the intended payment date.

b)    In the event that the prepayment is made not otherwise on an interest payment date, the Company will be charged break costs as agreed under the Agreement. The break costs will be paid by the Company using internal cash.

	Debt Balance if partially paid and repaid early	:	IDR0

*) The amount of Protelindo's debt balance as of the date listed.

**) The amount as stated on the date is subject to change at any time in view of the types of loan facilities

In the event of a shortfall in funds for the planned use of funds, Protelindo will utilize Protelindo's internal funds.

The planned use of funds for the repayment of all and/or a portion of Protelindo's debt principal and interest, constitutes the fulfillment of obligations from pre-existing transactions and therefore is not a material transaction and affiliated transaction as stipulated in POJK No. 17/2020 and POJK No. 42/2020. For the planned use of proceeds, the Company is not required to fulfil the obligation to carry out the procedures as referred to in Article 3 and Article 4 of POJK No. 42/2020 and Article 6 of POJK No. 17/2020.

If the Company intends to change the plan to use the proceeds from Capital Increase with Rights Issue I, the Company must first (i) report it to the OJK along with the reasons and considerations together with the notification of GMS agenda and (ii) request prior approval from the GMS in connection with the change in accordance with POJK No.30/2015. In the event that the proceeds procured from the Capital Increase with Rights Issue I have not been used directly by the Company, the Company will place the funds in a safe and liquid financial instrument.

The Company has submitted a Report on the Realization of the Use of Proceeds from the Initial Public Offering of Shares to the OJK through letter No. 018/CS-BAPEPAM/SMN/IV/10 dated April 7, 2010, stating that all proceeds from the Initial Public Offering of Shares have been used in accordance with the planned use of proceeds.

The Company will be responsible for the realization of the use of proceeds from Capital Increase with Rights Issue I by periodic reporting to the OJK in accordance with POJK No.30/2015.

In accordance with POJK No.30/2015, the Company will submit a report on realization of the use of proceeds from Capital Increase with Rights Issue I to the OJK no later than the 15th (fifteenth) of the following month after the report date until all proceeds from Capital Increase with Rights Issue I have been realized and accounted for at the Company’s Annual GMS. The report on the realization of the use of proceeds submitted to the OJK will be prepared periodically every 6 (six) months, with report date of June 30 and December 31. Furthermore, based on Regulation No. I-E concerning Obligations to Submit Information, Decree of the Board of Directors of PT Bursa Efek Indonesia No. Kep-00066/BEI/09-2022 dated September 30, 2022, the Company is required to submit a report to the IDX on the use of proceeds from Capital Increase with Rights Issue I every 6 (six) months until the proceeds from Capital Increase with Rights Issue I are fully realized as referred to in POJK No. 30/2015, along with an explanation containing the purpose of using the proceeds from Capital Increase with Rights Issue I as presented in the Prospectus or changes in the use of proceeds pursuant to the approval of the GMS for changes in the use of proceeds , and the realization for each purpose of using proceeds as of the reporting date.

In accordance with the provisions of POJK No.33/2015, the total costs incurred by the Company in connection with Capital Increase with Rights Issue I are estimated to be around 0.0758152% of the total proceeds procured from Capital Increase with Rights Issue I. The estimated costs are allocated as follows:

•	Financial Consultant service fee of around 0.0148724%;

•	Public Accountant service fee of around 0.0277618%;

•	Legal Consultant service fee of around 0.0078744%;

•	Notary Public fee of around 0.0057579%;

•	Securities Administration Bureau fee of around 0.0009915%;

•	Listing fee (OJK and IDX) of around 0.0166734%; and

•	Other costs (allotment audit fee, and printing fee) of around 0.0018838%.

III. DEBT STATEMENT

The table below presents the Group's liability position as of December 31, 2024, prepared by the Company's Management in accordance with the Applicable Financial Reporting Framework and presented in Rupiah, derived from the Group’s financial statements as of December 31, 2024, and 2023 as well as for the years then ended, and have been audited KAP PSS, an independent auditor, based on the Audit Standards established by the IAPI as stated in the independent auditor’s report No. 01791/2.1032/AU.1/10/0702-3/1/VI/2025 dated June 25, 2025, signed by Widya Arijanti (Public Accountant Registration No. AP.0702). The independent auditor's report expresses an unmodified opinion with an “other matters” paragraph regarding (a) the purpose for which the independent auditor's report was issued, and (b) Re-issue of the independent auditor's report on the Audited Consolidated Financial Statements in connection with the re-issue of the Audited Consolidated Financial Statements. The independent auditor's report on the consolidated financial statements as of December 31, 2024 and for the year then ended also contains “key audit matters” describing: (i) an explanation of why the Company considers goodwill impairment test and business combination accounting to be one of the most significant matters in its audit of the current period and therefore constitutes a key audit matter, and (ii) how the key audit matter is addressed in the audit.

As of December 31, 2024, the Group had total liabilities of IDR58,672,716 million, with the following details:

in million Rupiah
Description	December 31, 2024
SHORT-TERM LIABILITIES
Tower construction and other business debts
Third parties	929,781
Related parties	78,433
Other payables
Third parties	40,137
Related parties	71
Accruals	1,365,395
Short-term portion of debts for:
Lease payables	245,695
Bank debts
Third parties	14,062,762
Related parties	616,500
Bonds payables	274,913
Tax payables	120,460
Deferred income	2,190,180
Short-term employee benefit liabilities, net	213,453
Total short-term liabilities	20,137,780

LONG-TERM LIABILITIES
Long-term debts - net of portion due within one year
Lease payables	673,078
Bank debts
Third parties	31,054,547
Related parties	4,210,336
Bonds payables	1,198,304
Long-term provision	353,980
Deferred tax liabilities, net	724,311
Long-term employee benefit liabilities, net	119,404
Deferred income	33,240
Derivative payables - long-term	167,736
Total long-term liabilities	38,534,936
Total liabilities	58,672,716

The following is an explanation of each liability account:

1. Tower construction and other business debts

The balance of the Group’s tower construction and other business debts as of December 31, 2024 was IDR1,008,214 million. The details of the Group’s tower construction and other business debts are as follows:

in million Rupiah
Description	December 31, 2024
Third parties
Rupiah	929,218
US Dollars	508
Singaporean Dollar	55
Related parties
Rupiah	78,433
Total	1,008,214

2. Accruals

The Group’s accrual balance as of December 31, 2024 was IDR1,365,395 million, with the following details of the Group’s accruals:

in million Rupiah
Description	December 31, 2024
Tower construction costs, fiber optics and connectivity	747,608
Interest and finance costs	163,591
Maintenance	133,966
Penalty	47,969
Sharing revenue	43,233
Professional services	19,069
Local link	12,794
Marketing	5,674
Provision for decline in revenue	4,638
Data center	1,218
Others	185,635
Total	1,365,395

3. Lease payables

The Group’s lease payable balance as of December 31, 2024 was IDR918.773 million, while the net carrying value of the Group’s lease payables and transfers as follows:

in million Rupiah
Description	December 31, 2024
Beginning balance	445,418
Acquisition	694,125
Addition	1,475,816
Additional interest expense	49,785
Foreign exchange rate adjustment	7,769
Deductions	(103,495)
Payments	(1,650,645)
Ending balance	918,773
Short-term portion:	(245,695)
Long term portion	673,078

Consolidated financial statements of the group as of December 31, 2024, and for the year then ended.

The following amounts are recognized in profit or loss for the year ended December 30, 2024 in respect of the Group's leases:

in million Rupiah

Description	Year ended December 31, 2024
Depreciation and amortization	1,284,349
Additional interest expense	49,785
Total	1,334,134

As of December 31, 2024, the total estimated future minimum lease payments amount to IDR325,062 million in 1 year, IDR714,237 million in 5 years, and IDR110,649 million for the subsequent years.

4. Bank debts

The Group’s bank debt balance as of December 31, 2024 was IDR49,944,145 million. The details of the Group’s bank debts are as follows:

	in million Rupiah
December 31, 2024	Due within 1 year	Due more than 1 year	Total
Third parties
PT Bank Negara Indonesia (Persero) Tbk	1,000,000	9,000,000	10,000,000
PT Bank Mandiri (Persero) Tbk	1,500,000	7,000,000	8,500,000
MUFG Bank Limited (USD130,000,000 & IDR2,500,000)	2,500,000	2,101,060	4,601,060
PT Bank SMBC Indonesia Tbk (formerly PT Bank BTPN Tbk) (USD100,000,000 & IDR2,402,300)	2,402,300	1,616,200	4,018,500
PT Bank Mizuho Indonesia (JPY14,000,000,000 & IDR2,300,000)	1,500,000	2,233,074	3,733,074
PT Bank CIMB Niaga Tbk	2,106,000	1,500,000	3,606,000
PT Bank HSBC Indonesia	850,000	1,600,000	2,450,000
PT Bank Danamon Indonesia Tbk (USD6,274,000 & IDR1,500,000)	101,400	1,500,000	1,601,400
PT Bank Permata Tbk	-	1,500,000	1,500,000
PT Bank Syariah Indonesia Tbk	-	1,000,000	1,000,000
Bank of China (Hong Kong) Limited	-	965,000	965,000
PT Bank UOB Indonesia	839,200	-	839.200
JPMorgan Chase Bank N.A (USD40,000,000)	-	646,480	646,480
PT Bank QNB Indonesia Tbk	549,703	-	549,703
PT Bank BNP Paribas Indonesia	500,000	-	500,000
PT Maybank Indonesia Tbk (JPY4,400,000,000)	-	450,395	450,395
PT Bank CTBC Indonesia (USD5,300,000 & IDR130,000)	215,659	-	215,659
	14,064,262	31,112,209	45,176,471
Minus:
Unamortized borrowing costs	(1,500)	(57,662)	(59,162)
Third parties sub-total	14,062,762	31,054,547	45,117,309

Related parties
PT Bank Central Asia Tbk	617,000	4,214,400	4,831,400

Minus:
Unamortized borrowing costs	(500)	(4,064)	(4,564)
Related parties sub-total	616,500	4,210,336	4,826,836
Net	14,679,262	35,264,883	49,944,145

Borrowing costs are deferred costs arising from commitment costs, loan acquisition costs and provision costs in connection with the acquisition of loans and are amortized over the term of the loan.

Amortization of borrowing costs and commitment costs recognized in the year ended December 31, 2024 amounted to IDR65,570 million.

Facility Description	Entity	Amount of facility	Facility disbursed	Facility not disbursed	Facility period	Interest payment period	Guarantee
PT Bank SMBC Indonesia Tbk (formerly PT Bank BTPN Tbk)

-Facility dated December 8, 2021 (last amendment dated October 22, 2024)	Protelindo, Iforte, STP, IBST, BIT, VTS and IPI	IDR4,000,000 million (revolving loan facility)	IDR2,402,300 million	IDR1,597,700 million	12 months (Protelindo), 6 months (Iforte, STP, BIT, VTS, and IBST), and 3 months (IPI) from the last drawdown date.	Maximum 12 months (Protelindo), 6 months (Iforte, STP, BIT, VTS, and IBST), and 3 months (IPI)	Protelindo provides corporate guarantees and joint liability between Protelindo, Iforte, STP, BIT and VTS

-Facility dated March 30, 2022 (last amendment dated December 12, 2024)	Protelindo	USD100,000,000 (loan on certificate facility)	USD100,000,000	-	84 months but may not exceed June 29, 2029	6 months or as agreed by the parties	STP and Iforte provide corporate guarantees

- Facility dated May 30, 2023	STP	IDR900,000 million (recurring amortized loan on certificate facility without commitment)	IDR900,000 million	N/A	December 31, 2026	1 month	Protelindo provides corporate guarantee

Facility Description	Entity	Amount of facility	Facility disbursed	Facility not disbursed	Facility period	Interest payment period	Guarantee
MUFG Bank Limited

-Facility dated February 28, 2017 (last amendment dated December 23, 2024)	Protelindo, Iforte, STP and IBST	IDR2,500,000 million (revolving loan facility) Facility can be drawn in multicurrency	IDR2,500,000 million	-	December 31, 2025	1 or 3 months	Protelindo provides corporate guarantee

- Facility dated July 14, 2021 (last amendment dated January 19, 2023)	Protelindo	USD34,800,000 (term loan facility)	USD34,800,000 Balance IDR--	N/A	July 14, 2025	1 or 3 months	None

- Facility dated June 20, 2024 (last amendment dated December 23, 2024)	Protelindo and Iforte	USD130,000,000 (term loan facility)	USD130,000,000	-	36 months from first utilization date	3 months	Joint Liability

PT Bank HSBC Indonesia

-Facility dated October 23, 2018 (last amendment dated September 14, 2023)	Protelindo, BIT, Iforte and STP	IDR850,000 million (revolving loan facility).	IDR850,000 million	-	Due based on bank confirmation	1, 3, 6 or 12 months	None

-Facility dated June 2, 2022.	Protelindo	Tranche A: IDR1,300,000 million	IDR1,300,000 million Balance IDR-	N/A	Tranche A: June 2, 2025	1, 2, or 3 months	None
		Tranche B: IDR1,300,000 million	IDR1,300,000 million Balance IDR-	N/A	Tranche B: June 2, 2028
-Facility dated April 1, 2024.	Protelindo	IDR1,600,000 million (term loan facility)	IDR1,600,000 million	-	54 months from April 1, 2024	1 or 3 months	None

Facility Description	Entity	Amount of facility	Facility disbursed	Facility not disbursed	Facility period	Interest payment period	Guarantee
PT Bank Mandiri (Persero) Tbk

- Facility dated May 25, 2022	Protelindo, and STP	IDR3,000,000 million (term loan facility)	IDR3,000,000 million Balance IDR-	N/A	May 25, 2025	1 or 3 months	STP provides a corporate guarantee

- Facility dated August 28, 2023 (last amendment dated August 27, 2024)	Protelindo and Iforte	Tranche A: IDR1,000,000 million (Protelindo) Tranche B: IDR500,000 million (Iforte)	IDR1,500,000 million	-	August 27, 2025	Agreed by the parties	STP provides corporate guarantees and joint liability between Protelindo and Iforte

-Facility dated March 8, 2024	Protelindo and Iforte	IDR2,400,000 million (term loan facility)	IDR2,400,000 million	-	March 7, 2027	1 month	Protelindo provides corporate guarantees and joint liability between Protelindo and Iforte

-Facility dated April 2, 2024.	Protelindo and Iforte	IDR2,600,000 million (term loan facility)	IDR2,600,000 million	-	Maximum 3 years from April 2, 2024	1 month	STP provides corporate guarantees and joint liability between Protelindo and Iforte

-Facility dated May 30, 2024	Protelindo and Iforte	IDR2,000,000 million (term loan facility)	IDR2,000,000 million	-	Maximum 3 years from May 30, 2024	1 month	STP provides corporate guarantees and joint liability between Protelindo and Iforte

Facility Description	Entity	Amount of facility	Facility disbursed	Facility not disbursed	Facility period	Interest payment period	Guarantee
JPMorgan Chase Bank N.A

-Facility dated April 20, 2018 (last amendment dated April 8, 2025)	Protelindo, Iforte, KIN, STP, BIT and IBST	Not exceeding IDR700,000 million Maximum IDR700,000 million (revolving loan, overdraft) divided into: -For Protelindo: IDR700,000 million -For Iforte: IDR700,000 million -For KIN: IDR50,000 million -For STP IDR500,000 million -For BIT: IDR100,000 million - For IBST: IDR500,000 million	-	IDR700,000 million	April 14, 2026	1 month	Joint Liability
		Maximum IDR 500,000 million (bank guarantee) divided into: -For Protelindo: IDR500,000 million -For Iforte: IDR200,000 million	-	N/A

-Facility dated March 29, 2022 (last amendment dated June 22, 2022)	Protelindo	USD20,000,000 (term loan facility)	USD20,000,000	-	March 31, 2028	1, 2, or 3 months	Iforte and STP provide corporate guarantees

-Facility dated March 29, 2022 (last amendment dated June 22, 2022)	Protelindo	USD20,000,000 (term loan facility)	USD20,000,000	-	March 31, 2028	1, 2, or 3 months	Iforte and STP provide corporate guarantees

Facility Description	Entity	Amount of facility	Facility disbursed	Facility not disbursed	Facility period	Interest payment period	Guarantee
PT Bank Central Asia Tbk

-Facility dated December 21, 2016 (last amendment dated December 23, 2024)

Protelindo for all facilities

Iforte: B, H, I, J, and K

KIN: B, H, I, J, and K

STP B, H, I, J, and K

BIT: B, H, I, J, and K

QTR: B, H, I, J, and K

GIK: B, H, I, J, and K

IEN: B and K

VTS: B and K

IBST: B

IPI: B

IGPU: B

Facility:

A: IDR750,000 million (revolving loan)

B: IDR1,500,000 million (money market)

C: IDR2,000,000 million (investment credit)

D IDR2,000,000 million (investment credit)

E IDR1,000,000 million (investment credit)

F: IDR1,000,000 million (investment credit)

G: IDR500,000 million (time loan)

H: IDR1,000,000 million (time loan)

I: IDR1,500,000 million (investment credit)

J. IDR1,000,000 million (investment credit)

K: IDR3,400,000 million (investment credit)

IDR750,000 million

IDR617,000 million

IDR2,000,000 million

IDR2,000,000 million

IDR 1,000,000 million

IDR 1,000,000 million

IDR500,000 million

IDR 1,000,000 million

IDR1,500,000 million

IDR 1,000,000 million

IDR3,400,000 million

N/A IDR883,000 million N/A N/A N/A - N/A - - - -

A: has matured and has been fully paid

B: December 16, 2025

C: has matured and has been fully paid

D: has matured and has been fully paid

E: has matured and has been fully paid

F: October 27, 2026

G: has matured and has been fully paid

H: December 20, 2026

I: August 25, 2028

J. December 28, 2028

K: Matures 60 months from the date of the end of the availability period or withdrawal of all facility K

						1, 3, or 6 months	Joint Liability

-Facility dated January 25, 2023	VTS	IDR2,000 million (Loan facility with installments)	IDR2,000 million Balance IDR--	N/A	January 25, 2026	1 month	Land and buildings

Facility Description	Entity	Amount of facility	Facility disbursed	Facility not disbursed	Facility period	Interest payment period	Guarantee
Oversea-Chinese Banking Corporation Limited

- Facility dated November 19, 2014 (last amendment dated November 18, 2022)	Protelindo	USD50,000,000 (revolving loan facility)	-	USD50,000,000	November 18, 2027	1, 3, or 6 months	Iforte and STP provide corporate guarantees

PT Bank Permata Tbk

-Facility dated December 1, 2022	Iforte and BIT	A maximum of IDR1,500,000 million (term loan facility) divided into: -For Iforte: IDR1,500,000 million -For BIT: IDR800,000 million	IDR1,500,000 million	-	60 months after the initial utilization date	1, 3, or 6 months	Protelindo provides corporate guarantee

-Facility dated December 12, 2023 (last amendment dated December 23, 2024)	Protelindo, Iforte, STP, BIT and IPI

A maximum of IDR 2,000,000 million consisting of:

Revolving Loan 1, IDR1,000,000 million

Revolving Loan 2, IDR1,000,000 million

with details of maximum utilization per facility as follows:

-Iforte, STP, BIT: IDR1,000,000

-Protelindo: IDR725,000

- IPI: IDR100,000

			- -	IDR1,000,000 IDR1,000,000	December 17, 2025 (Revolving Loan 1) and 36 (thirty six) months from December 23, 2024 (Revolving Loan 2)	1, 3, or 6 months or other period as agreed	Protelindo provides corporate guarantee

-Facility dated October 10, 2024	IBST	Maximum IDR 600,000 million (revolving facility)	-	IDR 600,000	October 10, 2025	1, 2, weeks or 1, 2 months or other period as agreed	Protelindo provides corporate guarantee

Facility Description	Entity	Amount of facility	Facility disbursed	Facility not disbursed	Facility period	Interest payment period	Guarantee
Bank of China (Hong Kong) Limited

-Facility dated November 8, 2019.	Protelindo	Facility A: IDR875,000 million (term loan facility)	IDR875,000 million	-	A: has matured and has been fully paid	1, 2, or 3 months	Iforte and STP provide corporate guarantees
		Facility B: USD60,000,000 (revolving loan facility)	USD60,000,000 Balance IDR--	N/A	B: expired
-Facility dated January 21, 2022 (last amendment dated November 7, 2024)	Protelindo	IDR965,000 million (term loan facility)	IDR965,000 million	-	January 21, 2026 and can be extended to 5 years	1, 2, or 3 months	Iforte and STP provide corporate guarantees

- Facility dated February 28, 2022	Protelindo	USD60,000,000 (revolving loan facility)	-	USD60,000,000	When there is a request for repayment by the Creditor	as agreed by the parties and not exceeding 6 months	Iforte and STP provide corporate guarantees

Facility Description	Entity	Amount of facility	Facility disbursed	Facility not disbursed	Facility period	Interest payment period	Guarantee
PT Bank Mizuho Indonesia

-Facility dated December 30, 2020 (last amendment dated December 20, 2024)	Protelindo, Iforte, STP, IEN, BIT and IBST	Revolving loan facility not exceeding IDR1,500,000 million: - Maximum IDR1,500,000 million (Protelindo, Iforte, STP and IBST) - Maximum IDR200,000 million (IEN) - Maximum IDR250,000 million (BIT)	IDR1,500,000 million	-	July 11, 2025	A period agreed by both parties but not exceeding 6 months	Protelindo and STP provide corporate guarantees

-Facility dated August 29, 2022 (last amendment dated March 17, 2023)	Protelindo	IDR1,500,000 million (term loan facility)	IDR1,500,000 million Balance IDR800,000 million	-	August 29, 2027	1, 3, or 6 months	None

- Facility dated May 30, 2023	STP	IDR400,000 million	IDR400,000 million Balance IDR--	N/A	May 30, 2025	A period agreed by both parties but not exceeding 12 months	Protelindo provides corporate guarantee

-Facility dated August 7, 2024.	Protelindo and Iforte	JPY14,000,000	JPY14,000,000	-	August 7, 2029	3 months	Protelindo provides corporate guarantees and joint liability between Protelindo and Iforte

PT Bank UOB Indonesia

-Facility dated February 23, 2021 (last amendment dated January 23, 2024)	Protelindo, Iforte and KIN	IDR1,300,000 million (revolving working capital loan facility)	IDR839,200 million	IDR460,800 million	August 28, 2026	1, 3, or 6 months	Joint Liability

PT Bank Maybank Indonesia Tbk

-Facility dated October 11, 2022 (last amendment dated October 31, 2024)	Protelindo and Iforte	Facility A: IDR500,000 million (revolving loan facility) including IDR100,000 million (current loan facility) available for Protelindo and Iforte	-	IDR500,000 million	October 10, 2025	1 or 3 months	Joint Liability
		Facility B: IDR500,000 million (term loan facility) only available for Protelindo	IDR500,000 million Balance IDR450,000 million	-	3 years from drawdown	1 or 3 months	None

Facility Description	Entity	Amount of facility	Facility disbursed	Facility not disbursed	Facility period	Interest payment period	Guarantee
PT Bank Danamon Indonesia Tbk

- Facility dated June 28, 2021 (last amendment dated December 12, 2024)	Protelindo and Iforte	IDR1,000,000 million (revolving loan facility)	IDR101,400 million	IDR898,600 million	November 12, 2025	A period agreed by the parties	Joint Liability

- Facility dated December 21, 2021 (last amendment dated January 31, 2023)	Protelindo	IDR500,000 million (term loan facility)	IDR500,000 million	-	December 21, 2026	A period agreed by the parties	None

-Facility dated March 21, 2022	Protelindo and Iforte	IDR1,000,000 million (term loan facility)	IDR 1,000,000 million	-	March 21, 2027	A period agreed by the parties	Joint Liability

PT Bank CIMB Niaga Tbk

- Facility dated August 20, 2021 (last amendment dated August 8, 2023)	Protelindo and Iforte	IDR1,000,000 million (term loan facility)	IDR 1,000,000 million	-	48 months from the first drawdown	1 month	Protelindo provides corporate guarantee

- Facility dated August 8, 2021 (last amendment dated August 8, 2023)	Protelindo	IDR1,500,000 million (term loan facility)	IDR1,500,000 million	-	60 months from the first drawdown	1 month	Iforte and STP provide corporate guarantees

-Facility dated February 14, 2023 (last amendment dated November 2, 2023)	Iforte:	IDR800,000 million (revolving loan facility) including IDR50,000 million (current account loan facility)	IDR800,000 million Balance IDR-	N/A	February 14, 2025	A period agreed by the parties, OD: end of each month	Protelindo provides corporate guarantee

-Facility dated May 29, 2023 (last amendment dated February 22, 2024)	STP	IDR441,667 (long-term loan facility) IDR475,000 (recurring loan facility)	IDR441,667 million Balance IDR- IDR475,000 million Balance IDR-	N/A N/A	June 5, 2027	1 month	Protelindo provides corporate guarantee

-Facility dated December 9, 2024	Protelindo, Iforte, STP and IBST	IDR2,000,000 million	IDR1,106,000 million	IDR894,000 million	October 31, 2025	A period agreed by the parties	Joint Liability

-Facility dated December 1, 2021	STP	IDR5,250,000 (term loan facility)	IDR5,250,000 million Balance IDR-	N/A	December 1, 2026	1 or 3 months	Protelindo provides corporate guarantee

Facility Description	Entity	Amount of facility	Facility disbursed	Facility not disbursed	Facility period	Interest payment period	Guarantee
PT QNB Indonesia Tbk

-Facility dated March 26, 2024 (last amendment dated March 24, 2025)	Protelindo, Iforte, STP, BIT and IEN	Revolving loan facility not exceeding IDR500,000 million: -A maximum of IDR500,000 million (Protelindo, Iforte and STP) -A maximum of IDR100,000 million (BIT and IEN)	IDR500,000 million	-	March 26, 2026	1 (one) week, 1 (one) or 3 (three) or 6 (six) months	Joint Liability

-Facility dated August 20, 2024.	IKS	IDR 35,000 million (business debt financing facility) IDR15,000 million (recurring loan facility)	IDR49,703 million	IDR297 million	12 (twelve) months from the date of signing of facility agreement	1 month	None

Facility Description	Entity	Amount of facility	Facility disbursed	Facility not disbursed	Facility period	Interest payment period	Guarantee
PT Bank Negara Indonesia Tbk

- Facility dated September 16, 2021 (last amendment dated August 2, 2024)	Protelindo	IDR3,000,000 million (term loan facility)	IDR3,000,000 million	-	60 months from the signing of the amendment to credit agreement	3 months	Iforte and STP provide corporate guarantees

- Facility dated June 9, 2022 (last amendment dated August 2, 2024)	Protelindo	IDR1,000,000 million (term loan facility)	IDR 1,000,000 million	-	June 9, 2027	3 months	Iforte and STP provide corporate guarantees

- Facility dated May 13, 2022 (last amendment dated August 2, 2024)	Iforte:	IDR1,000,000 million (term loan facility)	IDR 1,000,000 million	-	May 12, 2027	1 month	Protelindo provides corporate guarantee

- Facility dated June 13, 2023 (last amendment dated August 2, 2024)	Protelindo, Iforte and STP	IDR1,000,000 million (term loan facility)	IDR 1,000,000 million	-	60 months after June 13, 2023	1 month	Protelindo provides corporate guarantees and joint liability between Protelindo, Iforte and STP

-Facility dated June 13, 2023. (last amendment dated August 2, 2024)	Protelindo, Iforte and STP	IDR1,000,000 million (recurring loan facility)	IDR 1,000,000 million	-	24 months after 1 month June 13, 2023	1 month	Protelindo provides corporate guarantees and joint liability between Protelindo, Iforte and STP

-Facility dated July 29, 2024 (last amendment dated November 20, 2024)	Protelindo and Iforte	IDR3,000,000 million (term loan facility)	IDR3,000,000 million	-	July 28, 2029	1 month	Protelindo provides corporate guarantee

Facility Description	Entity	Amount of facility	Facility disbursed	Facility not disbursed	Facility period	Interest payment period	Guarantee
Citibank, N.A

-Facility dated August 8, 2022.	Protelindo, Iforte, STP, BIT and KIN	IDR650,000 million (revolving loan facility) A maximum of IDR200,000 million for KIN	-	IDR650,000 million	Due based on bank confirmation	1, 3, 6 months	Protelindo provides corporate guarantee

PT Bank CTBC Indonesia

-Facility dated November 20, 2023 (last amendment dated November 22, 2024)	Protelindo and Iforte	IDR240,000 million (revolving loan facility)	IDR215,659 million	IDR24,341 million	Due in 12 months from the date of signing of facility agreement	1 month	Joint Liability

PT Bank Syariah Indonesia Tbk

- Facility dated December 23, 2021 (last amendment dated March 13, 2023)	IBST	IDR1,035,000 million	IDR1,035,000 million Balance IDR--	N/A	85 (eighty five) months from the date of signing of facility agreement	-	None

- Facility dated December 23, 2021 (last amendment dated March 13, 2023)	IBST	IDR265,000 million	- Balance IDR-	N/A	85 (eighty five) months from the date of signing of facility agreement	-	None

-Facility dated November 25, 2024.	Protelindo, Iforte, STP and IBST	IDR 1,000,000 million	IDR 1,000,000 million	-	66 (sixty-six) months from November 25, 2024	3 months	Joint Liability

PT Bank BNP Paribas Indonesia

-Facility dated November 21, 2024.	Protelindo	IDR500,000 million	IDR500,000 million	-	12 (twelve) months from November 21, 2024.	Maximum 3 Months	None

All loans obtained are for working capital, capital expenditure, business development and general purposes for the Group.

In 2024, the interest rate ranges from 5.55% to 9.00% per annum on Rupiah currency loans, from 5.65% to 6.45% per annum on US Dollar currency loans, and from 5.30% to 5.70% per annum on Japanese Yen currency loans.

The loan facilities bear annual interest at JIBOR plus margin and other agreed benchmarks.

The Group is required to meet certain financial covenants, such as debt service coverage ratio and net debt to running EBITDA ratio. As of December 31, 2024, the Group has met all of the required financial ratios.

Protelindo obtained a bank guarantee facility from PT Bank Mandiri (Persero) Tbk in the amount of IDR100,000 million under the Bank Guarantee Facility Agreement dated December 6, 2017 and as amended by Addendum VI dated June 5, 2024. The bank guarantee facility is a global line facility that can be used by Iforte, KIN, IGI, DNT, GTP, QTR, the Iforte HTS Consortium, STP, SIP, REJA and BIT. The bank guarantee facility can be issued with a maximum tenor/issuance/opening period of 12 months until June 5, 2025. This bank guarantee facility is intended for payment guarantee, payment bond or performance bond for business activities carried out by Protelindo and/or Iforte, KIN, IGI, DNT, GTP, QTR, the Iforte HTS Consortium, STP, SIP, REJA and BIT.

Iforte obtained a bank guarantee facility from PT Bank Negara Indonesia (Persero) Tbk in the amount of IDR100,000 million under the Bank Guarantee Issuance Agreement dated August 9, 2022 as last amended by the Approval of Amendment to the Bank Guarantee Issuance Agreement dated August 2, 2023. The bank guarantee facility can be used by the Iforte HTS Consortium, QTR, IGI and BIT. This bank guarantee facility is valid until August 8, 2025.

Protelindo, BIT, Iforte and STP obtained facilities from PT Bank HSBC Indonesia in the form of Trade Working Capital – Buyer Loan in the amount of IDR850,000 million under the First Amendment to the Corporate Banking Facility Agreement dated September 14, 2023.

On March 11, 2020, Protelindo and PT Bank Mandiri (Persero) Tbk have entered into a Treasury Line Agreement as last amended by Addendum I to the Treasury Line Agreement dated August 28, 2023, with a facility limit of USD33,000,000 (“TL Mandiri 2 Facility”). The purpose of the TL Mandiri 2 Agreement is for foreign exchange transaction requirements and as a hedge. This TL Mandiri 2 facility is valid until November 27, 2024.

Protelindo obtained a bank guarantee facility from JPMorgan Chase Bank, N.A., Jakarta Branch in the amount of IDR500,000 million under the Facility Provision Agreement dated April 20, 2018 and as lastly amended by the Tenth Amendment Letter dated April 1, 2024. The bank guarantee facility can be issued with a maximum tenor/issuance/opening period of 12 months until April 14, 2025. This bank guarantee facility is intended for the purposes of payment bond, bid bond, or performance bond for business activities carried out by Protelindo.

On August 8, 2023, Protelindo and Iforte entered into a Foreign Exchange Transaction Agreement as amended by the Amendment to the Foreign Exchange Transaction Agreement with PT Bank Danamon Indonesia Tbk dated December 12, 2024 (the “TL Danamon Facility”). This TL Danamon facility is valid until November 12, 2025.

On September 14, 2023, Protelindo has entered into a Master Agreement for Foreign Exchange Transactions with Citibank, N.A., Jakarta Branch.

On November 20, 2023, Protelindo and Iforte have entered into a General Terms of Foreign Exchange Contract with PT Bank CTBC Indonesia, as amended by the Amendment to the General Terms of Foreign Exchange Contract dated November 22, 2024, whereby this facility shall be valid until November 30, 2025.

On August 9, 2023, Protelindo entered into a Treasury Line Facility Agreement with PT Bank Negara Indonesia (Persero) Tbk, as amended by the Addendum to the Treasury Line Facility Agreement dated August 2, 2024.

Financial Ratio Limitations in Credit Agreements or Other Liabilities and Their Fulfillment

As of December 31, 2024 and 2023, the Group has complied with all the required financial ratios.

	Ratio	December 31
Financial Ratios in credit agreements or other liabilities	Limitation	2024		2023
Bank debts
Debt Service Coverage Ratio (DSCR)	Max 5.00x	2.88	x	2.84	x
Net debt to running EBITDA	Min 1.30x	4.59	x	4.31	x

Bonds
Prohibition to provide loans to any party, including affiliates of Protelindo, in an amount of more than 20% of Protelindo’s equity except, among others, for loans provided in connection with Protelindo’s business activities	Max 20%	0.00%		0.00%
Total net debt to running EBITDA	Max 5.00x*	4.59	x	4.31	x
Running EBITDA with interest expense	Min 1.50x	3.25	x	3.99	x

* except in certain cases, Protelindo is permitted to have a loan ratio of up to 7.00x

5. Bond payables

The Group’s bond payable balance as of December 31, 2024 was IDR274.913 million for the short-term portion and IDR1,198,304 million for the long-term portion, with the following details:

	in million Rupiah
		December 31, 2024
Description	Currency	Currency of Origin	Rupiah Equivalent
Short-term portion:
2024 Bonds	Rupiah	143,005	143,005
2022 Bonds	Rupiah	69,000	69,000
2020 Bonds	Rupiah	67,000	67,000

Minus:
Unamortized bond costs			(4,092)
Net			274,913

Long Term Portion
2024 Bonds	Rupiah	14,005	14,005
2023 Bonds	Rupiah	441,350	441,350
2021 Bonds	Rupiah	744,000	744,000

Minus:
Unamortized bond costs			(1,051)
Net			1,198,304

Bond payables	Issue date	Maturity Date	Bonds principal	Interest payment period	Interest rate per annum	Trustee	Rating firm	Rating
Protelindo’s Continuous Bonds II Phase I 2020
Bond 2020 Seri B	September 3, 2020	September 3, 2025	IDR67,000 million	Quarterly	7.70%	PT Bank Permata Tbk	PT Fitch Ratings Indonesia	AAA

Protelindo’s Continuous Bonds II Phase II 2021
Bond 2021 Seri C	December 17, 2021	December 17, 2026	IDR744,000 million	Quarterly	6.10%	PT Bank Permata Tbk	PT Fitch Ratings Indonesia	AAA

Protelindo’s Continuous Bonds III Phase I 2022
Bond 2022 Seri B	August 9, 2022	August 9, 2025	IDR69,000 million	Quarterly	6.00%	PT Bank Permata Tbk	PT Fitch Ratings Indonesia	AAA

Protelindo’s Continuous Bonds III Phase II Year 2023
Bond 2023 (I) Seri B	March 24, 2023	March 24, 2026	IDR145,350 million	Quarterly	6.60%	PT Bank Permata Tbk	PT Fitch Ratings Indonesia	AAA

Protelindo’s Continuous Bonds III Phase III Year 2023
Bond 2023(II) Seri B	June 8, 2023	June 8, 2026	IDR296,000 million	Quarterly	6.50%	PT Bank Permata Tbk	PT Fitch Ratings Indonesia	AAA

Protelindo’s Continuous Bonds IV Phase I 2024
Bond 2024 (I) Seri A	July 9, 2024	July 19, 2025	IDR143,005 million	Quarterly	6.50%	PT Bank Permata Tbk	PT Fitch Ratings Indonesia	AAA
Bond 2024 (I) Seri B	July 9, 2024	July 9, 2027	IDR14,005 million	Quarterly	6.75%	PT Bank Permata Tbk	PT Fitch Ratings Indonesia	AAA

The trusteeship agreement for the 2016 to 2024 bonds stipulates several provisions that must be met by Protelindo, including, but not limited to:

a.	Prohibition on providing loans to any party, including Protelindo’s affiliates, in an amount of more than 20% of Protelindo’s equity except, among others, for loans provided in connection with Protelindo’s business activities;

b.	Maintaining a ratio of total Net Loans to Running EBITDA (the “Debt Ratio”) of no more than 5:1, except in certain cases, Protelindo is permitted to have a Debt Ratio of up to 7:1; and

c.	Maintaining a ratio of Running EBITDA to Cash Interest Expense of no less than 1.5:1.

As of December 31, 2024, Protelindo has complied with these provisions.

The funds procured from the Public Offering of these Bonds, after deducting issuance costs, have been used entirely to pay off part of Protelindo’s debts.

Protelindo may buy back the 2020 and 2022 Bonds in part or in full at any time after the first anniversary of the allotment date.

The 2020 and 2022 Bonds are not secured by any specific collateral.

On March 31, 2024, Protelindo made full payment on the Bond 2023 (I) Seri A.

On June 18, 2024, Protelindo made full payment on the Bond 2023 (II) Seri B.

On December 17, 2024, Protelindo made full payment on the Bond 2021 Seri B.

Senior Unsecured Bonds Due 2024

The Senior Bonds were listed and traded on the Singapore Exchange Securities Trading Limited (“SGX-LT”) on November 28, 2014.

On July 22, 2016, approval was obtained from the bondholders through the Consent Solicitation Memorandum to amend the terms in the Bonds, in relation to the transfer from the initial issuer of the Senior Bonds, i.e. Protelindo Finance B.V., to Protelindo. In connection with the agreement, Protelindo then takes the place of Protelindo Finance B.V. as issuer of the Senior Bonds to the Senior Bond holders (bondholders).

The effective interest rate for the years ended December 31, 2024 is 3.27%.

On November 27, 2024, Protelindo made full payment on Senior Unsecured Bonds Due 2024.

6. Long-Term Provision

The balance of the Group’s long-term provision as of December 31, 2024 was IDR353,980 million, with details of the Group’s long-term provisions as follows:

in million Rupiah
Description	January 1, 2024	Acquisition of subsidiary	Additional provision	Amount incurred and charged	Interest Accrual	December 31, 2024
Estimated costs of tower demolition	314,014	5,431	12,616	(3,987)	25,906	353,980

Significant assumptions as of December 31, 2024 consist of a discount rate of 8.06% and the remaining period before demolition is 32.59 years.

Long-term provision will be realized when the related tower is demolished.

7. Tax payables

The Group’s tax payable balance as of December 31, 2024 was IDR120,460 million, with details of the Group’s tax payables as follows:

in million Rupiah
Description	December 31, 2024
Company
Income tax
Article 23/26	23
Sub-total	23

Subsidiaries
Value added tax	74,060
Income tax
Article 4(2)	15,855
Article 21	410
Article 23/26	2,388
Article 29 - 2023	4,240
Article 29 - 2024	23,484
Sub-total	120,437
Total	120,460

8. Deferred income

The Group’s deferred income balance as of December 31, 2024 was IDR2,223,420 million, with details of the Group’s deferred income as follows:

in million Rupiah
Description	December 31, 2024
PT XL Axiata Tbk	1,017,020
PT Telekomunikasi Selular	658,847
PT Indosat Tbk	498,960
PT Angkasa Komunikasi Global Utama	25,613
PT Tower Bersama Infrastructure Tbk	6,824
Others (each below Rp 3.000)	16,156
Total	2,223,420
Short-term portion	(2,190,180)
Long term portion	33,240

9. Employee benefit liabilities

The Group’s employee benefit liability balance as of December 31, 2024 was IDR332,857 million, consisting of net short-term employee benefit liabilities of IDR213,453 million and net long-term employee benefit liabilities of IDR119,404 million, with details of the Group’s employee benefit liability calculation assumptions as follows:

in million Rupiah
Description	December 31, 2024
Discount rate	6% - 7.12%
Salary increase rate	5.6% - 6%
Retirement age	57 years old
Mortality Rate	TMI 2019
Method	Projected unit credit

On December 1, 2017, the Company and Protelindo participated in the Pension Program for Severance Compensation organized by PT AIA Financial. On December 15, 2020, Iforte participated in the Pension Program for Severance Compensation organized by PT AIA Financial.

The Company, Protelindo and Iforte participate in this program to comply with government regulations in relation to the financial institution pension fund program (DPLK) and to comply with the obligations arising from Termination of Employment (“Termination of Employment”) in accordance with the applicable laws and regulations in Indonesia and/or applicable Company Regulations.

The long-term employee benefit liabilities recognized by the Group as of December 31, 2024 are based on calculations by independent actuary KKA Steven & Mourits, in its reports dated January 22, 2025.

The following table describes the details of the Group’s employee benefit liability balance:

in million Rupiah
Description	December 31, 2024
Net assets of employee benefits
the Company	74
Employee Benefit Liabilities
Subsidiaries	119,404

10. Deferred tax liabilities, net

The Group’s deferred tax liability balance, net, as of December 31, 2024 was IDR724,311 million, with details of the Group’s deferred tax liabilities, net, as follows:

in million Rupiah
Description	December 31, 2024
Subsidiaries
Beginning balance of deferred tax liabilities	841,962
Acquisition of subsidiary	31,722
Deferred tax benefits	(59,577)
Effect of deferred tax on equity	(2,057)
Reversal of deferred tax	(87,739)
Ending balance of deferred tax liabilities, net - consolidated	724,311

13. Derivative debts

The Group’s derivative debt balance as of December 31, 2024 was IDR167,736 million, with details of the Group’s derivative debts as follows:

in million Rupiah
Description	December 31, 2024
Foreign exchange swap and Non-deliverable call option as well as interest rate swap contracts
PT Bank Mizuho Indonesia	70,217
PT Maybank Indonesia Tbk	55,711
MUFG Bank Limited	41,808
Total	167,736

THE GROUP HAS NO OTHER LIABILITIES OTHER THAN THOSE STATED ABOVE AND DISCLOSED IN THE FINANCIAL STATEMENTS AND PRESENTED IN THIS PROSPECTUS.

UNTIL THE ISSUANCE OF THIS PROSPECTUS, THE GROUP HAS NO COMMITMENTS, CONTINGENCIES, OBLIGATIONS AND OTHER ARRANGEMENTS EXCEPT THOSE STATED ABOVE AND/OR DISCLOSED IN THE GROUP ’S FINANCIAL STATEMENTS AND PRESENTED IN THIS PROSPECTUS.

ALL OF THE GROUP’S LIABILITIES AS OF DECEMBER 31, 2024 HAVE BEEN DISCLOSED IN THIS PROSPECTUS. UNTIL THE DATE OF ISSUANCE OF THIS PROSPECTUS, THE GROUP HAS SETTLED OFF ITS MATURE LIABILITIES.

THERE ARE NO MATERIAL FACTS THAT MAY RESULT IN SIGNIFICANT CHANGES IN LIABILITIES AND/OR COMMITMENTS AFTER THE DATE OF THE LAST FINANCIAL REPORT UP TO THE DATE OF THE PUBLIC ACCOUNTANT’S REPORT AND LIABILITIES AND/OR COMMITMENTS AFTER THE DATE OF THE PUBLIC ACCOUNTANT’S REPORT UP TO THE EFFECTIVE DATE OF REGISTRATION.

THERE ARE NO VIOLATIONS OF THE TERMS OF THE CREDIT AGREEMENT BY THE GROUP THAT HAVE A MATERIAL IMPACT ON THE CONTINUITY OF THE GROUP’S BUSINESS.

THERE IS NO DEFAULT IN PAYMENT OF PRINCIPAL AND/OR INTEREST ON LOANS AFTER THE DATE OF THE LAST FINANCIAL REPORT UP TO THE EFFECTIVE DATE OF THE REGISTRATION STATEMENT.

WITH SYSTEMATIC MANAGEMENT OF ASSETS AND LIABILITIES AND THE IMPROVEMENT OF OPERATING RESULTS IN THE FUTURE, THE GROUP ‘S MANAGEMENT DECLARES ITS ABILITY TO COMPLETE ALL OF ITS OBLIGATIONS THAT HAVE BEEN DISCLOSED IN THIS PROSPECTUS IN ACCORDANCE WITH THE REQUIREMENTS AS APPROPRIATE.

THERE ARE NO RESTRICTIONS THAT PREJUDICE THE RIGHTS OF PUBLIC SHAREHOLDERS.

IV. IMPORTANT FINANCIAL HIGHLIGHTS

The following table summarizes the Company’s Group's important consolidated financial data. The Company’s Group's consolidated financial information as of December 31, 2024, and 2023 and for the years then ended are presented in the following table, derived from:

The Group’s consolidated financial statements as of December 31, 2024, and 2023 and for the years then ended, which have been prepared by the Company's management in accordance with the Applicable Financial Reporting Framework and presented in Rupiah currency, which have been audited by KAP PSS, an independent auditor, based on the Audit Standards established by the IAPI as stated in the independent auditor’s report No. 01791/2.1032/AU.1/10/0702-3/1/VI/2025 dated June 25, 2025 signed by Widya Arijanti (Public Accountant Registration No. AP.0702). The independent auditor’s report expresses an unmodified opinion with an “other matters” paragraph regarding (a) the purpose for which the independent auditor's report was issued, and (b) Re-issue of the independent auditor's report on the Audited Consolidated Financial Statements in connection with the re-issue of the Audited Consolidated Financial Statements. The independent auditor’s report on the consolidated financial statements as of December 31, 2024 and for the year then ended also contains “key audit matters” describing: (i) an explanation of why the Company considers the goodwill impairment testing and business combination accounting to be one of the most significant matters in its audit of the current period and therefore constitutes a key audit matter, and (ii) how the key audit matter is addressed in the audit.

STATEMENTS OF FINANCIAL POSITION

in million Rupiah
	December 31
Description	2024	2023
ASSETS
CURRENT ASSETS
Cash and cash equivalents	940,183	428,677
Restricted banks	535	122
Trade receivables
Third parties	3,277,053	3,074,300
Related parties	15,740	12,034
Net investment in leases - short term	168,639	-
Other receivables
Third parties	102,305	58,757
Related parties	965	202
Inventories	15,943	14,572
Prepaid expenses - short-term	171,533	229,269
Prepaid taxes	192,918	479,259
Advances	30,986	41,242
Investments in financial instruments - short-term	36,599	35,568
Derivative receivables - short-term	2,441	52,881
TOTAL CURRENT ASSETS	4,955,840	4,426,883

NON-CURRENT ASSETS
Net investment in leases - long term	685,858	-
Fixed assets	47,477,953	40,385,074
Goodwill	15,833,997	15,508,533
Prepaid expenses - long-term	175,244	183,620
Intangible Assets	863,813	990,800
Right-of-use assets	5,567,137	5,121,186
Investments	571,632	494,088
Derivative receivables - long-term	273,499	157,051
Deferred tax assets, net	7,216	6,645
Employee benefits assets - long-term, net	74	673
Other non-current assets	1,416,117	1,144,393
TOTAL NON-CURRENT ASSETS	72,872,540	63,992,063
TOTAL ASSETS	77,828,380	68,418,946

in million Rupiah
	December 31
Description	2024	2023
LIABILITIES AND EQUITY
SHORT-TERM LIABILITIES
Tower construction and other business debts
Third parties	929,781	1,100,739
Related parties	78,433	106,204
Other payables
Third parties	40,137	103,535
Related parties	71	34,624
Accruals	1,365,395	1,463,019
Short-term portion of debts for:
Lease payables	245,695	265,310
Bank debts
Third parties	14,062,762	10,875,657
Related parties	616,500	196,500
Bonds payables	274,913	7,252,204
Tax payables	120,460	193,123
Deferred income	2,190,180	2,457,037
Related party loans	-	54,500
Short-term employee benefit liabilities, net	213,453	174,579
Derivatives payable - short-term	-	21,922
TOTAL SHORT-TERM LIABILITIES	20,137,780	24,298,953

LONG-TERM LIABILITIES
Long-term debts - net of portion due within one year
Lease payables	673,078	180,108
Bank debts
Third parties	31,054,547	18,455,327
Related parties	4,210,336	6,370,483
Bonds payables	1,198,304	1,317,513
Long-term provision	353,980	314,014
Deferred tax liabilities, net	724,311	841,962
Long-term employee benefit liabilities, net	119,404	76,518
Deferred income	33,240	30,372
Derivative payables - long-term	167,736	22,032
TOTAL LONG-TERM LIABILITIES	38,534,936	27,608,329
TOTAL LIABILITIES	58,672,716	51,907,282

in million Rupiah
	December 31
Description	2024	2023
EQUITY
Equity attributable to the owners of the parent entity
Authorized capital
Par value - IDR 10 (full amount) per share
Authorized capital - 200,000,000,000 shares (2023: 100,000,000,000 shares )
Issued and paid-up capital - 51,014,625,000 shares	510,146	510,146
Additional paid-up capital	7,836	17,623
Share-based compensation reserve	103,683	92,296
Treasury shares	(738,670)	(931,339)
Other comprehensive income	79,188	78,846
Retained earnings:
General reserves	1,300	1,200
Unappropriated	19,121,594	16,687,620
Total equity attributable to the owners of the parent entity	19,085,077	16,456,392
Non-controlling interests	70,587	55,272
TOTAL EQUITY	19,155,664	16,511,664
TOTAL LIABILITIES AND EQUITY	77,828,380	68,418,946

STATEMENTS OF PROFIT AND LOSS AND OTHER COMPREHENSIVE INCOME

in million Rupiah
	Years ended December 31
Description	2024	2023
Revenue	12,735,815	11,740,345
Depreciation and amortization	(3,097,727)	(2,843,268)
Other cost of revenue	(898,595)	(684,486)
Cost of revenue	(3,996,322)	(3,527,754)
Gross profit	8,739,493	8,212,591
Selling and marketing expenses	(312,845)	(238,120)
General and administrative expenses	(824,232)	(838,176)
Other operating expenses, net	(336,495)	(194,993)
Operating profit	7,265,921	6,941,302
Finance income, gross	84,309	25,649
Final tax on finance income	(16,862)	(5,130)
Finance income, net	67,447	20,519
Finance costs, net	(3,137,673)	(2,858,027)
Profit before final tax expense and income tax	4,195,695	4,103,794
Final tax expense	(659,012)	(557,918)
Profit before income tax expense	3,536,683	3,545,876
Income tax expense	(172,077)	(242,234)
Profit for the year	3,364,606	3,303,642

Other comprehensive income (loss)
Items not to be reclassified to profit or loss
Actuarial loss, net of tax	4,872	6,347
Items to be reclassified to profit or loss
Net loss on cash flow hedges	(4,810)	(31,157)
Portion of shares from investment	27	-
Loss on bond investments	-	2,219
Total other comprehensive income (loss)	89	(22,591)
Total comprehensive income for the year	3,364,695	3,281,051

Profit for the year attributable to:
Owners of the parent entity	3,335,437	3,253,097
Non-controlling interests	29,169	50,545
	3,364,606	3,303,642

Total comprehensive income attributable to:
Owners of the parent entity	3,335,779	3,231,457
Non-controlling interests	28,916	49,594
	3,364,695	3,281,051
Earnings per share (full amount)
Basic	67	65
Diluted	67	65

STATEMENTS OF CASH FLOW DATA

in million Rupiah
	Years ended December 31
Description	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES
Cash receipts from customers	15,816,728	12,987,836
Cash payments to suppliers	(3,850,788)	(1,594,808)
Cash payments to employees	(1,117,748)	(938,838)
Cash provided by operations	10,848,192	10,454,190
Payments of income taxes and other taxes	(1,719,187)	(1,695,885)
Tax refunds	34,250	131,222
Interest income received	61,096	16,348
Disbursements (placements) of restricted banks	115,716	(107)
Net cash flows provided by operating activities	9,340,067	8,905,768

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from disposal of fixed assets	20,407	18,580
Dividends received from associates	5,310	-
Payments for purchases of fixed assets and advances to suppliers	(4,519,034)	(4,563,727)
Payments for acquisitions of businesses after deducting cash and bank balances obtained	(3,457,027)	(42,701)
Placements in joint venture investments	(43,648)	(249,031)
Placements in associate investments	(9,946)	(194,125)
Returns (placements) of long-term investments	(1,586)	493,632
Net cash flows used in investing activities	(8,005,524)	(4,537,372)

CASH FLOWS FROM FINANCING ACTIVITIES
Receipts from bank debts	84,090,394	42,250,068
Payments of bank debts	(72,256,028)	(43,649,866)
Payments of interest on debt	(2,646,056)	(2,283,563)
Payments of loan expenses	(11,598)	(50,816)
Dividend payments
Owners of the parent entity	(901,363)	(1,201,303)
Non-controlling interests	(42,002)	(28,500)
Receipts from bond issuance	157,010	4,000,000
Payment of bond payables	(7,271,893)	(1,215,049)
Payment of bond interest	(335,498)	(356,860)
Payment of bond issuance costs	(5,563)	(11,682)
Payment of lease payables	(1,650,645)	(1,674,830)
Payments from related party loans	(56,500)	(9,723)
Completion of derivative transactions	151,702	-
Receipts from related party loans	2,000	-
Receipts from other debts	13,545	-
Receipts from capital contribution	686	-
Payment of call spread premium	(114,199)	(14,899)
Receipts from MESOP	92,971	102
Net cash flows used in financing activities	(783,037)	(4,246,921)

Net increase in Cash and Cash Equivalents	551,506	121,475
Impact of changes in currency exchange rates on cash and cash equivalents	(40,000)	(1,434)
Cash and cash equivalents at the beginning of the year	428,677	308,636
Cash and cash equivalents at the end of the year	940,183	428,677

IMPORTANT FINANCIAL RATIOS

	December 31
Description	2024	2023
Financial ratios (%)
Profit for the year to Total assets (ROA)	4.32	4.83
Profit for the year to Total equity (ROE)	17.56	20.01
EBITDA1) to revenue (EBITDA margin)	84.02	85.00
Profit for the year to revenue (net margin)	26.42	28.14

Financial ratios (x)
Current assets to short-term liabilities	0.25	0.18
Total liabilities to total assets	0.75	0.76
Total liabilities to total equity	3.06	3.14
Total bank debt2) to total equity	2.61	2.17
Interest Coverage Ratio3) (ICR)	4.06	4.62
Debt Service Coverage Ratio4) (DSCR)	2.88	2.84

1)	EBITDA is calculated from operating profit plus depreciation and amortization as well as other operating expenses, net

2)	Total bank debt is calculated from short-term bank debt plus long-term bank debt

3)	ICR (Interest Coverage Ratio) is calculated from EBITDA divided by bank interest costs

4)	DSCR (Debt Service Coverage Ratio) is calculated by dividing free cash flow (free cash flow is calculated from EBITDA plus working capital minus tax payments) by debt payments. This calculation is in accordance with the covenant calculation formula from the loan facility agreements with banks

Financial Ratio Limitations in Credit Agreements or Other Liabilities and Their Fulfillment

As of December 31, 2024 and 2023, the Group has met all required financial ratios.

		December 31
Financial Ratios in credit agreements or other liabilities	Ratio Limitation	2024		2023
Bank debts
Debt Service Coverage Ratio (DSCR)	Max 5.00x	2.88	x	2.84	x
Net debt to running EBITDA	Min 1.30x	4.59	x	4.31	x

Bonds
Prohibition to provide loans to any party, including affiliates of Protelindo, in an amount of more than 20% of Protelindo’s equity except, among others, for loans provided in connection with Protelindo’s business activities	Max 20%	0.00%		0.00%
Total net debt to running EBITDA	Max 5.00x*	4.59	x	4.31	x
Running EBITDA with interest expense	Min 1.50x	3.25	x	3.99	x

* except in certain cases, Protelindo is permitted to have a loan ratio of up to 7.00x

V. MANAGEMENT’S DISCUSSION AND ANALYSIS

The Management’s Discussion and Analysis should be read in conjunction with Important Financial Highlights , the Company's financial statements as well as notes to the related financial statements, and other financial information:

The Group's Consolidated Financial Statements as of December 31, 2024, and 2023, and for the years then ended, was prepared by the Company management in accordance with the Applicable Financial Reporting Framework and presented in Rupiah currency, which have been audited by KAP PSS, an independent auditor, based on the Audit Standards established by the IAPI as stated in the independent auditor’s report No. 01791/2.1032/AU.1/10/0702-3/1/VI/2025 dated June 25, 2025 signed by Widya Arijanti (Public Accountant Registration No. AP.0702). The independent auditor’s report expresses an unmodified opinion with an “other matters” paragraph regarding: (a) the purpose for which the independent auditor's report was issued, and (b) Re-issue of the independent auditor's report on the Audited Consolidated Financial Statements in connection with the re-issue of the Audited Consolidated Financial Statements. The independent auditor’s report on the consolidated financial statements as of December 31, 2024 and for the year then ended also contains “key audit matters” describing: (i) an explanation of why the Company considers the goodwill impairment testing and business combination accounting to be one of the most significant matters in its audit of the current period and therefore constitutes a key audit matter, and (ii) how the key audit matter is addressed in the audit.

A.	GENERAL

The Group is an independent owner and operator of telecommunications infrastructure, which includes telecommunication towers, optic cables, and VSAT in Indonesia. As of December 31, 2024, the Group owns and operates 35,400 Telecommunication Towers, mostly located on the islands of Java, Sumatra, Bali, Kalimantan and Sulawesi, with 58,035 customers consisting of major telecommunications operators in Indonesia. In addition, the Group has approximately 217,507 km of fiber optic cable network that generates revenue for fiberization of Telecommunication Towers located in Java and Sumatra, and 163,347 km of fiber optic cable network installed across Indonesia, as well as a fiber optic cable backbone network connecting Java, Bali, Batam and Singapore. It also has more than 16,898 connectivity activations, in addition to 169,242 fiber to the home (home connect).

The Group’s main business activity is engaged in telecommunications infrastructure leasing services. In Telecommunication Tower leasing segment, the Group carries out its business activities by leasing/renting out spaces on the Group’s Telecommunication Towers to telecommunications operators under long-term contracts. The leased space includes vertical space on the tower where telecommunications operators can install radio frequency antennas and microwave antennas, as well as leasing land at each location for the construction of shelters that accommodate and protect electronic equipment and power supplies.

In the optic cable network leasing segment, the Group provides optic cable telecommunication infrastructure for users to rent, to fulfill their telecommunication needs. The Group's optic cables can be leased under contracts of Build to Suit Fiber (BTS) for FTTT (Fiber to The Tower), FTTH (Fiber To The Home) as well as Connectivity solutions typically carried out without BTS for clients from corporate, MSMEs, data centers and others.

Currently, the Group’s Telecommunication Tower and optic cable portfolio is the largest portfolio owned by an independent telecommunication infrastructure provider in Indonesia, with an average age of around 8.9 years and even younger for optic cables, spread across various regions of Indonesia. This extensive location network allows the Group to meet the needs of telecommunications operators. In addition, the Group’s ability through its Subsidiaries to provide fiber optic cable networks for tower fiberization provides the Group with new business opportunities from various sources.

The number of the Group’s Telecommunication Tower portfolio and customers also has the potential for growth through additional lease contracts for existing towers (colocation) or for new towers. As of December 31, 2024 the Group’s Telecommunication Tower rental/tenancy ratio reaches 1.64x.

B.	FACTORS AFFECTING THE COMPANY’S FINANCIAL CONDITION AND PERFORMANCE

The Group’s financial condition and performance will be influenced by several factors, both internal and external. The following are important factors that have a material impact on the Group’s financial condition and performance:

Demand for telecommunications infrastructure or tower space and rental prices

The demand for tower space in the Group is driven by several factors including the growth of the telecommunications infrastructure industry in Indonesia, telecommunications operators’ strategies to improve the quality and coverage of telecommunications services, and the decision by telecommunications operators to operate their own towers or outsource to other independent tower providers. Meanwhile, the growth of the telecommunications infrastructure industry depends on the general macroeconomic conditions of Indonesia, consumption patterns and people’s purchasing power.

Furthermore, the introduction of progressive and advanced mobile phone technologies such as 4G and 5G is expected to lead to demand for new towers, since the maximum transmission distance for 4G and 5G tends to be shorter than that of the existing technologies. Therefore, it requires telecommunications operators to install additional transmission equipment to compensate for the relatively lower range of 4G and 5G.

Telecommunications operators use an asset-light strategy to respond to increasing demand by (i) divesting their telecommunications infrastructure asset portfolios to independent companies (ii) outsourcing the construction of telecommunications infrastructure assets to independent companies through a build-to-suit design and (iii) renting space or capacities of the telecommunications infrastructure assets that are owned and operated by independent telecommunications infrastructure providers, as joint-users of the tower (through colocations or infrastructure-sharing).

This strategy allows telecommunications operators to reduce capital expenditures and expand their network and network capacity, quicker than if they were required to build, own and operate their own telecommunications infrastructure assets. It also allows telecommunications operators to monetize their telecommunications infrastructure asset portfolios, particularly when the telecommunications infrastructure assets approach the end of their depreciation period. Changes and adoption of new telecommunications technology can also affect demand for space or capacity of telecommunications infrastructure assets, as telecommunications operators use new technologies that may require more intensive use of space or capacity on telecommunications infrastructure asset.

As competition in the telecommunications industry has increased over the past few years which has resulted in a decrease in rental prices, the management has managed to get around the price reduction by requiring a certain amount of telecommunications infrastructure asset lease, to avoid significant impact on the Group’s sales and net income as well as operating profit.

Portfolio size of Telecommunication Towers and number of tower co-users (colocations)

The number of Telecommunication Towers in the Company’s portfolio significantly impacts the Group’s revenue and operating results. To manage costs related to the addition of Telecommunication Towers, the Group only acquires or builds Telecommunication Towers and/or their supporting infrastructure after the Group has obtained guarantee for long-term lease, from the main tenant of the Telecommunication Tower.

Another significant factor affecting the Group’s revenue is the number of co-users (colocations). The size of the Group’s Telecommunication Tower portfolio provides an opportunity for the Group‘s customers to rent space on the Group’s towers and meet their network design and expansion needs. The existence of colocations provides an advantage because the increase in capital expenditure to accommodate additional colocation tenants is relatively lower than the cost of building or acquiring new Telecommunication Towers.

The Group usually builds Telecommunication Towers to accommodate several prospective tenants. Therefore, the number of colocations and the Group’s ability to increase the number of colocations are significant factors that affect the Company’s revenue, operating profit, profit margin and return on investment. The Group’s success in attracting additional colocations is reflected in the tenancy ratio.

The maintenance costs of the Group’s Telecommunication Towers, as required in business activities, are relatively low compared to the income provided by leasing space on the Group’s towers.

Capital expenditure and acquisition cost

Capital expenditure for Telecommunication Towers has increased in the past year as a result of the Group’s continuous expansion to develop its Telecommunication Tower portfolio, both through acquisitions and construction of Telecommunication Towers.

While the Group assumes that it will continue to prepare capital expenditure for the construction of new Telecommunication Towers and the Group may be burdened with acquisition costs to develop the Group’s business and network, the majority of capital expenditures are flexible and the Group will continue to do so when the Group’s estimated return criteria are met, including upon obtaining a major tenant.

Currency exchange rate fluctuation

Currency exchange rate fluctuations can affect the Group’s net profit or loss, since parts of the Group’s loans are in foreign currencies while accounting records and financial statements are prepared and expressed in Rupiah. Therefore, at the end of each financial reporting period, the Group records, in the statement of profit or loss and other comprehensive income, the net realized and unrealized effects of the depreciation or appreciation of Rupiah against foreign currencies during the period. Volatility in Rupiah exchange rate against other currencies can significantly affect the Group’s financial statements.

Total cost and liability

To finance rapid expansion of the Group’s tower network, the Group has a number of significant liabilities. Historically, the Group has obtained loans to finance acquisitions of Telecommunication Towers and development of Telecommunication Tower sites, and in the future will obtain loans for similar purposes. Interest costs related to loans vary depending on the currency of the loan and market interest rates.

C.	LOSS AND PROFIT STATEMENT ANALYSIS

in million Rupiah
	Years ended December 31
Description	2024	2023
Revenue	12,735,815	11,740,345
Cost of revenue	(3,996,322)	(3,527,754)
Gross profit	8,739,493	8,212,591
Operating profit	7,265,921	6,941,302
Profit before final tax and income tax expenses	4,195,695	4,103,794
Profit for the year	3,364,606	3,303,642
Total comprehensive income for the year	3,364,695	3,281,051
Earnings per share (full amount)	67	65

The following is a breakdown of the Group’s revenue:

in million Rupiah
	Years ended December 31
Description	2024	2023
Third parties
Rental Income	11,473,707	10,533,037
Services and others	1,119,642	1,042,286
	12,593,349	11,575,323
Related parties
Rental Income	3,148	1,010
Services and others	139,318	164,012
	142,466	165,022
Total	12,735,815	11,740,345

in million Rupiah
	Years ended December 31
Description	2024	2023
Details on services and others
Segments
Wireline	1,070,536	809,528
VSAT	111,079	109,415
IPLC	47,402	57,207
Managed service	10,618	55,746
Payment gateway	9,926	2,168
FTTH	8,071	172,210
Disbursement	257	24
Others	1,071	-
Total	1,258,960	1,206,298

Revenue

Comparison of revenue for the year ended December 31, 2024 to revenue for the year ended December 31, 2023

The Group's revenue for the year ended December 31, 2024 amounted to IDR12,735,815 million, an increase of IDR995,470 million or 8.48% compared to revenue for the year ended December 31, 2023. The number of the Group's tower site leases increased by 3,751 leased sites, or 6.91%, from 54,284 as of December 31, 2023 to 58,035 as of December 31, 2024. This increase was mainly due to the acquisition of PT Inti Bangun Sejahtera Tbk in July 2024. Meanwhile, the increase in iForte's revenue was the result of increased urbanization and consumer demand for data services in areas with high levels of data traffic. This can be seen from the increase in the number of km of generating revenue from optic cable network rental, by 35,251 km or 19.34%, from 182,256 km of fiber optic as of December 31, 2023, to 217.507 km as of December 31, 2024. Revenue from other services also grew by IDR52,662 million, or 4.37%, from IDR1,206,298 million in the year ended December 31, 2023, to IDR1,258,960 million in the year ended December 31, 2024.

Depreciation and amortization

Comparison of depreciation and amortization for the year ended December 31, 2024 to depreciation and amortization for the year ended December 31, 2023

The Group’s depreciation and amortization for the year ended December 31, 2024, amounted to IDR3,097,727 million, an increase of IDR254,459 million or 8.95% when compared to depreciation and amortization for the year 2023. This was due to an IDR125,869 million or 9.06% increase in depreciation of fixed assets, from IDR1,389,517 million in 2023 to IDR1,515,386 million in 2024, as well as an IDR100,814 million or 8,52% increase in amortization of right-of-use assets, from IDR1,183,535 million in 2023 to IDR1,284,349 million in 2024, in line with the addition of tower assets by 4,842 towers (15.85%) and the increase in fiber optic assets by 20,271 km (20.69%).

Other cost of revenue

Comparison of other cost of revenue for the year ended December 31, 2024 to other cost of revenue for the year ended December 31, 2023

The Group’s other cost of revenue for the year ended December 31, 2024, amounted to IDR898,595 million, an increase of IDR 214,109 million or 31.28% compared to other cost of revenue for 2023. This was due to an IDR179,411 million or 39.49% increase in site maintenance costs, from IDR454,310 million in 2023 to IDR633,721 million in 2024, in line with the increase in the number of tower locations and fiber optic kms.

Gross profit

Comparison of gross profit for the year ended December 31, 2024, to gross profit for the year ended December 31, 2023

The Group's gross profit for the year ended December 31, 2024, amounted to IDR8,739,493 million, an increase of IDR526,902 million or 6.42% compared to gross profit in 2023. This was due to increased data consumption through wireless devices in 2023, making data usage revenue one of the biggest sources of revenue growth for all operators. With such a high growth rate, operators must expand their coverage and increase the number of telecommunications devices in their network by placing orders to build new towers or rent existing towers.

Operating profit

Comparison of operating profit for the year ended December 31, 2024 to operating profit for the year ended December 31, 2023

The Group’s operating profit for the year ended December 31, 2024, amounted to IDR7,265,921 million, an increase of 4.68% or IDR324,619 million when compared to the operating profit for 2023. This was due to an increase in revenue, which was offset by depreciation and amortization expenses and cost of revenue as explained above.

Profit before final tax and income tax expense

Comparison of profit before final tax and income tax expense for the year ended December 31, 2024 to those for the year ended December 31, 2023

The Groups’ profit before final tax and income tax expense for the year ended December 31, 2024 amounted to IDR4,195,695 million, an increase of IDR91,901 million or 2.24% when compared to profit before final tax and income tax expense for the year ended December 31, 2023. This was due to an IDR324,619 million increase in operating profit, which was offset by a IDR279,646 million increase in financial costs.

Profit before income tax expense

Comparison of profit before income tax expense for the year ended December 31, 2024 to profit before income tax expense for the year ended December 31, 2023

The Group's profit before income tax expense for the year ended December 31, 2024 amounted to IDR3,536,683 million, decreased by IDR9,193 million or 0.26% compared to profit before income tax expense for 2023. This was due to an IDR91,901 million increase in profit before final tax and income tax expense , as well as an IDR101,094 million increase in final tax expense.

Profit for the year

Comparison of profit for the year, for the year ended December 31, 2024 to profit for the year, for the year ended December 31, 2023

The Group’s profit for the year, for the year ended December 31, 2024 amounted to IDR3,364,606 million, an increase of IDR60,964 million or 1.85% when compared to the profit for the year for 2023. This was due to an increase in income tax expense of IDR70,157 million.

Total comprehensive income for the year

Comparison of total comprehensive income for the year, for the year ended December 31, 2024 to that for the year ended December 31, 2023

The Group's other comprehensive income for the year ended December 31, 2024 amounted to IDR89 million, an IDR22,591 million increase from other comprehensive loss for the year ended December 31, 2023, due to an IDR26,347 decrease in the net loss on cash flow hedges, from an IDR31,157 million loss in 2023 to IDR4,810 million loss in 2024, offset by an IDR1,475 million decrease in actuarial gain and an IDR27 million increase in share portion gain on investment.

D.	ASSETS, LIABILITIES AND EQUITY

The growth of the Group’s assets, liabilities and equity as of December 31, 2024 and December 31, 2023 is as follows:

in million Rupiah
	December 31
Description	2024	2023
Total current assets	4,955,840	4,426,883
Total non-current assets	72,872,540	63,992,063
Total Assets	77,828,380	68,418,946
Total short-term liabilities	20,137,780	24,298,953
Total long-term liabilities	38,534,936	27,608,329
Total liabilities	58,672,716	51,907,282
Total equity	19,155,664	16,511,664

Assets

December 31, 2024 compared to December 31, 2023

The Group’s total assets as of December 31, 2024 amounted to IDR77,828,380 million, consisting of current assets of IDR4,955,840 million and non-current assets of IDR72,872,540 million.

The Group’s current assets as of December 31, 2024 increased by IDR528,957 million or 11.95% when compared to the Group’s current assets as of December 31, 2023. This was due to an increase in cash and cash equivalents from IDR428,677 million as of December 31, 2023 to IDR940,183 million as of December 31, 2024, as well as an increase in trade receivables from IDR3,086,334 million as of December 31, 2023 to IDR3,292,793 million as of December 31, 2024, which were netoff by a decrease in prepaid taxes, short-term, from IDR479,259 million as of December 31, 2023 to IDR192,918 million as of December 31, 2024.

The Group’s non-current assets as of December 31, 2024 increased by IDR8,880,477 million or 13.88% when compared to December 31, 2023. This was mainly due to an increase in fixed assets from IDR40,385,074 million as of December 31, 2023, to IDR47,477,953 million as of December 31, 2024. The increase in fixed assets was due to the acquisition of a subsidiary, namely PT Inti Bangun Sejahtera Tbk, in July 2024.

Liabilities

December 31, 2024 compared to December 31, 2023

The Group's total liabilities as of December 31, 2024 amounted to IDR58,672,716 million, consisting of short-term liabilities of IDR20,137,780 million and long-term liabilities of IDR38,534,936 million.

The Group's short-term liabilities as of December 31, 2024 decreased by IDR4,161,173 million or 17.12% compared to December 31, 2023. This was mainly due to the decrease in bond payables, from IDR7,252,204 million as of December 31, 2023, to IDR274,913 million as of December 31, 2024 which was net off by the increase in bank debts from IDR11,072,157 million as of December 31, 2023, to IDR14,679,262 million as of December 31, 2024. This was mainly due to the repayment of short-term bonds that matured in 2024.

The Group's long-term liabilities as of December 31, 2024 increased by IDR10,926,607 million or 39.58% compared to December 31, 2023. This was mainly due to the increase in long-term bank debts from IDR24,825,810 million as of December 31, 2023, to IDR35,264,883 million as of December 31, 2024. The increase in long-term bank debts was mainly due to the fulfillment of the Group's operational activities and working capital needs.

Equity

December 31, 2024 compared to December 31, 2023

The Group's equity as of December 31, 2024 amounted to IDR19,155,664 million, with an increase of IDR2,644,000 million or 16.01% compared to December 31, 2023, which amounted to IDR16,511,644 million. This was mainly due to net profit for the year which was offset by dividend for the year.

E.	CASH FLOW

The following table provides information on the Group’s cash flow for the years ended December 31, 2024 and 2023, as stated below:

in million Rupiah
	Years ended December 31
Description	2024	2023
Net cash flows provided by operating activities	9,340,067	8,905,768
Net cash flows used in investing activities	(8,005,524)	(4,537,372)
Net cash flows used in financing activities	(783,037)	(4,246,921)
Net increase in cash and cash equivalents	551,506	121,475
Impact of changes in currency exchange rates on cash and cash equivalents	(40,000)	(1,434)
Cash and cash equivalents at the beginning of the year	428,677	308,636
Cash and cash equivalents at the end of the year	940,183	428,677

Cash Flow from Operating Activities

For the year ended December 31, 2024, net cash provided by operating activities amounted to IDR9,340,067 million, an increase of IDR434,299 million or 4.88% when compared to net cash provided by operating activities for the year ended December 31, 2023 which amounted to IDR8,905,768 million. This was mainly due to an IDR 394,002 million increase in cash provided by operations in 2024 compared to 2023, due to the acquisition of a subsidiary, PT Inti Bangun Sejahtera Tbk, in Q3 of 2024.

Cash Flow from Investing Activities

For the year ended December 31, 2024, net cash used in investing activities amounted to IDR8,005,524 million, an increase of IDR3,468,152 million or 76.44% compared to net cash used in investing activities for the year ended December 31, 2023 which amounted to IDR4,537,372 million. This was mainly due to the payment for the acquisition of subsidiaries in 2024, namely PT Inti Bangun Sejahtera Tbk, PT Integra Kreasitama Solusindo and PT Varnion Technology Semesta, in the amount of IDR3,457,027 million.

Cash Flow from Financing Activities

For the year ended December 31, 2024, net cash used in financing activities amounted to IDR783,037 million, a decrease of IDR3,463,884 million or 81.56% when compared to net cash used in financing activities for the year ended December 31, 2023 which amounted to IDR4,246,921 million. This was mainly due to receipts from bank debts, mainly from PT Bank Negara Indonesia (Persero) Tbk and PT Bank Mandiri (Persero) Tbk, which was net off by the payments of bonds and bank debts.

F.	LIQUIDITY AND CAPITAL SOURCES

Liquidity

Liquidity indicates the level of the Group’s ability to meet all short-term obligations as reflected in the ratio of current assets to short-term liabilities. The higher the ratio, the better the Group’s ability to meet short-term liabilities.

The ratios of current assets to short-term liabilities of the Group for the years ended December 31, 2024 and December 31, 2023 were 0.25x and 0.18x, respectively.

The Group’s internal liquidity sources come from cash receipts from customers, and its external liquidity comes from debt, both bank debts and bond debts. The following are material liquidity sources that have not been used by the Group as of December 31, 2024:

No	Bank Name	Source of liquidity	Total undisbursed facilities
1	PT Bank SMBC Indonesia Tbk (formerly PT Bank BTPN Tbk)	Revolving loan facility	IDR1,597,700 million
2	JPMorgan Chase Bank N. A	Revolving loan facility, overdraft	IDR700,000 million
3	PT Bank Central Asia Tbk	Money market loan facility	IDR883,000 million
4	Oversea-Chinese Banking Corporation Limited	Revolving loan facility	USD50,000,000
5	PT Bank Permata Tbk	Revolving loan facility	IDR2,600,000 million
6	Bank of China (Hong Kong) Limited	Revolving loan facility	USD60,000,000
7	PT Bank UOB Indonesia	Working Capital recurring loan facility	IDR460,800 million
8	PT Maybank Indonesia Tbk	Revolving loan facility	IDR500,000 million
9	PT Bank Danamon Indonesia Tbk	Revolving loan facility	IDR898,600 million
10	PT Bank CIMB Niaga Tbk	Revolving loan facility	IDR894,000 million
11	PT Bank QNB Indonesia Tbk	Revolving loan facility	IDR297 million
12	Citibank N. A	Revolving loan facility	IDR650,000 million
13	PT Bank CTBC Indonesia	Revolving loan facility	IDR24,341 million

As of the publication date of this Prospectus, the Group has sufficient working capital and has never experienced a shortage in meeting working capital.

There are no demands, obligations or commitments, events and/or uncertainties that may result in a material increase or decrease in liquidity.

Solvency

Solvency is the Group’s ability to meet all its liabilities as measured by the comparison between the amount of liabilities and the amount of equity (equity solvency) or the amount of liabilities and the amount of assets (asset solvency). The Group’s equity solvency for the years ended December 31, 2024 and December 31, 2023 were 3.06x and 3.14x, respectively, while the Group’s asset solvency for the years ended December 31, 2024 and December 31, 2023 were 0.75x and 0.76x, respectively.

Return on Equity

Return on Equity shows the Group’s ability to generate net profit as measured by comparing the current year’s profit with the amount of equity. The Group’s Return on Equity for the years ended December 31, 2024 and 2023 were 17.56% and 20.01%, respectively.

The decrease in the return on equity as of December 31, 2024 compared to December 31, 2023 was due to an increase in total equity, as a result of an increase in retained earnings, from IDR16,688,820 million as of December 31, 2023 to IDR19,122,894 million as of December 31, 2024.

Return on Assets

The Return on Assets shows the Group’s ability to generate net income as measured by comparing the current year’s profit with the amount of assets. The Group’s Return on Assets for the years ended December 31, 2024 and 2023 were 4.32% and 4.83%, respectively.

The decrease in the return on assets as of December 31, 2024 compared to December 31, 2023 was due to an increase in assets from IDR68,418,946 million as of December 31, 2023 to IDR77,828,380 million as of December 31, 2024.

Profitability

The Group’s net margin for the year ended December 31, 2024 was 26.42%, decreasing from the previous year of 28.14% for the year ended December 31, 2023. This decrease in profit margin in 2024 compared to 2023 was mainly due to the growth of FTTH and connectivity segments, in addition to an increase in finance costs, from 24.34% of revenue as of December 31, 2023 to 24.64% of revenue as of December 31, 2024.

G.	OPERATING SEGMENTS

The management, as the operational decision maker, monitors the operating results of business units separately for the purpose of making decisions on resource allocation and performance assessment. Performance of segments is assessed based on profit or loss and measured in accordance with profit or loss in the consolidated financial statements.

The following is information regarding the Group’s operating segments:

in million Rupiah
	Tower Rental		Other Services		Total
	Years ended December 31		Years ended December 31		Years ended December 31
Description	2024	2023	2024	2023	2024	2023
CONSOLIDATED STATEMENT OF PROFIT OR LOSS AND OTHER COMPREHENSIVE INCOME
Revenue
Rental Income	8,512,427	8,346,311	2,964,428	2,187,736	11,476,855	10,534,047
Services and others	10,618	55,746	1,248,343	1,150,552	1,258,961	1,206,298
Gross profit	6,252,328	6,166,804	2,487,165	2,045,787	8,739,493	8,212,591
Selling and marketing expenses	(174,250)	(93,601)	(138,595)	(144,519)	(312,845)	(238,120)
General and administrative expenses	(486,457)	(558,879)	(337,775)	(279,297)	(824,232)	(838,176)
Other operating expenses, net	(230,493)	(160,229)	(106,002)	(34,764)	(336,495)	(194,993)
Operating profit	5,361,128	5,354,095	1,904,793	1,587,207	7,265,921	6,941,302
Finance income, net	45,467	14,705	21,980	5,814	67,447	20,519
Finance costs	(2,158,518)	(2,329,308)	(979,155)	(528,719)	(3,137,673)	(2,858,027)
Profit before final tax and income tax expense	3,248,077	3,039,492	947,618	1,064,302	4,195,695	4,103,794
Final tax	(659,012)	(557,918)	-	-	(659,012)	(557,918)
Profit before income tax expense	2,589,065	2,481,574	947,618	1,064,302	3,536,683	3,545,876
Income tax expense	85,881	(62,308)	(257,958)	(179,926)	(172,077)	(242,234)
Profit for the year	2,674,946	2,419,266	689,660	884,376	3,364,606	3,303,642

CONSOLIDATED STATEMENT OF FINANCIAL POSITION
Total segment assets	58,393,603	55,199,706	19,434,777	13,219,240	77,828,380	68,418,946
Total segment liabilities	(39,988,147)	(38,559,573)	(18,684,569)	(13,347,709)	(58,672,716)	(51,907,282)

Other information
Cash flows provided by operating activities	6,763,403	7,050,800	2,576,664	1,854,968	9,340,067	8,905,768
Cash flow used in investing activities	(2,698,947)	(1,398,363)	(5,306,577)	(3,139,009)	(8,005,524)	(4,537,372)
Cash flow provided by (used in) financing activities	(3,392,084)	(6,435,970)	2,609,047	2,189,049	(783,037)	(4,246,921)

As of December 31, 2024, the contribution of tower rentals and other services to the Group’s total revenue was 66.92% and 33.08%. Meanwhile, the contribution of tower rentals and other services to the Company’s operating profit was 73.78% and 26.22%.

As of December 31, 2023, the contribution of tower rental and other services to the Group’s total revenue amounted to 71.57% and 28.43%, respectively. Meanwhile, the contribution of tower rental and other services to the Group’s operating profit amounted to 77.13% and 22.87%, respectively.

Compared to the year ended December 31, 2023, the Group’s tower rental revenue increased by IDR120,988 million or 1.44% in the year ended December 31, 2024. This increase was in line with the increase in the number of towers.

Compared to the year ended December 31, 2023, the Group’s other services revenue increased by IDR874,483 million or 26.20% in the year ended December 31, 2024. This increase was in line with the increase in fiber and connectivity business.

H.	CAPITAL EXPENDITURE

The Group invests in capital goods in the form of fixed assets of land, towers, buildings, motor vehicles, and office and project equipment. This capital goods investment aims to support the smooth running of the Group’s operating activities. The Group’s capital expenditure amounted to IDR4,282,530 million and IDR4,799,870 million for the years ended December 31, 2024 and 2023, with the following details:

in million Rupiah
	December 31
Description	2024	2023
Cost of Acquisition
Land	4,446	-
Tower	98,355	89,059
Buildings	11,993	3,860
Machinery	2,572	-
Office equipment	8,147	12,843
Motor vehicles	15,665	11,744
Project equipment	707,061	465,145
Office furniture	46	523
Subtotal	848,285	583,174

Fixed assets for build, manage, and transfer
Tower	196	-
Buildings	-	-
Project equipment	-	-
Subtotal	196	-

Assets in completion	3,434,049	4,216,696
Total	4,282,530	4,799,870

The Group has the largest portfolio among independent tower providers in Indonesia. This positions the Group to capitalize on the need for new towers in urban and rural areas throughout the country. Through its subsidiary, iForte, the Group has the ability to provide microcell sites, tower fiberization, and BTS hotel solutions to support the increasing demand for network capacity. The Group has completed new BTS and colocation, Wireline and VSAT, land leases and other assets other than towers. Most of the projects are funded by the Group’s internal cash flow. The construction of towers and fiber optics takes approximately 6 months. The Group expects that this capital expenditure can increase revenue.

Capital goods investment commitments

In the tower segment, the Group has capital goods investment commitments to several parties, including PT Bach Multi Infrastruktur in the amount of IDR82,519 million, PT Duta Hita Jaya in the amount of IDR78,207 million, PT Bach Multi Global in the amount of IDR44,506 million, PT Konstruksi Baja Cikande in the amount of IDR54,461 million, and PT Handal Karya Abadi in the amount of IDR28,853 million in relation to the procurement of assets for tower construction.

In the non-tower segment, the Group has capital goods investment commitments to several parties, including PT Jejaring Mitra Persada in the amount of IDR120,540 million, PT Fajar Mitra Krida Abadi in the amount of IDR77,012 million, PT Rizki Prima Sakti in the amount of IDR71,967 million, PT Ekspanindo Prima Multimedia in the amount of IDR48,756 million, and PT Merbau Prima Sakti in the amount of IDR36,879 million, in relation to the procurement of assets for the construction of fiber optic networks.

This capital goods investment commitment aims to support the development and growth of the Company’s business, one of which is through the addition of assets and expansion to other regions to widen its reach throughout the country.

There is no capital goods investment expended in order to fulfill regulatory requirements and environmental issues.

I.	LIMITATIONS ON TRANSFER OF FUNDS FROM SUBSIDIARIES TO THE COMPANY

There is no transfer of funds from subsidiaries to the Company other than dividend payments from subsidiaries.

J.	EXTRAORDINARY EVENTS OR TRANSACTIONS OR SIGNIFICANT CHANGES AFFECTING REVENUE AND PROFITABILITY

There are no extraordinary and infrequent events or transactions or significant changes in the economy that could affect the amount of revenue and profitability.

K.	OTHER OPERATING EXPENSES, NET

Other operating expenses, net, are other operating expenses outside the Group’s main business activities in operating activities. The Company’s Other operating expenses, net, amounted to IDR336,495 million and IDR194,993 for the years ended December 31, 2024 and 2023, with the following details:

in million Rupiah
	Years ended December 31
Description	2024	2023
Losses from disposal of fixed assets	168,191	164,120
Tax expenses	123,833	11,289
Foreign exchange loss, net	17,317	14,536
Goodwill impairment	-	30,000
Fair value gain on structured deposit	-	(9,760)
Gain on change in accounting estimate – land lease	-	(97,612)
Expected credit loss allowance (reversal) on receivables	(43,315)	43,435
Others	70,469	38,985
Net	336,495	194,993

The increase in the Group’s tax expense for the year ended December 31, 2024 was IDR112,544 million or 997% compared to the tax expense for the period ended December 31, 2023. This increase was due to STP having been issued a Supreme Court Decision rejecting the request for Judicial Review of Underpayment of Income Tax Article 26 in 2015.

The decrease in fair value gain of the Group’s structured deposit for the year ended December 31, 2024 amounted to IDR9,760 million. This decrease was due to the realization of gain on the sale of structured deposit in 2023.

The decrease in the Group’s net expected credit loss allowance on receivables, for the year ended December 31, 2024 amounted to IDR86,759 million or 200% compared to the net expected credit loss allowance on receivables, for the year ended December 31, 2023. This decrease was due to the update of the calculation method to be more reliable, and to use more accurate PD (probability default) and LGD (loss given default).

The Group’s goodwill impairment for the year ended December 31, 2023 amounted to IDR30,000 million due to the goodwill impairment of IPI and VTS.

The Group’s gain on changes in accounting estimates - land lease for the year ended December 31, 2023 amounted to IDR97,612 million due to the Group evaluating the option to extend the lease term, and based on the analysis of past land lease renewals, the Group determined that the option was not sufficiently certain to be exercised, the change was recorded as a change in accounting estimate which resulted in a decrease in amortization and interest expense and recorded as a gain on changes in accounting estimates.

L.	IMPACT OF PRICE CHANGES ON SALES AND NET INCOME AS WELL AS OPERATING PROFIT

Price changes have not had a significant impact on the Group’s sales and net income as well as operating profit in the last two years, since inflation was still under control.

M.	POLICIES OF THE GOVERNMENT AND OTHER INSTITUTIONS IN FISCAL, MONETARY, PUBLIC ECONOMIC AND POLITICAL FIELDS HAVING DIRECT OR INDIRECT IMPACT ON BUSINESS ACTIVITIES AND INVESTMENT

Government policies in maintaining exchange rates and interest rates affect the Group’s profit.

Recent Developments

The Company has published the Group’s unaudited interim consolidated financial statements as of March 31, 2025, and for the three-month period ending on that date, which were prepared by the Company’s management in accordance with Indonesian Financial Accounting Standards and stated in Rupiah (collectively referred to as the “Unaudited Interim Consolidated Financial Statements”), which were authorized for publication by the Company’s Board of Directors on May 28, 2025.

The Unaudited Interim Consolidated Financial Statements are not included in this Prospectus, but have been published by the Company and submitted to the Indonesia Stock Exchange as part of its regular reporting. The Unaudited Interim Consolidated Financial Statements are not included in this Prospectus, but have been published by the Company and submitted to the Indonesia Stock Exchange as part of the Company’s periodic reporting to the Indonesia Stock Exchange and can be accessed through the menara nusantara tbk_31 march 2025.pdf. The Unaudited Interim Consolidated Financial Statements has been reviewed by KAP Purwantono, Sungkoro & Surja in accordance with Review Standard 2410 “Review of Interim Financial Information Performed by the Independent Auditor of the Entity” established by the Indonesian Institute of Certified Public Accountants (IAPI), as stated in its report dated May 28, 2025, which is not attached to this Prospectus but is included in the Unaudited Interim Consolidated Financial Statements, which can be accessed on the Company’s website or the Indonesia Stock Exchange’s website. A review has a scope that is substantially less than an audit conducted in accordance with the Auditing Standards established by IAPI and, as a result, does not enable KAP Purwantono, Sungkoro & Surja to obtain assurance that KAP Purwantono, Sungkoro & Surja is aware of all significant matters that might be identified in an audit. Therefore, KAP Purwantono, Sungkoro & Surja does not express an audit opinion on the Unaudited Interim Consolidated Financial Statements.

VI. RISK FACTORS

In carrying out its business activities, the Company’s main business activities focus on shareholding (directly or indirectly) in several major subsidiaries engaged in telecommunications infrastructure leasing. In this Prospectus, the Company and its major subsidiaries are hereinafter referred to as the “Group”. In conducting its business activities, the Group is inseparable from various risk factors influenced by internal and external factors, which can affect the Group’s performance and income. The risks disclosed in the following description are material risks for the Group that have been arranged according to the risk weight based on the impact of each risk on the Group’s financial performance.

A.	Main Risks Having a Significant Impact on the Company’s Business Continuity

The Group faces tight competition and price competition in the telecommunications infrastructure leasing industry.

The Company faces competition from other telecommunications infrastructure providers. Given that the telecommunications infrastructure industry is capital-intensive, requires good operational capabilities, and requires strong relationships with telecommunications operators, it is not easy for new players to enter this industry.

The efforts made by the Company to face the competition are to maintain customer satisfaction levels by providing good and timely services, and consistently building long-term relationships with telecommunications operators to meet the needs of their customers.

With a tower portfolio of around 31,502 towers with locations spread throughout Indonesia, the Group also assists telecommunications operators in rapidly expanding their network coverage and capacity.

Currently, the Group’s business competition conditions in the provision of telecommunications infrastructure spaces and optic cable connections are considered relatively stable. This is also supported by the Group’s position as one of the biggest independent telecommunications infrastructure companies, with a relatively strong balance sheet and relatively good access to funding. In addition, the Company has a good reputation for completing telecommunications infrastructure provision projects within the time frame and specifications as required by telecommunications operators.

B.	Material Business Risks, Both Directly and Indirectly, That Can Affect the Company’s Business Results and Financial Condition

Most of the Company’s revenue comes from only a few customers, and the Company is vulnerable to risks related to the credit capacity of customers

Most of the Company’s revenue comes from several major customers, namely telecommunications operators under long-term leases. For the six-month period ended December 31, 2024, the Company’s 3 largest main customers contributed 80% of the Company’s total revenue. If the Company’s main customers fail to or default in fulfilling their obligations in accordance with their contracts with the Company and/or their agreements with other third parties (including financial institutions) or experience financial difficulties, the Company may be faced with uncollected or deferred trade receivables. Since the Company generates most of its revenue from only a few customers, any event affecting the creditworthiness and ability to fulfill their obligations to the Company could adversely impact the Company’s business activities, prospects, operational results, and financial condition. The Company has several experiences with late payments from some customers.

In addition, in the course of normal business activities, the Company sometimes faces disputes with customers. For instance, the Company’s customers often request additional documents as one of the billing requirements, although such additional document requirements are not included in the lease agreements. If the Company is forced to enter litigation in such disputes, customer relationships could be disrupted, which would ultimately reduce the Company’s revenue growth and adversely affect the Company’s business, prospects, results of operations, and financial condition.

Decreasing demand for telecommunications infrastructure or a decreasing demand for tower space, optic cable network, and VSAT may adversely impact the Company’s business activities, prospects, results of operations, and financial condition

The Company’s business strategy and capital expenditure plan are based on the expectation that the number of telecommunications infrastructure users in Indonesia will increase. If the telecommunications service industry in Indonesia does not experience growth or is lower than the expected growth rate, this will adversely impact the Company’s business activities, prospects, results of operations and financial condition.

Factors that lead to a decrease in demand for telecommunications infrastructure services are as follows:

•	Declining capital expenditures of telecommunications operators;

•	Declining growth in data usage or the telecommunications industry in general;

•	Development that is hampered by government permits for spectrum and telecommunications, as well as other regulations;

•	Mergers or consolidations between/among telecommunications operators;

•	Increasing use of network sharing, roaming, or resale agreements between/among telecommunications operators;

•	Delays or changes in the use of telecommunications technology;

•	Changes in telecommunications operator strategies that are detrimental to tower space ownership or sharing;

•	Developments related to zoning, environmental, health, and other unfavorable government regulations;

•	Declining demand for telecommunications services in general by customers; and

•	Deterioration in the general financial condition of telecommunications operators as a result of lower rates, media convergence, and other factors.

Mergers or consolidations between/among the Company’s customers could adversely affect the Company’s business, prospects, results of operations and financial condition

The Company believes that the telecommunications industry in general could experience consolidation in the future. Significant consolidation of customers now or in the future, including the recent merger between PT XL Axiata, Tbk, PT Smartfren Telecom, Tbk and PT Smart Telecom (“XL Smart Merger”), could result in lower overall capital expenditures due to overlapping network and expansion plans of several telecommunications operators. Particularly for the XL Smart Merger, the Company is still reviewing the final impact of this merger as a whole, given that the agreement with related parties still remains as a preliminary agreement and still requires further communication and arrangements in its implementation, including in relation to operational management and the post-merger relocation of infrastructure lease contracts. Further, if such consolidation occurs, certain segments of the Company’s existing and future customers on the consolidated combined network would be considered redundant, and these customers would reduce this excess. The Company’s results of operations and growth prospects could be adversely affected if a significant portion of its current leases are not renewed when the consolidation occurs. Similar consequences could occur if telecommunications operators begin implementing network sharing, roaming, or resale agreements among themselves rather than renting telecommunications infrastructure from independent providers.

The Company cannot provide assurance that Indonesian telecommunications operators will not be subject to consolidation in the future (apart from the XL Smart Merger), which would result in reduced growth and could adversely affect the Company’s business, prospects, results of operations, and financial condition.

The Company may not be able to retain or attract key management and experts

The success that the Company has achieved or expects to achieve in the future depends to some extent on the Company’s ability to retain key management and experts. Attracting and retaining quality managerial talent is a significant challenge faced by companies in Indonesia and the Company’s industry in particular, due to rapid development and the entry of new competitors. Failure to attract or retain quality management and experts will adversely affect the Company’s business, prospects, results of operations, and financial condition.

The Company’s business activities may be adversely affected by changes or differences in interpretations or implementations of, and/or overlapping enforceability of, the laws and regulations.

The telecommunications tower leasing industry in Indonesia is subject to various laws and regulations. Any changes to these laws and regulations may result in different interpretations or implementations, and/or in overlapping enforceability of, the provisions of these laws and regulations, which may adversely affect the Company’s business and prospects and may adversely affect the Company’s results of operations and financial condition.

On March 30, 2009, the Ministry of Home Affairs, Ministry of Public Works, the Ministry of Communication and Information Technology and the Investment Coordinating Board issued a joint regulation, i.e., the Joint Regulation of the Minister of Home Affairs, the Minister of Public Works, the Minister of Communication and Information Technology and the Head of the Investment Coordinating Board Number 18 of 2009, Number 07/PRT/M/2009, Number 19/PER/M.KOMINFO/03/2009 and Number 3/P/2009 concerning Guidelines for Construction and Joint Use of Telecommunication Towers (the “Joint Regulation”). The Joint Regulation also regulates, among other things, guidelines for the construction of Telecommunication Towers and the use of joint towers to be harmonized in each government institution as a reference. On the other hand, there are different interpretations between the practical domain in each regional government, with the provisions of laws and regulations. For instance, the enforcement of Building Construction Permits (“IMB”) (now referred to as Building Approval (“PBG”)) for Telecommunication Towers, which have different requirements in each region. The Company may encounter difficulties and obstacles in obtaining or extending IMB or PBG due to differences in interpretation or implementation, and/or overlapping enforceability of regulations issued by the central government with those issued by local governments where the Company has telecommunications towers, including differences in requirements and processes for obtaining IMB or PBG from one region to another.

Furthermore, differences in interpretation or implementation, and/or overlapping enforceability of regulations due to the issuance of new regulations governing the same thing in the future related to the tower rental industry, as well as limited examples of application or guidelines related to the interpretation and implementation of such regulations, may adversely impact the Company’s business activities, prospects, results of operations and financial condition.

As of the publication date of this Prospectus, the Company has obtained IMB or PBG for most of the Company’s Telecommunication Towers. For some of the Company’s Telecommunication Towers that have not yet obtained complete permits, the permit applications are currently being processed at the relevant competent authorities.

Furthermore, in connection with the construction of Telecommunication Towers in the DKI Jakarta area, the Governor of DKI Jakarta has issued Regulation of the Governor of DKI Jakarta No. 14 of 2014 concerning the Implementation of Telecommunication Towers (“Regulation No. 14/2014”). Regulation No. 14/2014 regulates the requirements for establishing Telecommunication Towers in DKI Jakarta, including the requirements and permits that must be met by every Telecommunication Tower, both existing and planned for construction. The construction of new towers in the DKI Jakarta area can only be made within the Tower Zone area that has been determined by the regional government (the “Tower Zone”). Before erecting a Telecommunication Tower, a Telecommunication Tower Zone Recommendation is required from the Communication, Information Technology, and Public Relations Service (the “Tower Zone Recommendation”). After obtaining the Tower Zone Recommendation, the Telecommunication Tower provider must obtain IMB or PBG, unless the tower is hidden inside a building and does not have a height of more than 6 meters. The construction of a tower must be carried out no later than 1 month after the issuance of the IMB or PBG. The IMB or PBG is valid indefinitely if there are no changes to the structure or construction of the tower, and the installed antenna load does not exceed the maximum load-bearing capacity of the Telecommunication Tower.

In addition to the IMB or PBG, based on Government Regulation No. 16 of 2021 concerning the Implementing Regulations of Law No. 28 of 2002 concerning Buildings (“Regulation No. 16/2021”), Telecommunication Tower providers operating in all cities/regencies in Indonesia must also possess a Certificate of Occupancy (SLF). SLF is valid for 5 years and can be extended, in accordance with the applicable local regulations at the location where the tower stands. Regulation No. 14/2014 also requires tower providers to insure their towers and cover all risks arising from the existence of the tower building from the beginning of construction to the tower operations.

There is no guarantee that the Telecommunication Tower owned by the Company will comply with the regulations as stated above, or be included in the Tower Zone, or that the authorized government will not issue new regulations in relation to the Tower Zone.

In connection with the above-mentioned matters, if the necessary permits for the Company’s Telecommunication Towers are not successfully obtained, such as the IMB or PBG, the relevant competent authority can impose various sanctions on the Company, such as reprimands, warnings and fines, for non-compliance with the fulfillment of the relevant permits and approval requirements. They may even require the Company to relocate or dismantle the Company’s Telecommunication Towers. Failure to obtain and/or maintain approvals and permits for Telecommunication Towers may also result in a breach of the Company’s obligations under several lease agreements with the Company’s customers. Likewise, it also applies to failure to fulfill the requirements of Regulation No. 16/2021 and Regulation No. 14/2014 as mentioned above. In the event that the Company is required to relocate or dismantle: (i) based on a final and binding decision determined by the court, 10% or more of the Company’s Telecommunication Towers; or (ii) based on an order or decision of any form by the competent authority, 15% or more of the Company’s Telecommunication Towers; within a period of 6 consecutive months, it may result in a default on debt and may cause the Company’s debt payments to be accelerated.

The occurrence of one or more of the events or matters mentioned above may adversely impact the Company’s business activities, prospects, results of operations, and financial condition.

Furthermore, the enforcement of regulations in the environmental sector in relation to the Company’s business activities may also adversely impact the Company’s business activities, prospects, results of operations, and financial condition. Under Regulation of the Minister of Environment and Forestry No. 4 of 2021 concerning A List of Businesses and/or Activities Required to Have an Environmental Impact Analysis (Analisis Mengenai Dampak Lingkungan Hidup or “Amdal”), Environmental Management Efforts and Environmental Monitoring Efforts (Upaya Pengelolaan Lingkungan Hidup Dan Upaya Pemantauan Lingkungan Hidup or “UKL-UPL”) or A Statement of Commitment to Environmental Management and Monitoring (Surat Pernyataan Kesanggupan Pengelolaan dan Pemantauan Lingkungan Hidup or “SPPL”) (“MoEF Regulation No. 4/2021”), the obligation to have an Amdal, UKL-UPL and SPPL is determined based on the impact caused to the environment in connection with the implementation of businesses and/or activities. Businesses and/or activities that (i) have a significant impact on the environment are required to have an AMDAL, (ii) do not have a significant impact on the environment are required to have an UKL-UPL, and (iii) do not have a significant impact on the environment and are not required to have an UKL-UPL are required to have an SPPL. On April 30, 2010, the Minister of Home Affairs of the Republic of Indonesia issued Regulation of the Minister of Home Affairs No. 32 of 2010 concerning Guidelines for Granting Building Construction Permits (“MoHA Regulation No. 32/2010”) which allows the Company to submit a request for a new IMB or PBG for the Company’s tower locations that do not yet have an IMB or PBG.

In MoHA Regulation No. 32/2010, one of the administrative requirements for obtaining an IMB or PBG is an AMDAL document or UKL-UPL for those subject to the obligation. In general, the provision of Telecommunication Towers carried out by the Company by renting out its Telecommunication Tower portfolio is included in the type of business activities that are required to have an SPPL. Furthermore, the Company’s business activities above do not produce hazardous waste materials and are not included in the type of high-risk business. However, in practice, to obtain an IMB or PBG, government agencies in certain regions require applicants to meet the requirements for environmental monitoring obligations. Some of the Company’s towers that already have an IMB or PBG may not be equipped with environmental monitoring documents. The Company cannot guarantee that government agencies will not require the Company to have a UKL-UPL even though the Company already has an IMB or PBG in accordance with MoHA Regulation No. 32/2010. If this is enforced on the Company, it may be subject to fines or sanctions for not having the environmental monitoring documents or the Company may incur additional costs to obtain the environmental monitoring documents, which may adversely impact the Company’s business activities, prospects, results of operations, and financial condition.

In addition, there is no guarantee that new regulations in the future, either from the central government or local government, would be favorable to the Company’s business activities, prospects, results of operations, and financial condition.

The Company and its Subsidiaries do not have, and may have difficulty in obtaining, the necessary permits for several Telecommunication Towers, optic cable networks, VSATs, and the existing permits held may be inadequate, amended, revoked, or not extended.

The development and operation of most Telecommunication Towers require permits issued by the government, including building permits or building construction approval. To obtain a building permit or building construction approval, the Company is required to obtain permits from residents living within the radius of the tower. In certain conditions, recommendations for tower height, approval for antenna and pole placement, interference permits, permits to use relevant public facilities, and several other permits or recommendations are also required. These permits are subject to review, interpretation, change, and termination by the competent authorities. The Company may experience difficulties in obtaining and/or maintaining certain permits, which would force the Company to find alternative locations and/or spend significant efforts and costs if suitable alternative locations for Telecommunication Towers are not available.

Furthermore, the Company continues to monitor the efforts made by the Investment Coordinating Board (Badan Koordinasi Penanaman Modal or “BKPM”) to simplify and accelerate the business licensing process, both through innovations and updates to the OSS system (such as integration with the Detailed Spatial Plan (Rencana Detail Tata Ruang or “RDTR”) and partnership features. The aforementioned innovation and updates to the OSS system require, among other things, adjustment measures, proactive steps, or changes to the requirements for submitting permits through the Integrated Electronic Business Licensing System (also known as OSS) which may pose challenges for the Company or system limitations in certain regions that do not yet have an RDTR system, which may adversely impact the process of obtaining or renewing the permits required by the Company to conduct its business activities.

The Company always strives to comply with all applicable regulations in carrying out its business activities, including by obtaining the necessary permits to construct telecommunications towers. The Company uses contractors to construct Telecommunication Towers, and the same contractors appointed by the Company are required to process the required permits in advance, in accordance with applicable provisions, prior to the construction of a Telecommunication Tower to ensure that construction is in accordance with applicable provisions. Failure to comply with the required permits may lead to competent authorities taking legal enforcement measures against the tower provider, by ordering the dismantling of towers without permits. The Company cannot ensure that it will not be obliged to dismantle or relocate Telecommunication Towers and/or will not be subject to any sanctions due to non-compliance with existing regulations. Such consequences or sanctions may adversely impact the Company’s business activities, prospects, operational results, and financial condition.

The business activities of Subsidiaries that manage fixed networks based on VSAT and fiber optics, as well as internet access provider services, also require approval from the competent authorities. Subsidiaries may also experience difficulties in obtaining and/or maintaining certain permits, which may cause them to spend significant efforts and costs.

Permits are subject to review, interpretation, change, and termination by the competent authorities. The Company and/or Subsidiaries cannot guarantee that the competent authorities will not take unfavorable actions in connection with such permits or that such permits will be extended or renewed on commercially reasonable terms. If the permits held by the Company and/or Subsidiaries cease to be valid or are not renewed, it will adversely impact the Company’s business activities, prospects, results of operations, and financial condition.

The Company’s ability to construct Telecommunication Towers and develop new fiber optic cable networks depends on several factors beyond the Company’s control, such as the availability or ability to lease land or rooftop space.

The Company’s ability to construct Telecommunication Towers and develop new fiber optic cable networks depends on several factors, including the Company’s ability to identify and lease or acquire suitable land at commercially reasonable prices, the availability of capital, the customer’s network planning, and the Company’s ability to obtain the necessary permits. Identification of a location to construct a Telecommunication Tower requires expertise in infrastructure engineering, tower management, and network consulting, which is also the case for the development of a fiber optic cable network. The Company cannot provide assurance that it will be successful in obtaining the right location and be able to construct or acquire new Telecommunication Towers with the height required to meet its customers’ expansion plans, or develop its fiber optic cable network as planned. These factors may adversely affect the Company’s business activities, prospects, results of operations, and financial condition.

The Company may not be able to effectively manage growth through increasing the number of tenants, construction, and acquisitions

The Company’s strategy to expand its business activities from Telecommunication Towers consists of several components, i.e., increasing the number of colocations, constructing new towers, and acquisitions from independent tower providers or telecommunications operators. Implementation of these strategies depend on several factors, including the ability to identify and fulfill the telecommunications operators’ needs of network expansion, the ability to construct Telecommunication Towers in a timely and cost-effective manner, the ability to identify and reach agreements for appropriate acquisitions on reasonable terms, and the ability to obtain financing to conduct bigger acquisitions or investments. The Company cannot provide assurance that the search for acquisition opportunities and related communications with third parties will result in future acquisitions.

The Company’s ability to grow through acquisitions depends on several factors beyond the Company’s control, such as the willingness of major telecommunications operators in Indonesia (among which are the Company’s main customers) to partner up with the Company in a sale and leaseback transaction for its Telecommunication Tower portfolio, or the willingness of other independent Telecommunication Tower owners to sell their portfolios, provided that the transaction must meet the Company’s investment return criteria and the Company’s ability to obtain the necessary approvals from various parties to carry out the expansion. In addition, acquisition or investment transactions may expose the Company to unknown liabilities or risks without adequate collateral or other legal protections.

The implementation of the Company’s growth strategy depend on risks and uncertainties, including the Company’s ability to:

•	Identify and meet the telecommunications operators’ needs of network expansion;

•	Construct Build-to-Suit towers in a timely and cost-effective manner;

•	Identify and reach agreements for appropriate acquisitions on commercially reasonable terms;

•	Have sufficient funding to carry out larger acquisitions or investments on commercially reasonable terms;

•	Generate sufficient cash flow to repay the Company’s debts as well as manage and fund operational and capital expenditures;

•	Retain and acquire customers and accurately assess and evaluate their needs and market demand;

•	Offer products and services at competitive prices;

•	Respond to changes in telecommunications industry regulations and other related regulations; and

•	Attract, retain, and train skilled workers.

The success of the growth strategies depends on several external factors beyond the Company’s control. The Company’s failure to address these risks and uncertainties could adversely affect the Company’s business, prospects, results of operations and financial condition.

In addition, the Company expects that the Company’s growth will increase the demand for the Company’s management and operational workforce. If the Company is unable to do so or if there are shortcomings in internal control and supervision now or in the future that could result in inconsistent internal standards in operational procedures, the Company may not be able to provide services to meet customer needs, to hire and retain new employees, open new businesses or operate the Company’s business effectively.

The Company’s inability to protect its land lease rights could adversely affect its business and results of operations

The Company leases most of the land and property at the tower sites. In general, the term of the lease agreements ranges from 5 to 20 years, with an extension option under which the Company is given the right to use the leased location to conduct business activities.

Any termination of the Company’s land lease agreements or the inability to renew the land lease agreements on commercially reasonable terms could limit the Company’s ability to conduct business and generate revenue. Demolition and relocation of Telecommunication Towers can incur significant costs, and the Company may not be able to pass on such costs to customers or to prevent any disruption caused by such demolition and relocation to the Company’s or customers’ operations. If the Company is unable to maintain, renew, and protect its customers’ tenancy rights to the Company’s services on commercially reasonable terms, it could adversely affect the Company’s business, prospects, results of operations, and financial condition.

For several reasons, such as the absence of or delay in obtaining required documentation, the Company may not always have the ability to access, analyze, and verify all information relating to land rights and other matters before entering into a tower lease agreement. Disputes about land rights or other matters could adversely affect the Company’s ability to access and operate the Telecommunication Tower sites. Termination of a land lease agreement could impede the Company’s ability to operate and generate revenue. If this occurs to a Telecommunication Tower of material value, it could adversely affect the Company’s business, prospects, results of operations, and financial condition.

If ownership or operation of a telecommunications tower becomes invalid due to the expiration of a land lease or otherwise, it may result in issues such as a breach or termination of the lease with the customer under the master lease agreement. Furthermore, failure to obtain a land lease extension on a Telecommunications Tower with a valid term of site lease may result in costs associated with relocation of the Telecommunications Tower to an alternative location, or with the refund of the unused portion of the prepaid rent. Customers also generally have the right to cancel the lease of the Telecommunications Tower in such circumstances. This may adversely affect the Company’s business, prospects, results of operations and financial condition.

The Company’s towers and related infrastructure may be damaged by natural disasters and events that are unforeseen by the Company for which the Company’s insurance does not provide adequate coverage

The Company’s towers and related infrastructure may be damaged by natural disasters such as storms, floods, earthquakes, landslides, lightning strikes and other events. Any damage to the Company’s Telecommunications Towers and other assets as a result of the above events or other events may adversely affect the Company’s business, prospects, results of operations, and financial condition. Although the Company insures its Telecommunications Towers and other assets to mitigate the potential impact of these risks, the Company may not have adequate insurance coverage to cover repairs, reconstruction, and general liability costs. The inability to provide services to customers because of damage to its Telecommunications Towers and related infrastructure could adversely affect the Company’s business, prospects, results of operations, and financial condition.

The Company may face local community opposition to the construction or existence of Telecommunications Towers

The Company has experienced and may continue to experience opposition from the local community concerning the existence of existing Telecommunications Towers or the construction of new Telecommunications Towers for a variety of reasons, including environmental aesthetics and alleged health concerns. As a result of such opposition, the Company may be required by local authorities to dismantle and relocate certain Telecommunications Towers. The Company’s Telecommunications Towers are also subject to risks of sabotage, vandalism, and theft, such as stolen copper cables. If the Company is forced to relocate a material amount of Telecommunications Towers and is unable to determine replacement locations that are acceptable for customers, this could adversely affect the Company’s business, prospects, results of operations, and financial condition.

Subsidiaries may have the risk of obstructions in the construction/development of the optic cable network

The Subsidiaries plan to expand the construction of the optic cable network in the coming years, which requires sufficient funds, permits, and material supplies. The obstructed and/or unrealized completion of the network expansion construction is highly dependent on the above. In addition, excavation at certain locations, especially in the city of Jakarta and other strategic areas, may not be able to be done due to certain regulations, and may become a factor that hinders the development of networks. This constitutes a risk that can adversely impact expanding the Subsidiaries’ business, attracting new customers in the coming years, minimizing the churn rate, or retaining customers, which may ultimately affect the Subsidiaries’ business activities, financial condition, performance, and prospects.

Subsidiaries may have the risk of disruption due to sabotage and natural disasters

The Subsidiaries’ business activities may experience disruptions such as theft, cutting (of cables), fire, collapsing support poles, and natural disasters. These matters may reduce the quality of services of the Subsidiaries, increase the churn rate, adversely impact attracting new customers or retaining customers, which in the end may adversely impact the business activities, financial condition, performance, and prospects of the Subsidiary.

Failure to obtain financing on reasonable terms may adversely affect the Company’s business activities and growth strategy

The Company requires a large amount of capital to grow the Company’s business. The amount and timing of the Company’s future capital expenditure requirements may differ from the Company’s estimates as a result of several factors, including unexpected delays or cost overruns, the occurrence of unexpected costs or technical factors, and regulatory changes.

The Company plans to utilize effective and efficient debt financing in implementing several of its expansion plans. The Company’s ability to obtain such financing on reasonable commercial terms depends on several factors, such as the Company’s financial condition, results of operations and cash flows, general market conditions in the tower leasing industry, and economic, political, and other conditions in Indonesia.

Some of the Subsidiaries’ financing agreements, such as loan acknowledgement agreements, may have certain requirements and other restrictions that may limit the Company’s and Subsidiaries’ ability to obtain additional loans, make capital expenditures and investments, distribute dividends, merge or consolidate, or pledge its assets. The Subsidiaries also require the approval of some or all of their creditors to enter into some or all of these transactions. The Subsidiaries are exposed to risks associated with debt financing, including the risk that cash flows from operating activities will not be sufficient to meet principal and interest payment obligations, foreign exchange risk in relation to foreign currency-denominated debts, interest rate risk and the risk that the Subsidiaries will not be able to service its debts on favorable terms. The Company cannot assure you of success in negotiating with banks to refinance existing debts or obtain sufficient credit, which could result in liquidity problems for the Company and thus require alternative funding. The Subsidiaries’ inability to obtain financing on reasonable terms could adversely affect the Company’s and Subsidiaries’ business, prospects, results of operations, and financial condition.

The Company is exposed to interest rate risk

The Company has deposits with several domestic and international banks and financial institutions. However, its hedging policy may not be adequate to protect the Company from interest rate fluctuations and could result in higher interest costs and adversely affect the Company’s business, prospects, results of operations, and financial condition. In addition, future hedging arrangements will be exposed to the risk of losses in relation to defaults, including due to other parties’ failure to fulfill their obligations under the relevant agreements.

The Company’s costs are affected by commodity prices

The Company’s contractors depend on the purchase of commodities such as steel to construct Telecommunication Towers. Volatility in local or global commodity prices, especially steel, will make it difficult for the Company and its contractors to estimate the cost of constructing Telecommunication Towers in accordance with the Company’s expansion plans. Increases in commodity prices will increase the amount of capital expenditures required for such expansion plans. Any increase in capital expenditure requirements could adversely impact the Company’s business activities, prospects, results of operations, and financial condition.

Alleged health risks from radio emissions and several lawsuits and publications related thereto, whether or not such claims are true, could adversely impact the Company’s operations

There is public speculation regarding potential public health risks from the effects of electromagnetic fields from wireless communication towers and equipment. The Company cannot provide assurance that future studies regarding health risks will not link electromagnetic fields to health problems. This could expose the Company to lawsuits from individuals and may require the Company to pay compensation to local communities to alleviate their complaints, and adversely impact the Company’s business activities. Negative public perception could slow the growth of telecommunications operators and the tower leasing industry in general. The potential link between radio emissions and adverse health effects has been the subject of significant scientific study in recent years, and several health-related lawsuits have been filed worldwide involving wireless companies and manufacturers of wireless devices. These factors could have a material adverse effect on the Company’s business, prospects, results of operations, and financial condition because they could potentially increase costs related to legal cases and reduce net income, or disrupt the Company’s operational activities. The Company does not have significant insurance in relation to this risk.

New technologies may result in decreasing interest from potential customers in tower space rentals, leading to slower growth

The development and implementation of new technologies designed to improve the efficiency of wireless networks can reduce demand for tower-based wireless networks and reduce telecommunications operators’ demand for tower space. Some technologies, such as spectrally efficient technologies, can alleviate network capacity problems and reduce demand for tower space for antenna or VoIP placement, which can result in decreased voice traffic on customer networks and decreased demand for space on the Company’s towers.

The amount of the Company’s liabilities can adversely impact business activities, prospects, results of operations, and financial condition

As of December 31, 2024, the Group’s total liabilities amounted to IDR55,385,437 million. The current credit agreements allow the Company to obtain additional loans under certain restrictions. Current and future funding requirements may result in the Company’s business activities being limited by several restrictions and risks as below:

•	The Company is required to set aside a significant portion of its cash flow from operating activities for loan repayments, which reduces the availability of cash flow for working capital, capital expenditures, and other general corporate activities;

•	Restrictions related to obtained loans may limit the Company’s ability to obtain additional funding for working capital, capital expenditures, and other general corporate activities;

•	Restrictions related to obtained loans may limit flexibility in planning, responding to changes in business activities, and the tower leasing industry;

•	The Company may not be able to receive funding for new business acquisitions and projects;

•	The Company is at a greater disadvantage compared to competitors with lower financing from debts;

•	The Company may have restrictions on dividend payments; and

•	The Company’s business activities do not generate sufficient cash to service debt or other financial obligations, resulting in default under the loan agreements;

•	Any of the above events could adversely impact the Company’s business activities, prospects, results of operations, and financial condition.

Depreciation or volatility in Rupiah exchange rate could adversely affect the Company’s business activities, prospects, results of operations, and financial condition.

The Rupiah is generally easily convertible and transferable (except for banks in Indonesia that cannot transfer the Rupiah to accounts managed by banks in or outside Indonesia held by foreign persons or entities that are not intended for trading or investment activities). On the other hand, Bank Indonesia has from time to time intervened in the foreign exchange market by buying or selling Rupiah or using foreign currencies it owns. The Company cannot provide assurance that Rupiah will not experience continued depreciation and volatility, that there will be no change in Bank Indonesia’s floating exchange rate policy, that Rupiah will not depreciate against other currencies (including the United States dollar), or that the Government will not take any steps to stabilize, maintain or increase the value of Rupiah or that any of these policies, if implemented, will be successful.

Changes to the floating exchange rate policy could result in higher domestic interest rates, less liquidity, and the imposition of controls on capital flows and exchange rates or the withholding of financial assistance by multinational debtors. This could result in a decline in economic activity, failure of companies in Indonesia to meet their debt obligations, economic recession, default on loans, or decreased customer demand, which would result in difficulties in funding capital expenditures and implementing the Company’s business strategy. The occurrence of any of these events in the future could adversely impact the Company’s business activities, prospects, results of operations, and financial condition.

Fluctuations in currency exchange rates could have a significant impact on the results of operations because the Company’s debt is dominated by the United States dollar, and the Company’s accounting and financial statements are presented in Indonesian Rupiah. If the Indonesian Rupiah depreciates significantly against the United States dollar, this would adversely impact business activities, prospects, results of operations, and the financial condition of the Company.

The Company and Subsidiaries are vulnerable to risks related to the poor performance of third-party contractors providing various services to the Company and Subsidiaries

The Company and Subsidiaries use third-party contractors to provide various services in relation to the construction, access management, maintenance, and security of Telecommunication Towers and other infrastructure. The Company is vulnerable to risks if the services provided by third-party contractors are not satisfactory and not in accordance with customer expectations. Such conditions can result in, among other things, significant risks to the Company’s reputation, bearing high costs to replace losses due to defects or damage, offering large discounts to the Company’s customers in order to retain such customers, and/or can cause dissatisfied customers to terminate or not renew their contracts, which can adversely impact the Company’s business activities, prospects, results of operations and financial condition.

C. General Risks

Investment Risk

Investment risk can arise due to fluctuations in interest rates, capital costs, and dividend distributions to the value of assets in the Company’s portfolio. Failure to anticipate this risk can lower the Company’s share price.

Government Regulation Risk

The Company is engaged in a field that is affected by changes in government regulations and policies, such as new regulations on taxation, laws that limit investment and company ownership in the tower sector. In addition, there is also the possibility of changes in local laws and regulations that affect permits and licenses in the tower sector. Changes in government regulations or policies can materially and adversely affect the Company’s business performance and prospects.

Recently, several local governments in Indonesia have also issued regulations on tower location plans and tower taxes/retributions. By implementing tower location plans, the government can relocate existing towers and dismantle other towers that are not included in the plan. Under Law No. 1/2022 concerning Financial Relations Between the Central and Regional Governments, local governments can collect retribution payments as service fees for Building Approval (PBG) issued to private parties. Local governments calculate the amount of retribution payments for PBG based on local regulations. The formula for calculating retribution payments for PBG differs from one local government to another.

Foreign Exchange Rate Fluctuation Risk

The Company faces the foreign exchange rate fluctuation risk, especially in the Indonesian Rupiah to US Dollar exchange rate, because the Company has debts in foreign currencies, while most of its revenue is in Rupiah.

D. Risks for Investors

1. Risks related to fluctuations in the Company’s share price

The Company’s share price may fluctuate widely and may be traded at a price below the Rights Issue Exercise Price. This may be caused by, among other things, changes in the Indonesian Capital Market conditions which fluctuate due to domestic factors and the influence of other countries’ capital markets; as well as the changes in the macro conditions of Indonesia and the shipping industry in particular, and the general political and social conditions in Indonesia.

2. Risks related to foreign exchange rates

Fluctuations in the exchange rate between Rupiah and other currencies may affect the amount of foreign currency received by foreign investors upon conversion of cash dividends or other distributions paid in Rupiah by the Company, or the Rupiah proceeds from any sale of the Company’s shares.

3. Risks related to the liquidity of the Company’s shares

There is no assurance that a market for the Company’s shares will develop or, if a market for the Company’s shares develops, there is no assurance that the Company’s shares will be liquid. Compared to capital markets in developed countries, the Indonesian capital market is relatively less liquid, has higher volatility, and has different accounting standards. Share prices in the Indonesian capital market are also relatively more volatile compared to those of other capital markets. Therefore, the Company cannot predict that the liquidity of its shares will be maintained.

The ability to sell and settle trades on the Stock Exchange may also be subject to the risk of delay. Therefore, there is no assurance that the Company’s shareholders will be able to sell their shares at a price or time at which the shareholders would be able to do so in a more liquid stock market.

4. The Company’s ability to pay dividends in the future

The distribution of dividends will be made upon approval of the GMS by considering several factors, including retained earnings, financial condition, cash flow and working capital needs, capital expenditures, and agreements and costs arising in connection with the Company’s expansion. In addition, the need for funding for future business development plans and the risk of losses recorded in the financial statements may be reasons that influence the Company’s decision not to distribute dividends.

Several of these factors may impact the Company’s ability to pay dividends to its shareholders, therefore, the Company cannot provide assurance that the Company will be able to distribute dividends or that the Company’s Board of Directors will announce the distribution of dividends.

5.            Risks related to minority shareholding

The responsibilities of the Company, its majority shareholders, Board of Commissioners, and Board of Directors toward the minority shareholders under Indonesian law may be more limited compared to other jurisdictions. Therefore, minority shareholders in Indonesia may not be able to protect their interests under the applicable Indonesian laws, to the same degree that is enjoyed by shareholders of companies domiciled in other jurisdictions. The Company and its legal principles, for instance, the legality of actions taken by the Company, its Board of Commissioners, Board of Directors, and majority shareholders, as well as the rights of minority shareholders, are regulated by the company law and the Company’s Articles of Association.

THE COMPANY’S MANAGEMENT STATES THAT MATERIAL BUSINESS RISKS RELATING TO THE COMPANY IN IMPLEMENTING ITS BUSINESS ACTIVITIES HAVE BEEN DISCLOSED AND COMPILED BASED ON THE WEIGHT OF THE IMPACT OF EACH RISK ON THE COMPANY’S FINANCIAL PERFORMANCE IN THE PROSPECTUS.

VII. SIGNIFICANT EVENTS SUBSEQUENT TO THE DATE OF THE PUBLIC ACCOUNTANT REPORT

Up to the date on which the registration statement becoming effective, there were no significant events having a material impact on the Group’s financial condition and results of operations, that occurred after the date of the independent auditor’s report dated June 25, 2025, until the effective date of the registration statement on the financial statements audited by KAP Purwantono, Sungkoro & Surja, (member of Ernst & Young Global Limited) an independent auditor, based on the Auditing Standards established by the IAPI as stated in the independent auditor’s reports No. 01791/2.1032/AU.1/10/0702-3/1/V/2025 dated June 25, 2025 signed by Widya Arijanti (Public Accountant Registration No. AP.0702). The independent auditor's report expressed a fair opinion, in all material respects in accordance with Financial Accounting Standards in Indonesia. The independent auditor's report contains an “other matters” paragraph stating the purpose for which the independent auditor's report was issued and re-issue of the independent auditor's report on the Audited Consolidated Financial Statements in connection with the re-issue of the Audited Consolidated Financial Statements.

VIII. INFORMATION ON THE COMPANY, BUSINESS ACTIVITIES AND BUSINESS TENDENCIES AND PROSPECTS, AS WELL AS THE SUBSIDIARIES

1) Brief History

PT Sarana Menara Nusantara Tbk. (“Company”) was duly established under Deed of Establishment No. 31 dated June 2, 2008, drawn up before Dr. Irawan Soerodjo, S.H., M.Si., Notary Public in Jakarta. The Deed of Establishment has obtained ratification from the Minister of LHR under Decree No. AHU-37840.AH.01.01.Tahun 2008 dated July 2, 2008 and has been registered in Company Register No. AHU-0054707.AH.01.09.Tahun 2008 dated July 2, 2008 and has been registered in the Company Register in accordance with Law No. 3 of 1982 concerning Mandatory Company Registration with Company Registration (Tanda Daftar Perusahaan or TDP) No. 11.25.1.64.00369, with Registration Agenda No. 462/BH-11.25/VII/2008 dated July 15, 2008. The Company’s Articles of Association as stated in the deed of establishment above have been amended several times, most recently by Deed of Restated Resolutions of Meeting No. 257 dated June 26, 2024, drawn up before Christina Dwi Utami, S.H., M.Hum., M.Kn., Notary Public in West Jakarta, which has been notified to the Minister of LHR as evident in the Receipt of Notification on Amendment to Articles of Association No. AHU-AH.01.03-0170481 dated July 10, 2024 and registered in the Company Register No. AHU- 0138815.AH.01.11.TAHUN 2024 dated July 10, 2024 (“Deed No. 257/2024”) and Deed of Restated Resolutions of Meeting No. 182 dated November 22, 2024, drawn up before Notary Christina Dwi Utami, S.H., M.Hum., M.Kn., Notary in West Jakarta, which deed has obtained approval from the Minister of LHR of the Republic of Indonesia No. AHU-0075650.AH.01.02.TAHUN 2024 dated November 22, 2024 and has been registered in the Company Register No. AHU-0253375.AH.01.11.TAHUN 2024 dated November 22, 2024 (“Deed No. 182/2024”).

The Company’s head office is located at Jl. Jenderal Ahmad Yani No. 19A, Kudus, Central Java and its branch office is located at Menara BCA, 55th floor, Jl. M.H. Thamrin No. 1, Jakarta 10310, Indonesia.

2) Purposes and Objectives and business activities of the Company

In accordance with the provisions of Article 3 of the Company’s Articles of Association, as set forth in the Company’s Articles of Association, as follows:

1.	The purposes and objectives of the Company are to engage in the fields of other management consultancy activities, holding company activities, and telecommunications center construction.

2.	To achieve the above purposes and objectives, the Company may carry out the following main business activities:

a.	To conduct business in other management consultancy activities, including provision of advice, guidance and operational assistance to businesses and other organizations on management issues, such as strategic and organizational planning; decision areas that are financial in nature; marketing objectives and policies; human resource policies, practices and planning; production scheduling and control planning.

Provision of business services may include advice, guidance or operational assistance in various management functions, management consultancy by agronomists and agricultural economists in the agricultural sector and the likes, design of accounting methods or procedures, cost accounting programmes, budgetary control procedures, advice and help to businesses and public services in planning, organization, efficiency and control, management information, etc;

b.	To conduct business in holding company activities, including: activities of holding companies, i.e. units that hold the assets of a group of subsidiary corporations and whose principal activity is owning the group. Activities include services provided by counsellors and negotiators in designing corporate mergers and acquisitions; and

c.	To conduct business in telecommunication center construction, including: construction, maintenance and repair activities of telecommunication central structures and equipment, such as telephone and telegraph central structures, transmitting tower structures, microwave radar receivers, small terrestrial station structures, and satellite stations. This includes local and long-distance communication pipelines supporting business activities of the Company, i.e., conducting other business activities, which are related to and/or support the Company's main business activities.

3)	Licensing Documents of the Company

In carrying out its business activities, up to the date of issuance of this Prospectus, the Company has obtained permits issued by competent authorities in relation to the Company’s business activities with the following details:

No.	Permit,	Number and Date	Issuing Authority	Validity Period
The Company
1	Business Identification Number (Nomor Induk Berusaha or “NIB”) (Risk-based Business Licensing) KBLI Code: 70209 - Other Management Consultancy Activities (Risk Classification: Low)	8120000940866 dated September 6, 2018, as third amendment on the 1st dated April 7, 2022	OSS Management and Organizing Agency	As long as the Company conducts its business activities
2	Approval on Conformity of Spatial Utilization Activity, for Business Activity (“Persetujuan Kesesuaian Kegiatan Pemanfaatan Ruang Untuk Kegiatan Berusaha or the "PKKPR")	04062210213319034 dated June 4, 2022	OSS Management and Organizing Agency	For 3 (three) years from the date of issuance and will continue to be valid as long as the PKKPR extension feature is not available
3	PKKPR	04062210213319035 dated June 4, 2022	OSS Management and Organizing Agency	For 3 (three) years from the date of issuance and will continue to be valid as long as the PKKPR extension feature is not available.

Note:

1. According to Attachment to the NIB dated June 19, 2025, the Company has an Administrative Branch Office located at Menara BCA 55th Floor unit 5501, Grand Indonesia Shopping Town, Jl. MH. Thamrin Number 1, RT 01 / RW 05, Desa/Kelurahan Menteng, Kec. Menteng, Kota Adm. Jakarta Pusat, Provinsi DKI Jakarta.

2. Based on the Company's consultation with OSS on May 19, 2025, in the event that the validity period of the PKKPR has expired, the Company is required to wait until the PKKPR extension feature becomes available. Therefore, if the existing PKKPR has expired, the PKKPR may still be used as long as PKKPR extension feature on OSS is not yet available.

All of these material permits are still valid up to the issuance date of this Prospectus.

4) Latest Shareholding and Capital Structure

The capital structure is as set out in Deed No. 182/2024, with the composition of the Company’s shareholders pursuant to the Shareholders Register on May 31, 2025 as follows:

	Par Value IDR10,- per Share
Name of Shareholders	Number of Shares	Par Value (IDR)%
Authorized Capital	200,000,000,000	2,000,000,000,000
Issued and Paid-Up Capital
- PT Sapta Adhikari Investama	26,764,246,165	267,642,461,650	52.46
- PT Dwimuria Investama Andalan	4,247,101,900	42,471,019,000	8.33
- Public (and others with ownership below 5%)	19,025,385,281	190,253,852,810	37.29
Total Issued and Paid-up Capital Before Treasury Shares	50,036,733,346	500,367,333,460	98.08
- Treasury shares	977,891,654	9,778,916,540	1.92
Total Issued and Paid-up Capital After Treasury Shares	51,014,625,000	510,146,250,000	100.00
Total Shares in Portfolio	148,985,375,000	1,489,853,750,000

To date, each share issued by the Company has been fully paid up in cash, as reflected in the Company's Financial Statements for the Year Ended December 31, 2024, which have been audited by the Public Accounting Firm and are included in the audit report of the public accounting firm with No. 01791/2. 1032/AU.1/10/0702-3/1/VI/2025 dated June 25, 2025, and all such capital contributions are used for the Company's purposes.

Pursuant to Article 33(2) of the Company Law, it is stipulated that issued and fully paid-up capital shall be evidenced by valid proof of payment. Furthermore, as also stipulated in the explanatory notes to Article 33(2) of the Company Law, the term “valid proof of payment” includes, among other things, proof of payment by shareholders into a bank account in the name of the company, data from financial statements audited by an accountant, or the company's balance sheet signed by the Board of Directors and the Board of Commissioners. Therefore, the Company's Financial Statements for the Years ended December 31, 2024, constitute valid proof of payment, meaning that each share issued by the Company has been fully paid up in accordance with the provisions of the Company Law.

5) Management and Supervision

On the publication date of this Prospectus, in accordance with the Deed of Restatement of Meeting Resolutions No. 113 dated April 23, 2025, drawn up before Christina Dwi Utami, S.H., M.Hum., M.Kn., Notary in West Jakarta Administrative City, which has been notified to the Minister of LHR as evident in the Receipt of Notification of Changes to Company Data No. AHU-AH.01.09-0204840 dated April 24, 2025 and registered in the Company Register under No. AHU-0088937.AH.01.11.TAHUN 2025 dated April 24, 2025, the composition of the members of the Board of Directors and Board of Commissioners of the Company as follows:

Board of Commissioners

President Commissioner	:	Kenny Harjo

Independent Commissioner	:	Kusmayanto Kadiman

Independent Commissioner	:	John Aristianto Prasetio

Commissioner	:	Ario Wibisono

Board of Directors

President Director	:	Ferdinandus Aming Santoso

Director	:	Anita Anwar

Director	:	Eko Santoso Hadiprodjo

Director	:	Indra Gunawan

The following is a brief description of each member of the Company’s Commissioners and Directors:

Board of Commissioners

Kenny Harjo

President Commissioner

An Indonesian citizen, 67 years old. He completed his studies and earned a Bachelor of Science in Accounting in 1980 from the University of Southern California in the United States. He also obtained a license as a Certified Public Accountant from the state of Colorado and the state of Montana in the United States in 1984.

Education History

1988	:	Bachelor of Science in Accounting, University of Southern California

Employment History

2025 – present	:	the Company, President Commissioner
2014 – present	:	PT Profesional Telekomunikasi Indonesia, Commissioner
2011 – 2025	:	the Company, Commissioner
2011 – 2014	:	PT Profesional Telekomunikasi Indonesia, President Commissioner
2008 – 2011	:	PT Profesional Telekomunikasi Indonesia, Director
2009 – 2021	:	the Company, Director
2004 – present	:	PT Ecogreen Oleochemicals, Commissioner
2002 – 2004	:	PT Djarum, Business Development Manager
1990 – 2001	:	Dharmala Group, Deputy Director
1988 – 1989	:	PT Kalimantan Plantation Development, Deputy Controller
1985 – 1987	:	PT Marathon Petroleum Indonesia, Senior Accountant
1981 -1983	:	Pricewaterhouse Coopers Pittsburgh, United States, Auditor

Kusmayanto Kadiman

Independent Commissioner

An Indonesian citizen, 70 years old. He completed his studies and earned a Doctor of Philosophy (PhD) degree in 1998 from the Research School of Physical Science and Engineering, Australian National University, Canberra, Australia. He also earned his Bachelor’s degree in Engineering in 1977 from Bandung Institute of Technology. He is also active in various organizations, including as a member of the Asian Control Professor Association (ACPA), International Federation of Automatic Control (IFAC) and Institute of Electrical Engineering (IEEE).

Employment History
1988	:	Doctor of Philosophy, Research School of Physical Sciences and Engineering, Australian National University, Canberra, Australia
1977	:	Bachelor’s degree in engineering, Bandung Institute of Technology, West Java, Indonesia

Employment History
2019 – present	:	the Company, Independent Commissioner
2021 – present	:	PT Global Digital Niaga Tbk, Independent Commissioner
2021 – present	:	PT Solusi Tunas Pratama Tbk, Independent/President Commissioner
2017 – present	:	PT Profesional Telekomunikasi Indonesia, Independent Commissioner
2011 – present	:	PT BFI Finance Tbk, President Commissioner
2010 – present	:	PT Adaro Power, Deputy President Commissioner
2019 – 2023	:	Komatsu Ltd, International Advisory Board
2016 – 2024	:	PT Setiabudi Investment Management, President Commissioner
2016 – 2017	:	PT Iforte Solusi Infotek, Commissioner
2012 – 2014	:	PT Marina Berto Tbk, Commissioner
2012 – 2024	:	PT Tamaris Hydro Lestari, Commissioner
2004 – 2009	:	Ministry of Research and Technology of the Republic of Indonesia, Minister
2001 – 2004	:	Bandung Institute of Technology, Secretary to the Rector
1996 – 1999	:	Bandung Institute of Technology, Director of the Technology Research Center
1992 – 1995	:	PT Alas Buana Raya, Director
1977 – 2008	:	Bandung Institute of Technology, Lecturer

John Aristianto Prasetio

Independent Commissioner

An Indonesian citizen, 75 years old. He completed his studies and earned a Bachelor’s degree in Economics in 1977 from the University of Indonesia, and has also earned a Master's in Management degree in Program for Management Development from the Harvard Business School, USA, in 1988.

Education History
1988	:	Master’s in management, Program for Management Development, Harvard Business School, United States
1977	:	Bachelor’s degree in economics, University of Indonesia, Jakarta, Indonesia

Employment History
2022 – present	:	the Company, Independent Commissioner
2024 – present	:	PT Profesional Telekomunikasi Indonesia, Independent Commissioner
2023 – present	:	PT Central Finansial X, President Commissioner
2024 – present	:	PT Go To Gojek Tokopedia Tbk, Independent Commissioner
2019 – 2024	:	PT Lippo Karawaci Tbk, President Commissioner
2017 – 2024	:	PT Bursa Efek Indonesia, President Commissioner
2012 – 2017	:	Ambassador Extraordinary and Plenipotentiary of Indonesia to South Korea
2011 – present	:	Indonesian Chamber of Commerce and Industry (KADIN Indonesia), Secretary and Member, Advisory Board
2010 – present	:	Crowe Indonesia, Senior Advisor
2005 – 2012	:	APEC Business Advisory Council (ABAC), Chairman
2004 – 2010	:	KADIN Indonesia, Member of National Economic Committee and Deputy Chairman
2004 - 2005	:	Ernst & Young Asia Pacific, Senior Advisory Partner
2002 - 2004	:	Ernst & Young Indonesia, Chairman
1997 - 2002	:	Asia Pacific Chief Executive Officer/ Area Managing Partner, Andersen Worldwide
1988 - 1997	:	Prasetio Utomo, Executive Chairman

Ario Wibisono

Commissioner

An Indonesian citizen, 62 years old. He completed his studies and earned a Master’s degree in Management in 1986 from the Institute of Management Education and Development, and obtained a Bachelor’s degree in Civil Engineering from the Bandung Institute of Technology in 1985.

Education History
1986	:	Master’s degree in Management, Institute of Management Education and Development
1985	:	Bachelor’s degree in civil engineering, Bandung Institute of Technology

Employment History
2011 – present	:	the Company, Commissioner
2014 – present	:	PT Profesional Telekomunikasi Indonesia, President Commissioner
2009 – 2014	:	PT Profesional Telekomunikasi Indonesia, Commissioner
2006 – 2007	:	PT Andalan Artha Advisindo Sekuritas, President Director
1999 – 2006	:	PT Andalan Artha Advisindo Sekuritas, Director
1996 – 1999	:	Peregrine Sewu Securities, Director
1996 – 1999	:	Peregrine Fixed Income Limited, Assistant Director

Board of Directors
Ferdinandus Aming Santoso

President Director

An Indonesian citizen, 59 years old. He completed his studies and earned a Bachelor’s degree in Accounting from the Tarumanegara University, Jakarta in 1988.

Education History

1988	:	Bachelor’s degree in Accounting, Tarumanegara University

Employment History

2015 – present	:	the Company, President Director
2019 – present	:	PT Iforte Solusi Infotek, President Director
2015 – present	:	PT Profesional Telekomunikasi Indonesia, President Director
2013 – present	:	PT Grand Indonesia, Commissioner
2012 – present	:	PT Unitras Energy, Director
2011 – 2017	:	PT Cipta Karya Bumi Indah, President Director
2005 – 2018	:	PT BCA Sekuritas (formerly PT Dinamika Usaha Jaya), President Commissioner
2004 – 2013	:	PT Grand Indonesia, Director
2002 – 2004	:	Ernst & Young, Corporate Finance Division, Partner
1987 – 2002	:	Center for Investment & Business Advisory, Arthur Andersen Global Corporate Finance, Partner, Business Advisor

Anita Anwar

Director

An Indonesian citizen, 45 years old. She completed her studies and earned a Bachelor of Science (Honors) degree in Business Management Marketing from the University of Bradford, England in 2002.

Education History

2002	:	Bachelor of Science (Honors) in Business Management Marketing, University of Bradford

Employment History

2021 – present	:	the Company, Director
2021 – present	:	PT Profesional Telekomunikasi Indonesia, Director
2012 - present	:	PT Profesional Telekomunikasi Indonesia, Chief Property Management
2009 – 2012	:	PT Nokia Siemens Network Indonesia, Project Director
2008 – 2009	:	PT Nokia Siemens Network Indonesia, Head of Business Operations
2006 – 2008	:	PT Nokia Siemens Network Indonesia, Property Manager
2004 – 2006	:	HSR International Realtors Pte Ltd, Singapore, Property/Listing Manager
2002 – 2003	:	Wing Tai Holdings Limited, Singapore, Marketing Coordinator

Eko Santoso Hadiprodjo

Director

An Indonesian citizen, 52 years old. He completed his studies and earned a Bachelor’s degree in Economics from the YKPN College of Economics (STIE), Yogyakarta in 1994 and a Master’s degree in Management from the Prasetya Mulya Graduate School of Management, Jakarta in 1996.

Education History

1996	:	Master’s degree in Management, Prasetya Mulya Graduate School of Management, Jakarta, Indonesia
1994	:	Bachelor’s degree in Economics, YKPN College of Economics (STIE), Yogyakarta, Indonesia

Employment History

2015 – present	:	the Company, Director
2022 – present	:	PT Solusi Tunas Pratama Tbk, Commissioner
2015 – present	:	PT Profesional Telekomunikasi Indonesia, Director and Chief of Enterprise Support Management
2014 – 2015	:	PT Lippo Karawaci Tbk, Head of Taxation Department
2002 – 2014	:	PT Grand Indonesia, General Manager of Finance & Accounting
1996 – 2002	:	Pricewaterhouse Coopers Jakarta, Senior Associate

Indra Gunawan

Director

An Indonesian citizen, 50 years old. He completed his studies and earned a Bachelor’s degree in Electrical Engineering from the Sepuluh Nopember Institute of Technology (ITS), in 1997, and Master’s degree in Economics from the University of Indonesia in 2005. He also earned his Doctorate degree in Business and Management from Padjadjaran University, Bandung, in 2013.

Education History

2013	:	Doctorate in Business and Management, Padjadjaran University, Indonesia
2005	:	Master’s degree in Economics, University of Indonesia, Indonesia
1997	:	Bachelor’s degree in Electrical Engineering, Sepuluh Nopember Institute of Technology (ITS), Indonesia

Employment History

2018 – present	:	the Company, Director
2018 – present	:	PT Profesional Telekomunikasi Indonesia, Director
2013 – 2018	:	the Company, Independent Director
2008 – 2012	:	PT Profesional Telekomunikasi Indonesia, Vice President of Inter-Carrier and External Relations
2003 – 2008	:	the Company, General Manager of Operations
1997 – 2003	:	Siemens Indonesia, (Project Controller, Group Leader of Product Management)

All members of the Board of Commissioners and Board of Directors of the Company have no affiliated relationship with members of the Board of Directors, other members of the Board of Commissioners, major shareholders, and controllers of the Company, either directly or indirectly, up to individual owners.

The appointment of members of the Board of Directors and Board of Commissioners of the Company is in accordance with POJK No. 33/2014.

6) Corporate Governance

CORPORATE SECRETARY

Under Decree of the Board of Directors dated August 4, 2022, the Company appointed Monalisa Irawan to perform the Corporate Secretary function.

The following is the profile of the Company’s Corporate Secretary:

Monalisa Irawan

Corporate Secretary

An Indonesian citizen, 41 years old. She earned a Bachelor of Laws from the University of Indonesia in 2004. Prior to joining the Company, she served as Head of Corporate Legal & Corporate Secretary Division of PT Astra Internasional Tbk. She also served as a legal consultant at Hendra Soenardi in 2004, with her last position as a partner.

The Corporate Secretary’s information is as follows:

Address: Menara BCA, 55th floor

Jl. MH Thamrin No.1 – Jakarta 10310

Telephone Number: (021) 2358 5500

Email: corpsec@ptsmn.co.id

The Company has appointed Monalisa Irawan as Corporate Secretary of the Company in accordance with POJK No. 35/2014.

AUDIT COMMITTEE

As of December 31, 2024, the composition of the Audit Committee consists of 3 (three) persons, with 1 (one) of them serving as chairman, who is an Independent Commissioner. All members of the Audit Committee have met the criteria of expertise and independence required in the applicable provisions.

Under Board of Commissioners Resolution dated June 26, 2024, the composition of the Company’s Audit Committee is as follows:

Chairman   :     Kusmayanto Kadiman

Member     :     Edy Sugito

Member     :     Adi Vithara Purba

The following is information regarding the members of the Audit Committee:

Kusmayanto Kadiman

His complete profile is presented in sub-chapter 5), Management and Supervision.

Edy Sugito

An Indonesian citizen, 59 years old. He earned his Bachelor’s degree in Economics, from the Accounting major at Trisakti University in 1991. He currently holds a dual position as Independent Commissioner of PT PP London Sumatra Indonesia Tbk (2012-present), Independent Commissioner of PT Wismilak Inti Makmur Tbk (2012-present), PT Dharma Satya Nusantara Tbk (2013-present), President Commissioner / Independent Commissioner of PT Trimegah Sekuritas Indonesia Tbk (2013-present), Independent Commissioner of PT Madusari Murni Indah Tbk (2024-present), and Member of Audit Committee of PT BFI Finance Indonesia Tbk (2016-present). He has more than 37 years of experience in finance and capital market industries.

Adi Vithara Purba

An Indonesian citizen, 44 years old. He earned his Bachelor’s degree in Engineering from Electrical Engineering major in the University of Indonesia in 2004, as well as a Master’s degree in Management from the University of Indonesia in 2008. He currently holds a dual position as Director of PT Mulia Investasi. He has more than 16 years of consultancy experience in in various industries. He is a member of the Global Association of Risk Professional (GARP).

All members of the Audit Committee have met the expertise and independence criteria required in POJK No. 55/2015.

INTERNAL AUDIT UNIT

The Company has appointed the Head of Internal Audit Unit under Decree of Appointment of Head of Internal Audit Department of the Company dated August 22, 2017, regarding the appointment of the Head of Internal Audit Department of the Company, namely Haryo Dewanto, whose appointment is in accordance with POJK No. 56/2015.

The following is a brief history of the Head of Internal Audit Unit:

Haryo Dewanto

An Indonesian citizen, 58 years old. He earned a Bachelor’s degree from Diponegoro University in 1990. He is a registered accountant in Indonesia who has experience as a Finance Controller at the Ascott Group, which is engaged in property management based in Singapore, from 1999–2005. He joined the Company in 2007 as Corporate Controller and in 2017 was appointed as Head of Internal Audit. He has more than 20 years of experience in multinational companies in the planning, accounting, and supervision departments. He is also a member of the Audit Committee at Indodana Multi Finance.

NOMINATION AND REMUNERATION COMMITTEE

The members of the Company’s Remuneration and Nomination Committee consist of at least 3 (three) members who are Independent Commissioners (Chairman), and other members who may come from members of the Board of Commissioners, external parties to the Company, or parties who hold managerial positions under the Board of Directors who are in charge of human resources. This is in accordance with the Regulation of the Indonesian Financial Services Authority No. 34/POJK.04/2014 concerning Nomination and Remuneration Committee of Issuers or Public Companies.

The following is the composition of the Company’s Remuneration and Nomination Committee as of December 31, 2024:

Chairman   :     Kusmayanto Kadiman

Member     :     Ario Wibisono

Member     :     Doni Kusuma

The following is information on members of the Nomination and Remuneration Committee:

Kusmayanto Kadiman

His complete profile has been presented in sub-chapter 5) Management and Supervision.

Ario Wibisono

His complete profile has been presented in sub-chapter 5) Management and Supervision.

Doni Kusuma

An Indonesian citizen, 46 years old. He earned his Bachelor’s degree in Human Resource Management in 2008 from the Asian Banking Finance & Informatics (ABFI) of the PERBANAS Institute. He has more than 22 years of experience in compensation, remuneration, benefits, and industrial relations. He joined Protelindo in 2008 as Human Resources Assistant (2008–2009). He currently serves as Head of Human Resources and General Affairs Division of the Company and Protelindo. He is in charge of implementing compensation and benefits programs, personnel systems, Company Regulations, employee communications, retention and development programs, and corporate social responsibility programs. Prior to joining Protelindo, he worked with General Electric Finance Indonesia for six years (2000–2006), and from 2006 to 2008, he worked for several local and multinational companies in Indonesia.

7) Structure of the Company’s Shareholding Relationship

Up until the publication of this Prospectus, the following is a diagram of the Company’s shareholding relationship:

The Company’s controlling shareholder is PT Sapta Adhikari Investama (“SAI”). Direct beneficiaries (beneficial owners) of the Company are Victor Rachmat Hartono dan Martin Basuki Hartono.

The following is the management and supervision relationship of the Company’s Shareholders with shareholding of more than 20% :

No.	Name	Position
		Company	SAI
1.	Grace Tin Tin Sennelius	-	President Commissioner
2.	Martin Basuki Hartono	-	Commissioner
3.	Agus Santoso Suwanto	-	Director
4.	Heru Budijanto Prabowo	-	President Director
5.	Ario Wibisono	Commissioner	-
6.	Kenny Harjo	President Commissioner	-
7.	John Aristianto Prasetio	Independent Commissioner	-
8.	Kusmayanto Kadiman	Independent Commissioner	-
9.	Ferdinandus Aming Santoso	President Director	-
10.	Anita Anwar	Director	-
11.	Eko Santoso Hadiprodjo	Director	-
12.	Indra Gunawan	Director	-

8) Brief Information on Legal Entity Shareholders

SAI

Address: Jl. Jend. A. Yani No. 19A, Kudus, Indonesia

Telephone No.: +62 291 431902

a.	Deed of Establishment, Articles of Association, and amendments thereto

The following is a brief description of the Company’s legal entity shareholders:

SAI is a limited liability company established, and conducting its business activities, according to and based on the prevailing laws and regulations of the Republic of Indonesia, domiciled in Kudus Regency, established pursuant to Deed of Establishment of Limited Liability Company No. 3, dated June 4, 2014, drawn up before LINDAWATI, S.H., Notary in Kudus Regency. The Deed of Establishment has obtained ratification from the Minister of LHR based on Decree No. AHU-11726.40.10.2014 dated June 5, 2014, and has been registered in the Company Register No.AHU-11726.40.10.2014 dated June 5, 2014.

SAI's Articles of Association have been amended several times and last amended based on the Deed of Circular Resolution of Extraordinary General Meeting of Shareholders No. 312 dated December 13, 2024 drawn up before MARIA CITRA TANIA, S.H., M.Kn., Notary in Kudus Regency, regarding the increase in Authorized Capital; as well as Issued and Paid-up Capital, which has been approved by the Minister of Law by Decree No. AHU-0081515.AH.01.02.TAHUN 2024 dated December 13, 2024, and registered in the Company Register under No. AHU-0272243.AH.01.11.TAHUN 2024 dated December 13, 2024; and which has been received and recorded in the database of Legal Entity Administration System (Sisminbakum) of the Ministry of Law as evident in the Receipt of Notification of Amendments to Company’s Articles of Association No. AHU-AH.01.03.0221620 dated December 13, 2024, and registered in the Company Register in accordance with the Company Law under No. AHU- 0272243.AH.01.11.TAHUN 2024 dated December 13, 2024 (“Deed No. 312/2024”).

b.	Business Activities

Based on the Deed of Circular Resolution of Shareholders no. 4 dated March 18, 2020, drawn up before DANIEL, S.H., M.Kn Notary in Bogor Regency, which was approved by the Minister of LHR with Decree No. AHU-0023888.AH.01.02.TAHUN 2020 dated March 19, 2020 and registered in the Company Register under No. AHU-0055097.AH.01.11.TAHUN 2020 dated March 19, 2020 (“Deed No.4/2020”), the purpose and objectives of SAI are as follows:

The Company’s purpose and objectives are:

1)	Conducting business in the fields of financial and insurance activities, as well as professional, scientific, and technical activities.:

2)	In order to achieve the purposes and objectives as mentioned above, the Company may carry out the following business activities:

i.	To conduct business in holding company activities, including: activities of holding companies, i.e. units that hold the assets of a group of subsidiary corporations and whose principal activity is owning the group. Activities include services provided by counsellors and negotiators in designing corporate mergers and acquisitions; and

ii.	To conduct business in other management consultancy activities, including provision of advice, guidance and operational assistance to businesses and other organizations on management issues, such as strategic and organizational planning; decision areas that are financial in nature; marketing objectives and policies; human resource policies, practices and planning; production scheduling and control planning. Provision of business services may include advice, guidance or operational assistance in various management functions, management consultancy by agronomists and agricultural economists in agricultural sector and the likes, design of accounting methods or procedures, cost accounting programmes, budgetary control procedures, advice and help to businesses and public services in planning, organization, efficiency and control, management information etc.

c.	Composition of Management and Supervision

As of the date of this Prospectus, the composition of SAI’s Board of Commissioners and Board of Directors are as set out in Deed of Restated Circular Resolutions of Shareholders no. 27 dated April 16, 2025, drawn up before DARMAWAN TJOA, S.H., S.E., Notary Public in Central Jakarta City, which was received and recorded in the Legal Entity Administration System database of the Ministry of Law, as evident in Receipt of Notification of Changes to Company Data no. AHU-AH.09-0191461 dated April 16, 2025, and has been registered in the Company Register under No. AHU-0082486.AH.01.11TAHUN 2025 dated April 16, 2025, as follows:

Board of Commissioners

President Commissioner   :    Grace Tin Tin Sennelius

Commissioner                     :     Martin Basuki Hartono

Board of Directors

President Director              :     Heru Budijanto Prabowo

Director                                :     Agus Santoso Suwanto

d.	Capital Structure and Shareholder Composition

As of the date of this Prospectus, the composition of SAI's shareholders as stated in Deed No. 312/2024, is as follows:

	Par Value IDR 1,000,000.00 per share
Name of Shareholders	Number of Shares	Par Value (IDR)%
Authorized Capital	20,000,000	20,000,000,000,000
Issued and Paid-Up Capital
- PT Tricipta Mandhala Gumilang	9,652,832	9,652,832,000,000	51
- PT Caturguwiratna Sumapala	9,274,288	9,274,288,000,000	49
Total Issued and Paid-up Capital	18,927,120	18,927,120,000,000	100
Total Shares in Portfolio	1,072,880	1,072,880,000,000

9) Organizational Structure

The following is the organizational structure of the Company on the publication date this Prospectus:

10) Human Resources

As of December 31, 2024, the Company has 2,744 employees. The following table shows the growth of employee composition by education, age, position, gender, and employment status:

Employee Composition by Education

	December 31, 2024			December 31, 2023
Description	Male	Female	Total	Male	Female	Total
Master's Degree	63	38	101	54	32	86
College	1,474	861	2,335	1,353	772	2,125
Senior High School and Equivalent	267	35	302	247	37	284
Junior High School and Equivalent	6	-	6	5	-	5
Total	1,810	934	2,744	1,659	841	2,500

Employee Composition by Age

	December 31, 2024			December 31, 2023
Description	Male	Female	Total	Male	Female	Total
<20 years old	-	-	-	-	-	-
20 - 30 years old	439	361	800	436	354	790
31 - 40 years old	725	382	1,107	675	348	1,023
41 - 50 years old	567	166	733	488	123	611
>50 years old	79	25	104	60	16	76
Total	1,810	934	2,744	1,659	841	2,500

Employee Composition by Position

	December 31, 2024			December 31, 2023
Description	Male	Female	Total	Male	Female	Total
Chief & VP	37	13	50	37	15	52
General Manager	67	31	98	56	23	79
Senior Manager & Manager	293	98	391	262	96	358
Non-Manager	1,413	792	2,205	1,304	707	2,011
Total	1,810	934	2,744	1,659	841	2,500

Employee Composition by Gender

	December 31
Description	2024	2023
Male	1,810	1,659
Female	934	841
Total	2,744	2,500

Employee Composition by Employment Status

	December 31, 2024			December 31, 2023
Description	Male	Female	Total	Male	Female	Total
Permanent	1,234	629	1,863	1,172	575	1,747
Contract	576	305	881	487	266	753
Total	1,810	934	2,744	1,659	841	2,500

As of the publication date of this Prospectus, the Company employs several foreign workers. The following is the composition of foreign workers currently employed by the Company:

No	Name	Position	Country of Origin	No. Passport No.	RPTKA	RPTKA Validity Period	E-ITAS	E-ITAS Validity Period
1.	Stephen Duffus Weiss*)	Deputy President Director	United States	548510457	RPTKA No. B.3/60712/PK.04.00/X/2024 dated October 1, 2024 – PT SARANA MENARA NUSANTARA	November 30, 2025	E232C1200E1240972590	November 11, 2025
					RPTKA B.3/69497/PK.04.00/XI/2024 dated November 4, 2024 – PT PROFESIONAL TELEKOMUNIKASI INDONESIA	January 31, 2026
2.	Gylnnis Theresa Corral Matriz Acosta	Quality Control Advisor	the Philippines	P1514868B	RPTKA No. B.3/67530/PK.04.00/XII/2023 dated December 21, 2023	November 30, 2025	2C21JE6352-A	June 18, 2025
3.	Sander Wim Van Litsenburg	Research & Development Advisor	the Netherlands	NX1CB1588	RPTKA No. B.3/67530/PK.04.00/XII/2023 dated December 21, 2023	November 30, 2025	2C2IJE3210AA	November 13, 2025
4.	Xuan Yu	Planning Construction Specialist	People’s Republic of China	E08589755	RPTKA No. B.3/00733/PK.04.00/I/2025 dated January 14, 2025 – PT IFORTE SOLUSI INFOTEK	March 31, 2026	E232C1200JE250794365	February 09, 2026
5.	Arijit Mitra	Network Expert Advisor	India	Z6335780	RPTKA No. B.3/32486/PK.04.00/VI/2024 dated June 4, 2024.	August 31, 2025	2C21JE0147AA	August 30, 2025

*) As of the date of this Prospectus, Stephen Duffus Weiss no longer serves as Deputy President Director of the Company based on Deed of Meeting Resolution No. 113 dated April 23, 2025, drawn up before Christina Dwi Utami S.H., M.Hum., M.Kn., Notary in the Administrative City of West Jakarta. Mr. Stephen Duffus Weiss currently serves as Advisor to the Company.

As of the publication date of this Prospectus, the Company does not have a labor union.

There is no agreement to involve employees and management in the Company’s shareholding, including any agreements related to the Company’s shareholding program by employees or members of the Board of Directors and members of the Board of Commissioners.

11) Cases Currently Being Faced by the Company and the Subsidiaries, as well as Members of the the Company and the Subsidiaries’ Board of Commissioners and Board of Directors

As of the publication date of this Prospectus, the Company and the Subsidiaries are not facing or involved as a party, either in a capacity as plaintiff, defendant, applicant, respondent and/or any other capacity, in a lawsuit, case, and/or dispute of any material nature including but not limited to civil, criminal, commercial, business competition, industrial relations, state administration, arbitration, and tax proceedings, either at the court institutions, arbitration, and/or any other dispute resolution institutions in the territory of the Republic of Indonesia, including but not limited to the District Court, Commercial Court, Business Competition Supervisory Commission (Komisi Pengawas Persaingan Usaha or KPPU), Industrial Relations Court, State Administrative Court, Tax Court and / or Indonesian National Arbitration Board (Badan Arbitrase Nasional Indonesia or BANI), or anywhere outside the territory of the Republic of Indonesia, which may adversely and materially affect the operations, business activities, and revenues of the Company and its Subsidiaries, including the planned Capital Increase with Rights Issue I of the Company.

As of the publication date of this Prospectus, Protelindo is facing or involved in lawsuit, case, and/or dispute that may not materially affect the operations, business activities, and revenues of Protelindo, with the following details:

•	State Administrative Lawsuit - Licensing Classification - (Case Register No. 18/G/2023/PTUN.DPS.)

On August 29, 2023, Protelindo filed a State Administrative Lawsuit to the Denpasar State Administrative Court against the Regent of Badung, in relation to the Badung Regency Government's action of not issuing a Building Construction Permit/Building Approval for Protelindo's telecommunication tower permit in the region.

As of the publication date of this Prospectus, this case is under judicial review.

According to Protelindo's Statement, there is no potential material loss for Protelindo in the aforementioned case, where the Object of Dispute in this matter is the Letter from the Badung Regency Government, Public Works and Spatial Planning Department of Badung Regency, Number 640/2187/PUPR, regarding: Notice, dated March 29, 2023, which essentially states that the building permit application submitted by Protelindo cannot be processed by the Badung Regency Government. Therefore, Protelindo's involvement in the case will not materially and adversely impact Protelindo's financial condition and/or business continuity, nor will it affect the proposed Capital Increase with Rights Issue I, including the Planned Use of Proceeds.

•	State Administrative Lawsuit - Government Administrative Action/Factual Action Classification - (Case Register No. 20/G/TF/2023/PTUN.DPS).

On August 29, 2023, Protelindo, hereinafter referred to as “Plaintiff I” and IForte, hereinafter referred to as “Plaintiff II” (Plaintiff I and Plaintiff II are collectively referred to as the "Plaintiffs”), filed State Administrative Lawsuit to the Denpasar State Administrative Court against the Regent of Badung, hereinafter referred to as “Defendant I” and the Badung Regency Pamong Praja Police Unit, hereinafter referred to as “Defendant II” in connection with the demolition of telecommunication tower buildings owned by the Plaintiffs in the Badung Regency area by Defendant I and Defendant II.

As of the publication date of this Prospectus, this case is under cassation (kasasi).

According to Protelindo's Statement, there is no potential loss to Protelindo in the case mentioned above, where it acts in its capacity as the aggrieved Plaintiff regarding the telecommunications tower and/or BTS owned by Protelindo that was entirely demolished by the Regent of Badung. Therefore, Protelindo's involvement in the case will not materially and adversely impact Protelindo's financial condition and/or business continuity, nor will it affect the proposed Capital Increase with Rights Issue I, including the Planned Use of Proceeds.

•	Taxation Case – (Tax Dispute Number: 007403.15.2022/PP).

As of the date of this Prospectus, Protelindo is involved in a tax case under the tax dispute number stated above, which is currently under appeal by Protelindo based on the Receipt of Appeal Letter No. T-007403.15.2022/PAN/2022 dated July 28, 2022.

Based on Protelindo's statement, this case is still awaiting the Appeal Decision from the Tax Court.

Protelindo's involvement in the above case will not have a material adverse effect on the Company's or Protelindo's operations, business activities, and income, nor will it affect the Company's Capital Increase with Rights Issue I plan, including the Planned Use of Proceeds, considering that the potential loss to Protelindo from the aforementioned lawsuit is less than 1% of the Company's total equity based on the Company's Financial Statements for the year ended December 31, 2024.

•	Taxation Case – (Tax Dispute Number: 002570.15.2022/PP).

Protelindo is involved in a tax case under the tax dispute number stated above, which is currently under appeal by Protelindo based on the Receipt of Appeal Letter No. T-002570.15.2022/PAN/2022 dated March 21, 2022.

Based on Protelindo's statement, this case is still awaiting the Appeal Decision from the Tax Court.

Protelindo's involvement in the above case will not have a material adverse effect on the Company's or Protelindo's operations, business activities, and income, nor will it affect the Company's Capital Increase with Rights Issue I plan, including the Planned Use of Proceeds, considering that the potential loss to Protelindo from the aforementioned lawsuit is less than 1% of the Company's total equity based on the Company's Financial Statements for the year ended December 31, 2024.

Members of the Board of Commissioners and Board of Directors of the Company and Subsidiaries

As of the date of this Prospectus, members of the Board of Commissioners and Board of Directors of the Company, and members of the Board of Commissioners and Board of Directors of Subsidiaries, both in their personal capacity and in their capacity as members of the Board of Commissioners and Board of Directors of the Company and members of the Board of Commissioners and Board of Directors of Subsidiaries, are not facing or involved as parties, in their capacity as plaintiff, defendant, petitioner, respondent and/or other capacities, in any case, dispute and/or conflict of any kind, including but not limited to civil, criminal, commercial, business competition, industrial relations, state administration, taxation and arbitration cases, whether in judicial institutions, arbitration, and/or other dispute resolution institutions or bodies within the territory of the Republic of Indonesia, including but not limited to District Courts, Commercial Courts, the Business Competition Supervisory Commission (KPPU), Industrial Relations Court, Administrative Court, Tax Court and/or the Indonesian National Arbitration Board (BANI), as well as outside the territory of the Republic of Indonesia, which could materially adversely affect the operations, business activities and income of the Company and its Subsidiaries, including the Company's Capital Increase with Rights Issue I plan.

12) Agreements with Other Parties

As of the date of publication of this Prospectus, apart from the Share Administration Management Agreement and Remaining Shares Purchase Agreement, the Company has not obtained and execute any loan/facility agreements, and there are no agreements with third parties and/or affiliated parties that bind the Company.

13) Assets owned by the Company.

As of the publication date of this Prospectus, the Company \ does not own or control any fixed assets or movable assets, apart from the Company’s office inventories.

14) Business Activities and Business Trends and Prospects

GENERAL

The Company was founded in 2008 in Kudus, Central Java, under Deed of Establishment Number 31 dated June 2, 2008, drawn up before Doctor Irawan Soerodjo, Sarjana Hukum, Magister Sains, Notary Public in Jakarta, with the approval of the Minister of LHR Number AHU-37840.AH.01.01.Tahun 2008 dated July 2, 2008.

The Company’s main business focus is investing in companies engaged in operating telecommunications tower locations to be leased to wireless communication companies.

The Company’s main investment is in the form of a 99.99% ownership of PT Profesional Telekomunikasi Indonesia (Protelindo), held since 2008. As the Company’s business activities are mostly run by Protelindo, the Company’s business description will focus on the assets and operating activities carried out by Protelindo.

Established in 2003, Protelindo is the largest independent tower owner and operator for wireless communication companies in Indonesia. As of December 31, 2024, on a consolidated basis, Protelindo has owned and operated approximately 35,400 telecommunications tower sites with approximately 58,035 tenants in Indonesia, mainly in the areas of Sumatra, Java, Bali, Kalimantan, and Sulawesi.

Protelindo’s main business activity is leasing/renting out space on tower sites that can be used on a shared basis, to all major wireless operators in Indonesia under long-term rental agreements. The leased space consists of vertical space on the tower, where customers can install radio frequency antennas and microwave antennas, as well as land space for each site, for the placement of shelters and cabinets owned by customers, as places for storing electronic devices and providing electricity. Protelindo’s tower portfolio is one of the largest in Indonesia and the most geographically expansive.

The Company is committed to becoming a leading telecommunications infrastructure provider in Indonesia. The growth of its tower portfolio has driven the Company to achieve significant milestones in the industry. The Company was the first independent tower company in Indonesia to own and operate a portfolio of approximately 35,400 tower sites with approximately 54,035 tenants, as well as approximately 217,507 km of fiber optic network across Indonesia, which generates revenue for the fiberization of Telecommunication Towers, in addition to 163,347 km of fiber optic cable networks installed throughout Indonesia, as well as a fiber optic cable backbone network connecting Java, Bali, Batam, and Singapore. It also has more than 16,898 connectivity activations and 169,242 fiber to the home (home connect) connections.

Protelindo operates independently from wireless communication operators and has a diverse customer base. The Company’s main customers include major telecommunications operators in Indonesia, i.e., PT Telekomunikasi Selular (Telkomsel), PT XL Axiata Tbk (XL Axiata), PT Indosat Tbk (Indosat), dan PT Smartfren Telecom, Tbk (Smartfren).

In 2015, the Company, through Protelindo, entered the non-tower business by investing in PT Iforte Solusi Infotek, which provides fiber optic services that connect telecommunication towers (fiber-to-the-tower) and connectivity services through fiber optic networks (including fiber-to-the-home), wireless networks, and VSAT. This investment in non-tower business is in synergy with and complementary to Protelindo's main business focus in telecommunications tower leasing.

VISION and MISSION of the Company

In carrying out its business activities, the Company has the following Vision and Mission:

VISION

To Become a Leading and Innovative Provider of Multi-Service Telecommunications and Infrastructure.

MISSION

To collaborate with the Company’s Customers to Provide Superior Service Added Value.

Business Activities

The Company’s main business fields in accordance with the latest amendment to the Company’s Articles of Association under Deed of Restated Resolutions of Meeting Number 158 dated May 31, 2021, drawn up before Christina Dwi Utami, S.H., M.Hum., M.Kn., Notary Public in West Jakarta, are engaged in management consultancy activities, holding company activities and telecommunications central construction.

The Company’s current operational focus is to carry out holding company activities through its main subsidiaries, i.e., Protelindo, STP and iForte. Protelindo and STP are engaged in telecommunication tower leasing, while iForte is engaged primarily in the provision of fiber optic and connectivity services. As a whole, the Company Group provides digital infrastructure for clients to operate telecommunications services, either through telecommunications towers, fiber optic (Fiber to Tower – FTTT or Fiber to the Home - FTTH), wireless network, or VSAT. In providing this digital infrastructure, the Company generally has terms under long-term rental contracts, which are generally valid for 10 years for the telecommunication tower business segment and can have longer validity periods for the fiber optic business segment.

Currently, the source of the Company’s operating revenue can be categorized into three, i.e., from tower rentals in the form of build-to-suit and colocation contracts on towers that have been built, from provision of fiber optic networks through FTTT, and from provision of connectivity services through fiber optic (FTTH), wireless or VSAT, for B2B (Business to Business) and B2G (Business to Government) clients.

Economic Overview

Indonesia's economic growth continues to rise amid heightened global uncertainty. Data from the Central Statistics Agency (Badan Pusat Statistik, or BPS) shows that the economy grew by 5.02% (yoy) in the fourth quarter of 2024, higher than the previous quarter's economic growth of 4.95% (yoy). With this development, Indonesia's overall economy grew by 5.03% (yoy) in 2024.

Economic growth in 2024 is driven by several key sectors, such as: Processing industry; As the largest contributor, this sector grew by 4.5%, supported by increased manufacturing production and exports of processed products; Wholesale and Retail Trade: Recording growth of 4.8%, this sector benefited from increased domestic consumption and purchasing power; Information and Communication: With the highest growth reaching 9.3%, this sector continues to grow in line with increasing digitalization and internet penetration; as well as Spending and Consumption.

Meanwhile, the inflation rate throughout 2024 was recorded at 2.8%, within the target range set by the government and Bank Indonesia. This demonstrates the government's ability to maintain stability in prices and people's purchasing power.

The information and communications industry continues to record consistent positive growth. In general, the information and telecommunications industry has consistently enjoyed growth. This shows that demand in the Indonesian telecommunications industry is growing in line with the shift in telephone communication culture in Indonesia over the past decade, namely from wired telephone telecommunications to wireless communication technology.

The information and technology sector grew by 9.3% throughout 2024, exceeding the government's previous estimate of 8.0%. Specifically for the 2024-2029 period, the government has identified strengthening digital transformation as one of its strategies for boosting economic growth. It is therefore expected that the information and technology sector will continue to grow in the coming years.

Internet penetration in Indonesia shows a steady increase. APJII states that internet penetration is measured based on the percentage of the population using the internet compared to the total population. This figure serves as a benchmark for assessing the extent to which digital technology has been adopted by the population. APJII surveys show that since 2018, the number of internet users in Indonesia has continued to increase consistently. In 2018, the internet penetration rate was recorded at 64.80%. A significant surge occurred in 2019–2020, with penetration reaching 73.70%. This figure continued to grow in subsequent years, reaching 77.01% in 2021–2022. This trend continued with an increase to 78.19% in 2023, and finally reached 79.50% in 2024.

Furthermore, APJII also stated that the increase in the number of internet users in Indonesia has occurred conservatively in line with the increase in smartphone ownership among the public.

According to data from the Central Statistics Agency (BPS), mobile phone ownership reached 354 million by the end of 2023, with smartphone ownership reaching 209 million.

With the increase in internet usage in line with rapid digitalization since the pandemic, the existence of a supporting industry for telecommunications infrastructure providers, namely telecommunications tower operators, is greatly needed. Consolidation in the Indonesian telecommunications industry in recent years has also made the telecommunications industry healthier, thereby supporting the growth of telecommunications towers

Business Strategy

In carrying out its business activities, the Company consistently strives to operate efficiently and manages its working capital prudently to increase its profitability margin. The Company also continuously strives to be part of a responsible society and carry out sustainable operational activities.

The Company employs a Build-Buy-Return strategy, i.e. developing the Company's business through organic growth and acquisition of other companies/assets that are in synergy with the Company in order to optimize returns for shareholders and stakeholders. To implement its strategy, the Company targets optimal financial returns above finance costs. The Company has favorable access to funding supported by sound financial performance and balance sheet position, enabling the Company to obtain competitive funding costs.

Organic Growth

The Company strives to maximize the return on the telecommunication tower portfolio it already owns, through colocation rental strategies, i.e., by renting available space in existing towers to several tenants at once. Through a colocation strategy, tower operating costs are largely fixed, but the Company's revenue grows alongside the increase in the number of tenants. The “asset-light” strategy implemented by telecommunications operators supports this colocation strategy. The Company actively markets colocations to telecommunications operators and continues to educate the market about the benefits that colocation offers to telecommunications operators. In addition to colocation, the Company also constantly increases the number of telecommunication towers by constructing new towers to expand its portfolio network. All the new telecommunication towers are constructed by the Company based on requests from telecommunication operators according to the design specifications they require and at the locations they select (referred to as Built-To-Suit towers). To date, the Company has constructed 13,204 Built-To-Suit towers.

The telecommunications operators will then become the anchor tenants on these towers under long-term lease agreements. Moreover, the Company may market the new towers to other operators to earn colocation revenue, thereby increasing the Company’s asset utilization.

In the non-tower segment, the Company builds fiber optic networks connecting telecommunication towers. As in the tower leasing business, the fiber optic network can also be used by more than one telecommunications operator. Furthermore, the Company also utilizes the installed fiber optic network to provide connectivity services to customers located in the area of the installed fiber optic network, thereby increasing the Company's asset utilization efficiency.

Growth Through Acquisition

The Company consistently explores strategic acquisitions that meet optimal return criteria and are in synergy with the Company’s business, in order to help the Company expand into new areas of services in relation to telecommunications infrastructure.

The Company evaluates acquisition opportunities based on several criteria, among which are return on invested capital, potential colocation demand, degree of overlap with existing portfolio, location, existing capacity utilization, local population density, growth potential, and applicable laws and regulations. The Company continues to seek ways to execute tower acquisition opportunities in the most efficient manner, including optimizing its capital structure.

Focus on Service Quality

The Company believes that the key to the success of its strategy lies in the ability to maintain long-term relationships with telecommunications operators and consistently meet the needs of their customers. The Company consistently strives to offer reasonable commercial commitments and provides high-quality services. The Company believes that its ability to help telecommunications operators quickly enter new operational areas and expand their network coverage and capacity will help improve the tenancy ratio in its tower portfolio.

Know Your Customer

The Company employs sales and marketing techniques targeted at increasing the tenancy ratio of its towers, most of which are built to accommodate two or more tenants. Therefore, the Company strives to target telecommunications operators that are planning on geographical expansion or on improving their network infrastructure.

The Company believes that by deepening its understanding of the needs of the Company’s customers (know your customer), it is able to serve customers better and help telecommunication operators achieve their business goals. The combination of the Company’s market knowledge and marketing capabilities is also reflected in its efforts to offer fiber optic network services connecting telecommunication towers to telecommunication operators to support more optimal transmission for 4G-LTE implementation. Strategic implementation, accompanied by the Company’s broad service coverage, allows the Company to deepen its understanding of the needs of the Company’s customers and meet their dynamic business needs.

Financial Policy with a Focus on Sustainability

The Company implements prudent financial policies by consistently considering medium and long-term sustainability, including managing debt at a reasonable level and implementing prudent capital investment. The Company strives to consistently operate efficiently, optimally manage its working capital, and increase its margins and profitability. Further, the Company also performs its obligation as part of a responsible society and carries out sustainable operational activities.

Marketing

Each telecommunications operator has a specific marketing strategy. The Company strives to obtain up-to-date data on telecommunications operators' networks and their business expansion plans through regular meetings with each operator's network design team to better understand their needs. Furthermore, by using a specialized program, the Company conducts an analysis to see which telecommunication towers are in areas suitable for the telecommunication operators' network expansion plans, so that the Company can provide relevant information to these operators.

Business Prospects

The Group is an independent owner and operator of telecommunications infrastructure, which include telecommunication towers, optic cables, and VSAT, in Indonesia. As of December 31, 2024, the Group owns and operates 35,400 Telecommunication Towers, mostly located on Java, Sumatra, Bali, Kalimantan and Sulawesi, with 58,035 customers consisting of major telecommunications operators in Indonesia. In addition, the Group owns approximately 217,507 km of fiber optic cable network that generates revenue for fiberization of Telecommunication Towers, located in Java and Sumatra, and 118,265 km of fiber optic cable network installed in the metropolitan cities of Jakarta and Surabaya as well as a fiber optic cable backbone network connecting Java-Bali with more than 16,898 connectivity activations.

The Group’s main business activity is engaged in telecommunications infrastructure leasing services. In the Telecommunication Tower leasing segment, the Group carries out its business activities by leasing/renting out spaces on the Group’s Telecommunication Towers to telecommunications operators under long-term contracts. The leased space includes vertical space on the tower where telecommunications operators can install radio frequency antennas and microwave antennas, as well as leasing/renting out land at each location for the construction of shelters that accommodate and protect electronic equipment and power supplies.

In the optic cable network leasing segment, the Group provides optic cable telecommunication infrastructure for users to lease, to fulfill their telecommunication needs. The Group's optic cables can be leased under contracts of Build to Suit Fiber (BTS) for FTTT (Fiber to The Tower), FTTH (Fiber To The Home), as well as Connectivity solutions typically carried out without BTS for clients from corporate, MSMEs, data centers and others.

Currently, the Group’s Telecommunication Tower and optic cable portfolio is the largest portfolio owned by an independent telecommunication infrastructure provider in Indonesia, with an average age of around 6.5 years and even younger for optic cables, spread across various regions of Indonesia. This extensive location network allows the Group to meet the needs of telecommunications operators. In addition, the Group’s ability through its Subsidiaries to provide fiber optic cable networks for tower fiberization provides the Group with new business opportunities from various sources.

The number of the Group’s Telecommunication Tower portfolio and customers also has the potential for growth through additional lease contracts for existing towers (colocation) or for new towers. As of December 31, 2024, the Group’s Telecommunication Tower rental/tenancy ratio reaches 1.64x.

The Company Group is neither owned by nor affiliated with any wireless telecommunications operator company. The Company Group's position as an independent owner and operator of telecommunication towers is a significant advantage, as the Company Group's customers may be reluctant to rent towers from its competitors and therefore prefer to rent towers or infrastructure from independent providers. In addition, the Company Group is confident that it can provide more targeted and specialized services without favoring any particular telecommunications operator. Furthermore, the Company Group's business model of organic or inorganic growth through both asset and company acquisitions, enables the Company Group to not only expand the Company Group's Telecommunication Tower portfolio but also to diversify into other services or offerings that have been proven to support or directly relate to the services provided by the Company Group.

The Company Group is also committed to investing in developing fiber optic cable network, which is increasingly sought after for fast connection in line with the increasing demand for internet data services and is expected to continue to grow along with the need for wider 4G-LTE network coverage.

The Company Group's business model, both for Telecommunication Towers and optical cable network for tower fiberization, is long-term and non-cancellable. In addition, the possibility of co-location at a relatively low cost provides the potential for increased revenue and return on investment of the Company Group. With a vast portfolio, the Company Group also benefits from economies of scale in relation to its operations, such as procurement of assets and services, maintenance, and other operating expenses.

Currently, most of the Company Group's towers are located in the four most populated regions in Indonesia, i.e., Java, Sumatera, Kalimantan, and Sulawesi. Approximately 54% of the Company Group's telecommunication towers are in Java. This is a highly strategic advantage as it allows the Company Group to fulfil the needs of telecommunication operators who need to expand their network capacity to support high customer demand through additional equipment or co-location. However, growth outside Java is also becoming increasingly important, as telecommunications operators are also expanding their networks there.

The Company Group is firmly well-positioned in the industry, benefiting from the high barriers for new players to enter the telecommunication tower industry in Indonesia, which include:

•	economies of scale associated with the Company Group's operations, such as procurement for assets and services, maintenance, and other operating expenses;

•	regulatory restrictions, and the complex process of obtaining permits and licenses;

•	large amounts of initial capital to build or acquire towers;

•	high amount of financial expenses, as well as operational risks and disruptions that telecommunications operators may face in moving equipment to different tower sites;

•	the need to build a tower portfolio with large scale and geographic diversity to attract telecommunications operators; and

•	considerable time required to build trust and business relations, and negotiate lease contracts with telecommunications operators and other clients.

Corporate Social Responsibility (CSR) Activities

As a manifestation of the Company’s commitment to equitable distribution and improvement of quality of life and economic prosperity, both for surrounding communities and the Indonesian populace at large, the Company consistently implements its corporate social and environmental (CSR) programs, which focus on four primary pillars:

1) Education

2) Nature Conservation

3) Health

4) Disaster Relief and Donation

All four pillars above are prioritized for distribution to areas and communities around the Company's operational areas, thereby the Company hopes that the surrounding community will directly benefit from the positive impact of the Company's presence.

Education

The Company believes that education is the key to developing a bright generation that will play a key role in ensuring the attainment of sustainable development goals, particularly through harnessing Indonesia's demographic bonus advantage for the future. Through the education pillar, the Company works to support the improvement of the education system and infrastructure quality as well as the development of the necessary innovations.

In 2024, the Company conducted two (2) major programs in the education sector, i.e., the Vocational High School Improvement Programs and the construction of Diponegoro University’s Sports Hall. Through the Vocational High School Improvement Program, the Company has successfully contributed to approximately 7,000 beneficiaries, consisting of students and teachers at vocational high schools in Kudus and Central Java. This program aims to produce skilled workers ready to compete in the industrial workforce with a minimum income of twice the average regional income. In 2024, the Company's contribution to this initiative amounted to IDR14.56 billion.

The Company also promotes the development of education and sports facilities for the younger generation through its contribution to the construction of the Sports Hall at Diponegoro University, Semarang. This initiative aims to build facilities that support both academic and non-academic activities for students. In 2024, the Company contributed approximately IDR 9.7 billion to this initiative.

Nature Conservation

With a profound awareness of the importance of preserving ecological balance and functions, which is essential for human survival and preserving Earth’s natural resources, the Company is committed to taking an active role in ecosystem and biodiversity conservation and restoration. This commitment is pursued through sustainable initiatives aimed at harmonizing business growth with environmental preservation.

In 2024, the Company conducted 2 (two) main initiatives, i.e., the Mangrove Planting Conservation and Supporting the Conservation of Javan Leopard, with the following details:

1.	The Company collaborates with the River Basin Management Agency (Badan Pengelolaan Daerah Aliran Sungai) in planting mangrove seedlings. These seedlings have been planted in several strategic areas in Indonesia, namely: (i) Komodo National Park, East Nusa Tenggara; (ii) Kulon Progo, Yogyakarta; and (iii) Lantebung, Makassar.

2.	In support of the conservation of the Javan leopard, the Company believes that the Javan leopard plays a crucial role in maintaining the balance of nature to support the regeneration of natural forests. In 2024, a team from the SINTAS Indonesia Foundation and the East Java Natural Resources Conservation Agency (Balai Besar Konservasi Sumber Daya Alam or BBKSDA) installed 80 surveillance cameras at 40 stations in the Raung-Ijen Landscape, East Java. This effort, part of the Java-wide Leopard Survey (JWLS), recorded 126 wildlife activities, including five fecal samples suspected to be from Javan leopards. The samples are currently undergoing genetic analysis at the Forestry Faculty Laboratory of Gadjah Mada University, providing valuable insights into the population dynamics and genetic diversity of this elusive species.

Health

Amid growing challenges in providing healthcare access and facilities, the Company is committed to assuming a role in bringing about an equitable and sustainable distribution of quality healthcare and access to public health facilities. Through the health pillar, the Company is dedicated to not only contributing to economic progress but also to ensuring that such progress goes hand in hand with improving the community's health and welfare.

As a manifestation of its social responsibility, throughout 2023, the Company conducted various initiatives in the health sector, through the Healthcare Services at the Ksatria Airlangga Floating Hospital (RSTKA).

Disaster Relief and Donation

Amid uncertainties and challenges posed by unavoidable natural disasters, the Company is committed to proactively and sustainably responding to emergencies and post-disaster recoveries through its CSR programs in the disaster relief and donation pillar.

Through various programs, the Company is committed to continuously providing tangible contributions in alleviating community problems, by rebuilding facilities and infrastructure as well as the lives of affected communities. Since 2022, the Company has made various efforts to assist in disaster relief and donations, including the following:

No	Assistance Provided	Year
Disaster Relief
1	Floods Relief Program in Pekalongan, Demak and Semarang	2022
2	Natural Disasters Relief in Cianjur	2023
Donations
3	Donation at KitaBisa.com	2022
4	Food Donation through Garut Regency Government	2023

Trends That Can Significantly Affect Business Activities and Business Prospects

As of the publication date of this Prospectus, the Company does not have any trends that can significantly affect its business activities and business prospects.

Dependence on certain suppliers and customers.

As of the publication date of this Prospectus, the Company does not have any dependence on certain suppliers and customers.

Seasonal Nature of Business Activities (if any)

As of the publication date of this Prospectus, the Company does not have any seasonal nature of business activities.

Competition

The Company competes with other large independent telecommunications tower providers in Indonesia, in addition to telecommunications operators and their subsidiaries that own and operate their own telecommunications towers. Competition in the telecommunications tower industry is primarily determined by the ability to meet the needs for towers, either through new towers or colocation systems that are able to meet the telecommunications operators’ needs for capacity, coverage, and network.

The Company believes that its marketing and operational capabilities in providing tower services, coupled with sound financial performance, enable the Company to compete in the industry. The Company also complements the products offered to telecommunications operators by providing fiber optic networks, providing managed services, and providing electricity management services for operators’ equipment installed on the Company's towers.

IX. EQUITY

The following table presents the Company Group's consolidated financial equity position as of December 31, 2024, and 2023, presented in the following table, derived from:

The Group’s consolidated financial statements as of December 31, 2024 and 2023 and for the years then ended, which have been prepared by the Company's management in accordance with the Applicable Financial Reporting Framework and presented in Rupiah currency, having been audited by KAP PSS, an independent auditor, based on the Audit Standards established by the IAPI as stated in the independent auditor’s report No. 01791/2.1032/AU.1/10/0702-3/1/VI/2025 dated June 25, 2025 signed by Widya Arijanti (Public Accountant Registration No. AP.0702). The independent auditor’s report expresses an unmodified opinion with an “other matters” paragraph regarding: (a) the purpose for which the independent auditor's report was issued and (b) re-issue of the independent auditor's report on the Audited Consolidated Financial Statements in connection with the re-issue of the Audited Consolidated Financial Statements. The independent auditor’s report on the consolidated financial statements as of December 31, 2024 and for the year then ended also contains “key audit matters” describing: (i) an explanation of why the Company considers the goodwill impairment testing and business combination accounting to be one of the most significant matters in its audit of the current period and therefore constitutes a key audit matter, and (ii) how the key audit matter is addressed in the audit.

in million Rupiah

	December 31
Description	2024	2023
EQUITY
Equity Attributable to the owners of the parent entity
Authorized capital
Par value - IDR 10 (full amount) per share
Authorized capital - 200,000,000,000 shares (2023: 100,000,000,000 shares )
Issued and paid-up capital - 51,014,625,000 shares	510,146	510,146
Additional paid-up capital	7,836	17,623
Share-based compensation reserve	103,683	92,296
Treasury shares	(738,670)	(931,339)
Other comprehensive income	79,188	78,846
Retained earnings:
General reserves	1,300	1,200
Unappropriated	19,121,594	16,687,620
Total equity attributable to the owners of the parent entity	19,085,077	16,456,392
Non-controlling interests	70,587	55,272
TOTAL EQUITY	19,155,664	16,511,664

There is no change in the capital structure from the date of the last financial report to the effective date of the Registration Statement.

The Company plans to conduct Capital Increase with Rights Issue I of 8,083,478,731 (eight billion eighty three million four hundred seventy eight thousand seven hundred thirty one) New Shares or approximately 13.91% (thirteen point nine one percent) of the total shares issued and fully paid up (excluding treasury shares) after Capital Increase with Rights Issue I with a par value of IDR10,- (ten Rupiah) per share. Each holder of 619 (six hundred nineteen) Old Shares whose name is registered in the Shareholders Register on July 10, 2025, at 04.00 p.m. Western Indonesian Time (WIB) is entitled to 100 (one hundred) Rights Issues, with each 1 (one) Rights Issue entitling its holder to purchase 1 (one) New Share with an Exercise Price of IDR680.- (six hundred eighty Rupiah).

The following table illustrates the Company’s equity pro-forma on December 31, 2024, assuming all Rights Issues offered in this Capital Increase with Rights Issue I are exercised in full with an exercise price of IDR680,- (six hundred eighty Rupiah) per share.

in million Rupiah

Description	Before Capital Increase with Rights Issue I	Exercise of Rights Issue	After Capital Increase with Rights Issue I
EQUITY
Equity Attributable to the owners of the parent entity
Authorized capital
Par value - IDR 10 (full amount) per share
Authorized capital - 200,000,000,000 shares
Issued and paid-up capital - 51,014,625,000 shares	510,146	80,835	590,981
Additional paid-up capital	7,836	5,411,763	5,419,599
Issuance Expense of Capital Increase with Rights Issue I	-	4,167	4,167
Share-based compensation reserve	103,683	-	103,683
Treasury shares	(738,670)	-	(738,670)
Other comprehensive income	79,188	-	79,188
Retained earnings:
General reserves	1,300	-	1,300
Unappropriated	19,121,594	-	19,121,594
Total equity attributable to the owners of the parent entity	19,085,077	5,496,765	24,581,842
Non-controlling interests	70,587	-	70,587
TOTAL EQUITY	19,155,664	5,496,765	24,652,429

X. DIVIDEND POLICY

In accordance with Law No. 40 of 2007 concerning Limited Liability Companies and the Company’s Articles of Association, the distribution of dividends must be approved by the shareholders at an AGMS.

The determination of the amount and payment of dividends will be implemented by taking into account and considering several factors, including the Company’s financial health level, capital adequacy level, the Company’s funding needs for further business expansion, without prejudice the rights of the Company’s GMS to determine otherwise in accordance with the provisions of the Company’s Articles of Association. Subject to the provisions of Article 71 paragraph 3 of the Company Law No. 40 of 2007 and Article 29 paragraph 2 of the Company’s articles of association, it is stipulated that dividends can only be paid in accordance with the Company’s financial capabilities based on a resolution adopted at a GMS.

The Company strives to distribute dividends on an annual basis. Dividend distribution is one of the Company’s efforts to fulfill the rights and interests of shareholders. However, resolution adoption on dividends is adjusted to the Company’s conditions and needs to ensure sufficient capital for business activities. The distribution and number of dividends given to shareholders are decided at an Annual General Meeting of Shareholders (AGMS) and resolutions of the Board of Directors and Board of Commissioners for interim dividends.

The Company will only pay dividends from net profit based on Indonesian law and will pay dividends in cash, if any, in Rupiah.

Based on the Company’s Articles of Association concerning the Use of Profit and Distribution of Dividends, the dividend distribution policy implemented by the Company is adjusted to the Company’s capabilities under resolutions adopted at a General Meeting of Shareholders (GMS). This is done by considering the financial condition and level of financial health, as well as applicable laws and regulations.

The following is information regarding the Company’s dividend payments for the 2020 to 2024 fiscal years, each of which is paid in the following year:

Fiscal Year	Amount of profit (million IDR)	% of dividends from net profit	Dividend value (million IDR)	Dividend per Share (IDR)	Basis of Distribution	Dividend Payment Date
2024	3,364,606	23.8%	800,000	15.9	AGMS Resolution dated April 23, 2025	January 22, 2025 and May 21, 2025
2023	3,303,642	36.3%	1,200,000	24.1	AGMS Resolution dated June 26, 2024	December 22, 2023 and July 26, 2024
2022	3,496,535	34.3%	1,200,000	24.1	AGMS Resolution dated May 5, 2023	December 16, 2022 and May 31, 2023
2021	3,447,875	34.8%	1,200,000	24.1	AGMS Resolution dated May 27, 2022	December 17, 2021 and June 30, 2022
2020	2,853,617	49.1%	1,400,000	28.1	AGMS Resolution dated May 31, 2021	December 17, 2021 and June 2022

The Company has no negative covenants regarding restrictions on third parties in the context of dividend distribution that may harm the rights of public shareholders.

XI. TAXATION

Income Tax on stock dividends is imposed in accordance with applicable laws and regulations. Based on Article 4 paragraph 3 letter (f) of Law of the Republic of Indonesia No. 7 of 1983 concerning Income Tax as amended by Law No. 36 of 2008 (effective as of January 1, 2009), Law of the Republic of Indonesia No. 6 of 2023 concerning the Enactment of Government Regulation in Lieu of Law Number 2 of 2022 concerning Job Creation Into Law, Law No. 7 of 2021 concerning Harmonization of Tax Regulations (the “Income Tax Law”), and Government Regulation No. 19 of 2009 concerning Income Tax on Dividends Received or Obtained by Domestic Individual Taxpayers, and based on Regulation of the Minister of Finance No. 81 of 2024 (“PMK 81/2024”), effective from January 1, 2025 and Government Regulation No. 55 of 2022 concerning Adjustments to Regulations in the Field of Income Tax, the tax treatment of dividends received by Domestic Taxpayers is as follows:

a)	Individual Taxpayers: subject to Income Tax of 10% (ten percent) of the gross amount, and it is final in nature, which must be self-paid by the Domestic Individual Taxpayer. However, if the dividends are reinvested in Indonesia within a certain period and certain types of investment, the dividends are exempt from income tax (not subject to tax). The procedures and provisions regarding the types of investments permitted and the investment period are regulated in the Regulation of the Minister of Finance Number 18 of 2021 concerning “Implementation of Law Number 11 of 2020 concerning Job Creation in the Field of Income Tax, VAT and Sales Tax on Luxury Goods, as well as General Provisions and Tax Procedures”; and

b)	Corporate Taxpayers: are not objects of income tax so they are not subject to tax as long as dividends are distributed based on a General Meeting of Shareholders or interim in accordance with the provisions of laws and regulations, including similar meetings and distribution of similar dividends.

Government Regulation Number 55 of 2022 concerning Adjustment of Regulations in the Income Tax (PPh) Sector also regulates that the exemption of income in the form of dividends as regulated in the income tax law applies since the enactment of Law Number 7 of 2021 concerning Harmonization of Tax Regulations, which is on December 20, 2022. The government regulation stipulates that dividends that are exempt from income tax objects are dividends distributed based on a general meeting of shareholders or interim dividends in accordance with the provisions of laws and regulations. The general meeting of shareholders or interim dividends referred to includes similar meetings and similar dividend distribution mechanisms. In line with the provisions of the income tax law as amended several times, most recently by the Job Creation Law, Government Regulation Number 55 of 2022 regulates that dividends originating from within the country received or obtained by domestic individual Taxpayers or domestic corporate Taxpayers are exempt from income tax. In the case of domestic individual Taxpayers who do not meet the investment provisions as referred to in the income tax law, dividends originating from within the country received or obtained by domestic individual Taxpayers are subject to income tax at the time the dividends are received or obtained. The Income Tax payable must be self-paid by the domestic individual Taxpayers, and further provisions regarding the procedure for self-payment by individual Taxpayers are regulated in the Regulation of the Minister of Finance.

Dividends originating from within the country received or obtained by Domestic Individual Taxpayers and/or Domestic Corporate Taxpayers as referred to in Article 4 paragraph (3) letter f number 1 of the Income Tax Law are not subject to Income Tax. In the case of Domestic Individual Taxpayers who do not meet the investment provisions and investment period as referred to in Article 4 paragraph (3) letter f number 1 point a of the Income Tax Law, on dividends originating from within the country received or obtained by Domestic Individual Taxpayers, Income Tax is payable at the time the dividends are received or obtained. The Income Tax payable must be self-paid by the Domestic Individual Taxpayers.

Dividends distributed to Foreign Taxpayers will be subject to a rate of 20% (twenty percent) of the cash paid (in the case of cash dividends) or 20% (twenty percent) of the par value (in the case of stock dividends) or a lower rate may be imposed if the Foreign Taxpayer is a resident of a country that has entered into a Double Taxation Avoidance Agreement (“DTAA”) with Indonesia, by fulfilling the provisions as stipulated in the Regulation of the Director General of Taxes PER-25/PJ/2018 concerning Procedures for Implementing Double Taxation Avoidance Agreements.

In order for a Foreign Taxpayer (Foreign Taxpayer) to be able to apply the rate according to the DTAA, in accordance with the Regulation of the Director General of Taxes PER-25/PJ/2018 concerning Procedures for Implementing Double Taxation Avoidance Agreements, a Foreign Taxpayer is required to attach Certificate of Domicile/Surat Keterangan Domisili (SKD) / Certificate of Domicile of Non-Resident for Indonesia Tax Withholding, namely:

1)	the SKD of a Foreign Taxpayer must meet the following requirements:

a.	using DGT Form;

b.	filled in correctly, completely and clearly;

c.	signed or marked with a sign equivalent to a signature by the Foreign Taxpayer in accordance with the customs in the partner country or DTAA partner jurisdiction;

d.	legalized by being signed or marked with a sign equivalent to a signature by a duly Authorized Official in accordance with the customs in the partner country or DTAA partner jurisdiction;

e.	there is a statement by the Foreign Taxpayer that there is no misuse of DTAA;

f.	there is a statement that the Foreign Taxpayer is the beneficial owner in the case required in the DTAA; and

g.	it is used for the period stated in the SKD of the Foreign Taxpayer.

2)	In the case where the Foreign Taxpayer uses a Certificate of Residence, the Foreign Taxpayer is still required to fill out the DGT Form in addition to Part II.

3)	A Certificate of Residence that meets the provisions is an integral part of the SKD of Foreign Taxpayer.

4)	The SKD of Foreign Taxpayer is accompanied by a statement that:

a.	there is no misuse of DTAA; and

b.	the Foreign Taxpayer is the beneficial owner in terms of requirements in the DTAA

5)	A Tax Withholder and/or Collector who receives a receipt for Foreign Taxpayer’s SKD must check the information in the Foreign Taxpayer’s SKD through the Directorate General of Taxes’ website or a certain channel determined by the Director General of Taxes.

In addition to the requirements for the DGT Form or SKD Form of the Partner Country, the Foreign Taxpayer must meet the requirements as a Beneficial Owner or actual owner of the economic benefits of the income.

Under Regulation of the Minister of Finance of the Republic of Indonesia No. 234/PMK.03/2009 dated December 29, 2009 concerning Certain Investment Sectors Providing Income to Pension Funds Excluded from Tax Objects, income received or obtained by pension funds the establishment of which has been approved by the Minister of Finance from capital investment, including dividends from shares in limited liability companies listed on the stock exchange in Indonesia, is excluded from the object of Income Tax.

In accordance with Government Regulation No. 14 of 1997 concerning Amendment to Government Regulation No. 41 of 1994 concerning Income Tax on Income from Share Sales Transactions on the Stock Exchange and Circular of the Directorate General of Taxes No. SE-06/PJ.4/1997 dated June 20, 1997, concerning the Implementation of Income Tax Collection on Income from Share Sales Transactions on the Stock Exchange, the following is stipulated:

1.	Income received or obtained by individuals or corporations from share sales transactions on the Stock Exchange is subject to Income Tax of 0.1% of the gross amount of the transaction value, and it is final. Payment of Income Tax payable shall be made by means of deduction by the Stock Exchange administrator through a broker-dealer at the time of settlement of the share sales transaction;

2.	Founding shareholders are subject to additional final Income Tax of 0.5% (zero point five percent) of the value of the Company’s shares owned at the time of the Public Offering;

3.	Additional Income Tax payments are made by the Company on behalf of each founding shareholder within a period of no later than 1 month after the shares are traded on the Stock Exchange. However, if the Taxpayer who owns the founding shares does not choose to fulfill the tax obligation by paying the additional final Income Tax of 0.5% (zero point five percent), the calculation of Income Tax on the profit from the sale of the founder’s shares is carried out based on the generally applicable Income Tax rate in accordance with Article 17 of Law No. 7 of 1983 as lastly amended by Law No. 7 of 2021 concerning Harmonization of Tax Regulations.

Stamp Duty

According to Law No. 10 of 2020 dated October 26, 2020 concerning Stamp Duty, a document that results in an Indonesian securities transaction is subject to a stamp duty of IDR10,000 for each type of securities transaction conducted in the primary market in the form of confirmation of securities allotment with a value of more than IDR5,000,000 and/or Indonesian securities transactions conducted on the stock exchange in the form of confirmation of transaction value with a value of more than IDR10,000,000, which is collected or deducted by the broker. In general, stamp duty is due when the document is signed.

Fulfillment of Tax Obligations by the Company

As a Taxpayer in general, the Company has obligations for Income Tax (PPh), Value Added Tax (PPN) and Land and Building Tax (PBB). The Company has fulfilled its tax obligations in accordance with applicable laws. As of the date of issuance of this Prospectus, the Company has no tax arrears.

PROSPECTIVE BUYERS OF SHARES IN THIS CAPITAL INCREASE WITH RIGHTS ISSUE I ARE EXPECTED TO CONSULT WITH THEIR RESPECTIVE TAX CONSULTANTS REGARDING THE TAX CONSEQUENCES ARISING FROM THE PURCHASE, OWNERSHIP, OR SALE OF SHARES PURCHASED THROUGH THIS CAPITAL INCREASE WITH RIGHTS ISSUE I.

XII. DESCRIPTION OF STANDBY BUYER

PT Dwimuria Investama Andalan (”DIA”)

Brief Description

PT Dwimuria Investama Andalan (”DIA”) is a legal entity domiciled in Kudus, and was established under the name of PT Dwimuria Investama Andalan in accordance with the Deed of Establishment number 1 dated October 3, 2016 drawn up before LINDAWATI S.H., Notary in Kudus Regency. The deed of establishment has obtained ratification from the Minister of LHR based on Decree No. AHU-0043844.AH.01.01.TAHUN 2016, dated October 4, 2016 and has been registered in the Company Register No. AHU-0116319.AH.01.11.TAHUN 2016 dated October 4, 2016.

Business Activities

The Purposes and Objectives of DIA are as follows:

a.	The Purposes and Objectives of DIA are to engage in businesses in the fields of Holding Company Activities.

b.	To achieve the Purposes and Objectives mentioned above, DIA may carry out the following business activities, this group include business activities of holding companies, i.e. companies that hold the assets of a group of subsidiary corporations and whose principal activity is owning the group. “Holding Companies” are not involved in their subsidiaries’ business activities. Activities include services provided by counsellors and negotiators in designing corporate mergers and acquisitions.

Management and Supervision

In accordance with Deed No. 4 dated March 26, 2025 made before GRENDI JAYA DARMAWAN, S.H, M.Kn., Notary in Kudus Regency, which has been notified to the Minister of Law as evident in the Receipt of Notification on Changes to Company Data No. AHU-AH.01.09-0171161 dated March 26, 2025, and registered in the Company Register under No. AHU-0073430.AH.01.11.TAHUN 2025 dated March 26, 2025, the composition of the management of DIA is as follows:

Board of Directors

President Director:	Honky Harjo

Director:	Agus Santoso Suwanto

Board of Commissioners

President Commissioner:	Heru Budijanto Prabowo

Commissioner:	Imron Hendrata

Capital Structure

At the time of publication of this prospectus, DIA's capital structure is based on Deed No. 5 dated April 11, 2017, made before LINDAWATI, S.H., Notary in Kudus Regency which has been approved by the Minister of LHR with Decree No. AHU-0008628.AH.01.02. TAHUN 2017 dated April 13, 2017 and registered in the Company Register under No. AHU-0048605.AH.01.11.TAHUN 2017 dated April 13, 2017 and notified to the Minister of LHas evident in the Receipt of Notification on Amendments to Company’s Articles of Association No. AHU-AH.01.03- 0126952 dated April 13, 2017 and registered in the Company Register under No. AHU-0048605.AH.01.11.TAHUN 2017 dated April 13, 2017 ("Deed No. 5/2017").

In accordance with Deed No.5/2017, the shareholder structure of DIA is as follows:

	Par Value IDR 1,000,000.00 per share
Name of Shareholders	Number of Shares	Par Value (IDR)%
Authorized Capital	210,619,700	210,619,700,000,000
Issued and Paid-Up Capital
- Robert Budi Hartono	107,416,047	107,416,047,000,000	51%
- Bambang Hartono	103,203,653	103,203,653,000,000	49%
Total Issued and Paid-up	210,619,700	210,619,700,000,000	100
Total Shares in Portfolio	-	-

Nature of Affiliated Relationship with the Company

DIA's beneficial owners, i.e., Bambang Hartono and Robert Budi Hartono, have a familial relationship with the Company's beneficial owners, i.e., Martin Basuki Hartono and Victor Rahmat Hartono.

Information on Purchase of Remaining Shares

Under the Remaining Shares Purchase Agreement, the obligation of the Standby Buyer to take the remaining shares not taken part in the Rights Issue after being allocated in advance to fulfill additional subscriptions ordered by Rights Issue holders who have exercised their Rights Issue, is a maximum of 7,397,355,646 (seven billion three hundred ninety seven million three hundred fifty five thousand six hundred forty six) shares.

Description of Approval to Purchase Remaining Shares

DIA does not require approval to perform its obligations as Standby Buyer.

Source of Funds Used for the Purchase of Remaining Shares

The source of funds used by DIA as Standby Buyer is from its internal treasury.

Description of Key Requirements of Remaining Shares Purchase Agreement

Pursuant to the Remaining Shares Purchase Agreement:

a. Standby Buyer, subject to the registration statement becoming effective, warrants that it fully undertakes and is willing to purchase the remaining New Shares at the Exercise Price and has sufficient funds to purchase the remaining New Shares.

b. Standby Buyer's obligation to purchase the remaining New Shares shall be subject to the fulfillment of the following conditions precedent:

i. registration statement becoming effective; and

ii. the Company having received payment of the entire price of the remaining New Shares in accordance with the exercise price.

Any dispute, disagreement, or conflict in any form arising in connection with the Remaining Shares Purchase Agreement or implementation thereof, whether concerning default, tort or termination and/or validity thereof, which cannot be resolved by amicable settlement between the parties within 30 (thirty) calendar days, shall be submitted and resolved through arbitration at the Agency for Alternative Dispute Resolutions in Financial Sector (LAPS SJK).

XIII. CAPITAL MARKET SUPPORTING INSTITUTIONS AND PROFESSIONS

The capital market supporting institutions and professions that play a role in this Capital Increase with Rights Issue I are as follows:

Legal Consultant	Makes & Partners Law Firm Menara Batavia, 7th Floor Jl. KH Mas Mansyur Kav. 126 Jakarta 10220 Tel. (021) 574 7181 Fax. (021) 574 7180

Partner Name:	Iwan Setiawan, S.H.

Registration Certificate (STTD)

Number and Date:	STTD.KH-145/PJ-1/PM.2/2023 tanggal 5 Mei 2023

Work Guidelines:	HKHPM Decree No. Kep.02/HKHPM/VIII/2018 dated August 8, 2018 juncto HKHPM Circular Letter No. Ref.:01/DS-HKHPM/0119 dated January 7, 2019, as amended by HKHPM Decree No. Kep.03/HKHPM/XI/2021 dated November 10, 2021 (“Capital Market Legal Consultant Professional Standards”).

Appointment Letter:	130/CSKH/SMN/X/24, dated October 24, 2024

Main Task:	To conduct examination and research to the best of their ability on the existing legal facts regarding the Company and other information related to it as submitted by the Company. The results of the examination and research from a legal perspective have been included in the Legal Due Diligence Report, which is the basis for the Legal Opinion given objectively and independently, and to examine the information contained in the Prospectus as long as it concerns the legal aspects. The duties and functions of the Legal Consultant described herein are in accordance with the applicable Professional Standards and Capital Market regulations in order to implement the principle of transparency.

Public Accountant	KAP Purwantono, Sungkoro & Surja Indonesia Stock Exchange Building, Menara 2, Lantai 7 Jl. Jend. Sudirman Kav. 52-53 Jakarta 12190 Tel. (021) 5289 5000 Fax. (021) 5289 4100

Partner Name:	Widya Arijanti

Registration Certificate (STTD)

Number:	STTD.AP-119/PM.22/2018 dated February 5, 2018

Work Guidelines:	Professional Standards for Public Accountants established by IAPI and Financial Services Authority Regulation No. 13/POJK.03/2017 concerning the use of Public Accountants and Public Accounting Firms in Financial Services activities.

Association Membership:	Indonesian Institute of Certified Public Accountants (Institut Akuntan Publik Indonesia or IAPI) No. AP.070

Appointment Letter:	128/CS-KAP/SMN/X/24, dated October 24, 2024

Main Task:	To conduct audits based on audit standards established by the Indonesian Institute of Public Accountants (IAPI). These standards require Public Accountants to comply with ethical requirements and plan and perform audits to obtain reasonable assurance about whether the financial statements are free from material misstatement. The responsibility of Public Accountant is to express an opinion on the financial statements based on audit evidence.

Notary Public	Christina Dwi Utami, S.H., M.Hum, M.Kn Jl. K.H. Zainul Arifin No. 2 Komp. Ketapang Indah Blok B-2 No. 3 Jakarta 11140 Tel. (021) 634 5668 Fax. (021) 634 5666 Registration Certificate (STTD)

Number:	STTD.N-29/PJ-1/PM.02/2023 tanggal 6 Februari 2023

Work Guidelines:	Law Number 30 of 2004 on Notary Profession

Law Number 2 of 2014 on the Amendment to Law Number 30 of 2004 on Notary Profession

Appointment Letter:	131/CS-NOTARIS/SMN/X/24, dated October 24, 2024

Main Task:	To attend meetings on the discussion of all aspects in the framework of Capital Increase with Rights Issue I, except for meetings concerning financial aspects and pricing or marketing strategies, preparing and making deeds in the framework of Capital Increase with Rights Issue I, including making the Share Administration Management Agreement. To attend meetings on the discussion of all aspects in the framework of this Capital Increase with Rights Issue, except meetings concerning financial aspects and pricing or marketing strategies; to prepare and make deeds in the framework of Capital Increase with Rights Issue.

BAE	PT Raya Saham Registra Plaza Sentral Building, 2nd floor Jl. Jend. Sudirman Kav. 47-48 Jakarta 12930 Tel. (021) 2525666 Fax. (021) 2525028

Business License Number :	KEP-79/PM/1991 dated September 18, 1991

Association Membership:	Capital Market Regulations

Association Number:	Security Administration Bureau Association

Appointment Letter:	129/CS-BAE/SMN/X/24, dated October 24, 2024

Main Task:	The duties and responsibilities of BAE in the context of Capital Increase with Rights Issue I, in accordance with applicable capital market and Financial Services Authority regulations, include compiling a List of Shareholders entitled to Rights Issue, issuing Rights Issue Certificates (Rights Issue Certificate) for shareholders whose shares are still in the form of Collective Share Certificates (SKS), receiving applications for the exercise of Rights Issue, applications for additional share subscriptions and reconciling funds for payments for applications for the exercise of Rights Issue and additional share subscriptions with the Bank appointed by the Company, issuing and distributing shares in the form of SKS or in electronic form into collective custody at KSEI and issuing confirmation of allotment and refund of purchase subscriptions for shares resulting from the allotment of Additional Share subscriptions.

All capital market supporting institutions and professions participating in this Capital Increase with Rights Issue I firmly state that they are not affiliated with the Company, as referred to in the Financial Sector Development and Strengthening Law.

XIV. PROCEDURES FOR SHARE SUBSCRIPTION

The Company has appointed PT Raya Saham Registra as the implementer of share administration management and as the implementing agent for this Capital Increase with Rights Issue I, in accordance with the Share Administration Management Agreement.

The following are the requirements and procedures for ordering the purchase of shares in connection with the Company’s Capital Increase with Rights Issue I:

1)	Eligible Subscribers

The Company’s Shareholders whose names are registered in the Company’s Shareholders Register on July 10, 2025, at 04.00 p.m. Western Indonesian Time (WIB) are entitled to obtain Rights Issue (the “Eligible Shareholders”) to submit a subscription to purchase New Shares in the context of this Capital Increase with Rights Issue I provided that each holder of 619 (six hundred nineteen) Old Shares receives 100 (one hundred) Rights Issue with each 1 (one) Rights Issue entitling its holder to purchase 1 (one) New Shares with an Exercise Price of IDR 680.- (six hundred eighty Rupiah) per share which must be paid in full when submitting a subscription to purchase New Shares.

Eligible Shareholders to purchase New Shares are:

1)	Holders of Rights Issue Certificate whose names are registered in the Rights Issue Certificate or who legally obtain Rights Issue in accordance with applicable laws and regulations; or

2)	Holders of electronic Rights Issue recorded in the Collective Custody at KSEI up to the Rights Issue trading period.

The subscribers may consist of individuals, Indonesian and/or foreign citizens and/or institutions and/or legal entities/business entities, both Indonesian and foreign, as regulated in the Company Law along with its implementing regulations.

To expedite and fulfill the registration schedule of Eligible Shareholders, Shareholders who hold the Company’s shares in scrip form who will exercise their rights to obtain Rights Issue and have not recorded the transfer of ownership of their shares are advised to register with the BAE before the deadline for shareholder registration, which is on July 10, 2025.

2)	Distribution of Rights Issue

For Eligible Shareholders whose shares are in the Collective Custody system at KSEI, Rights Issue will be distributed electronically through the Securities Accounts of the Stock Exchange Members or their respective Custodian Banks at KSEI no later than 1 (one) Business Day after the date of recording on the Company’s Shareholders Register for those entitled to Rights Issue, which is on July 11, 2025. The Prospectus and exercise instructions will be distributed by the Company through the BAE which can be obtained by the Company’s Shareholders from each Stock Exchange Member or its Custodian Bank.

For Eligible Shareholders whose shares are not included in the Collective Custody system at KSEI, the Company will issue Rights Issue Certificate under the name of the Eligible Shareholders.

Eligible Shareholders may collect Rights Issue Certificate, the Prospectus, Additional SSF and other forms at the Company’s BAE office on every business day and hour starting from July 11, 2025 by presenting the original valid identity card (National Identity Card (KTP)/Passport/Limited Stay Permit Card (KITAS)) and submitting a copy and the original power of attorney for Shareholders who cannot collect it themselves by submitting a copy of identities of the grantor and the grantee of the power of attorney, at:

The Company’s Securities Administration Bureau

PT Raya Saham Registra

Plaza Sentral Building, 2nd floor

Jl. Jend. Sudirman Kav. 47-48

Jakarta 12930

Tel. (021) 252 5666

Fax. (021) 252 5028

Email: hmetd.towr@registra.co.id

3)	Procedures for Registration/Exercise of Rights Issue

Exercise of Rights Issue can be carried out from July 14, 2025 to July 18, 2025.

a.	Holders of Rights Issue in Collective Custody at KSEI who will exercise their Rights Issue are required to submit an exercise application through the Securities Company/Custodian Bank appointed as the manager of their securities. Furthermore, the Securities Company/Custodian Bank makes an application or instruction for exercise through the C-BEST system in accordance with the procedures determined by KSEI. In carrying out the exercise instruction, the Securities Company/Custodian Bank must fulfill the following provisions:

(i)	Rights Issue holders must provide funds for the exercise of the Rights Issue when submitting the application;

(ii)	Adequacy of Rights Issue and funds for payment for the exercise of Rights Issue must be available in the securities account and fund account of the exercising Rights Issue holders.

On the first Trading Day that follows, KSEI will submit a List of Holders of Rights Issue in Collective Custody at KSEI who are exercising their rights and deposit the funds for payment of the exercise of Rights Issue into the Company’s Bank account.

New shares resulting from the exercise of Rights Issue will be distributed to each Securities Account of the relevant Rights Issue holders who are exercising their rights by KSEI. New shares resulting from the exercise will be distributed no later than 2 (two) Exchange Days upon receipt of the exercise application from KSEI and the payment funds have been received in good funds in the Company’s account.

b.	Holders of Rights Issue in scrip form/Rights Issue Certificate who will exercise their Rights Issue must submit a Rights Issue application to the BAE appointed by the Company, by submitting the following documents:

(i)	Duly signed and completely filled original Rights Issue Certificate;

(ii)	Original proof of payment by transfer/ bookkeeping/ giro/ check/ cash to the Company’s account from the bank to which the payment is deposited;

(iii)	Photocopy of valid National Identity Card (KTP)/Passport/Limited Stay Permit Card (KITAS) (for individuals), or photocopy of the Articles of Association and appendix of the composition of the Board of Directors/Management who are entitled to represent (for institutions/Legal Entities);

(iv)	Original valid Power of Attorney (if authorized) with IDR10,000 (ten thousand Rupiah) stamp duty attached with photocopy of National Identity Card (KTP)/Passport/Limited Stay Permit Card (KITAS) of the grantor and grantee of the power of attorney;

(v)	If the holder of Rights Issue wishes that the New Shares resulting from the exercise be included in Collective Custody, the exercise application to the BAE must be submitted through the appointed Securities Company or Custodian Bank by submitting additional documents in the form of:

-	Original Power of Attorney from the holder of Rights Issue to the Securities Company or Custodian Bank to submit an exercise application of Rights Issue and to manage the securities of the New Shares in Collective Custody at KSEI on behalf of the grantor;

-	Completely filled and duly signed Original Securities Deposit Form issued by KSEI.

-	A conversion fee of IDR50,000 per Rights Issue Certificate with 11% VAT is charged.

The Company will issue New Shares resulting from the exercise of Rights Issue in the physical form of Collective Share Certificates, if the holder of the Rights Issue Certificate does not wish the shares resulting from the exercise to be included in Collective Custody at KSEI.

Any and all conversion fees for the transfer of the Company’s shares in scrip form into electronic form and/or vice versa from electronic form into scrip form must be fully paid and borne by the relevant shareholder of the Company.

Registration for the exercise of Rights Issue is carried out at the Company’s BAE Office. Registration can be done from July 14, 2025 to July 18, 2025 on business days and hours (Monday to Friday at 09.00 a.m. - 03.00 p.m. Western Indonesian Time (WIB)).

If the filling of the Rights Issue Certificate does not comply with the instructions/requirements for subscribing shares listed in the Rights Issue Certificate and Prospectus, this may result in rejection of the subscription. Rights Issue is only considered to have been exercised when the payment has been proven to be received in good funds in the Company’s account in accordance with the provisions set forth in the purchase terms.

4)	Subscription of Additional Shares

Shareholders whose Rights Issues are not sold or the last Rights Issue purchaser/holder whose name is listed in the Rights Issue Certificate or Rights Issue holder in Collective Custody at KSEI, may subscribe for additional shares exceeding their rights by filling in the additional share purchase subscription column and/or Additional SSF as provided in an amount of at least 100 (one hundred) shares or multiples thereof and submitting it to the BAE no later than the last day of the Rights Issue exercise period, which is on July 18, 2025.

Holders of Rights Issue in scrip form/Rights Issue Certificate wishing their shares from the allotment to be in electronic form must submit an application to the BAE through Securities Company or Custodian Bank by submitting the following documents:

a.	Completely and correctly filled Original Additional SSF;

b.	Original power of attorney from the Rights Issue holder to the Securities Company or Custodian Bank to submit an application for additional share purchase subscription and to manage securities on shares resulting from the allotment in the KSEI Collective Custody and other powers that may be granted in connection with the additional share purchase subscription on behalf of the grantor;

c.	Photocopy of valid National Identity Card (KTP)/Passport/Limited Stay Permit Card (KITAS) (for individuals) or photocopy of the Articles of Association and appendix of the composition of the Board of Directors/managers (for institutions/legal entities);

d.	Original proof of payment by transfer/ bookkeeping/ giro/ check/ cash to the Company’s account from the bank to which the payment is deposited;

e.	Completely filled and duly signed original Securities Deposit Form issued by KSEI for the purpose of distributing shares resulting from the exercise by the BAE.

f.	Conversion fee is charged.

For holders of Rights Issue in the KSEI Collective Custody, fill in and submit the Additional SSF distributed by enclosing the following documents:

a.	Original exercise instructions that have been settled through the appropriate C-Best under the name of the Rights Issue holders (specifically for Rights Issue holders in the KSEI Collective Custody who have exercised their rights through the C-Best system);

b.	Original Securities deposit form issued by KSEI that have been completely filled in, for the distribution of Rights Issue Exercise Shares by the BAE;

c.	Original proof of payment by transfer/ bookkeeping/ giro/ check/ cash to the Company’s account from the bank to which the payment is deposited.

d.	Conversion fee is charged.

Holders of Rights Issue in scrip form/Rights Issue Certificates who wish their allotment shares to remain in scrip form/physical Collective Share Certificates must submit an application to the BAE by submitting the following documents:

a.	Completely and correctly filled original Additional SSF;

b.	Original valid power of attorney (if authorized) with IDR10,000 (ten thousand Rupiah) stamp duty attached with a photocopy of National Identity Card (KTP)/Passport/Limited Stay Permit Card (KITAS) of the grantor and the grantee of the power of attorney;

c.	Photocopy of valid National Identity Card (KTP)/Passport/Limited Stay Permit Card (KITAS) (for individuals) or photocopy of the Articles of Association and appendix of the composition of the Board of Directors/managers (for institutions/legal entities);

d.	Original proof of payment by transfer/ bookkeeping/ giro/ check/ cash to the Company’s account from the bank to which the payment is deposited.

Any and all conversion fees for the transfer of the Company’s shares in scrip form into electronic form and/or vice versa from electronic form into scrip form must be fully paid and borne by the relevant shareholder of the Company.

Payment for the additional subscription can be made and must have been received in the Company’s bank account no later than July 22, 2025 in good funds. Orders that do not meet the instructions in accordance with the terms of the order may result in rejection of the order.

5)	Additional Share Allotment

The allotment of additional share subscriptions will be determined on July 23, 2025 with the following provisions:

1)	If the total number of shares subscribed, including additional share subscriptions, does not exceed the total number of shares offered in this Capital Increase with Rights Issue I, then all subscriptions for additional shares will be fulfilled;

2)	If the total number of shares subscribed, including additional share subscriptions, exceeds the total number of shares offered in this Capital Increase with Rights Issue I, then subscribers who place additional share subscriptions will be subject to a proportional allotment system, based on the number of Rights Issues that have been exercised by each shareholder requesting additional share subscriptions;

3)	The number of shares to be allotted is the remaining shares not subscribed by taking into account the number of shareholding after the implementation of Capital Increase with Rights Issue I.

The allotment manager will submit a report on the results of the accountant’s audit to the OJK on fairness of the implementation of allotment by referring to Regulation No. VIII.G.12, the report on results of the audit shall be submitted by the Company to the OJK within 30 days after the allotment date ends in accordance with POJK No. 32/2015 and POJK No.14/2019.

6)	Payment Requirements for Rights Issue Certificate Holders (outside of KSEI Collective Custody) and Additional New Share Subscriptions

Payment for share purchase subscriptions in the context of Capital Increase with Rights Issue I with the subscription application being submitted directly to the Company’s BAE must be fully paid (in good funds) in Rupiah currency at the time of the subscription submission in cash/ check/ giro/ transfer/ bookkeeping by specifying the Rights Issue Certificate Number or Additional SSF Number and payment must be made to the Company’s Bank account as follows:

PT Sarana Menara Nusantara Tbk

Bank: PT Bank Central Asia Tbk

Branch: KCK Menara BCA

Account No.: 2050004735

Beneficiary: PT Sarana Menara Nusantara Tbk

If the payment is made by check or transfer or giro, the payment date is calculated based on the date after the payment is received in good funds and is clearly in the Company’s Bank Account. For the purchase of additional shares, payment is made on the day of the subscription, such payment shall be received in good funds in the Company’s account no later than July 22, 2025.

All bank fees and transfer fees incurred in the purchase of shares are on the account of the subscriber. The subscription will be canceled if the payment requirements are not met.

7)	Proof of Receipt of Share Purchase Subscription

The Company through the BAE will submit to the subscriber a proof of receipt of the Share purchase subscription which is part of the Rights Issue Certificate, stamped and signed, as proof of receipt of the Share purchase subscription which can be used as evidence when collecting the Allotment Confirmation Form and/or refunding the unfulfilled subscription. This proof of receipt of the subscription is not a guarantee that the Share subscription will be fulfilled.

Holders of Rights Issue in the KSEI Collective Custody will receive confirmation of the application for exercise of Rights Issue from C-BEST through the KSEI account holder.

The period for receiving proof of receipt of the share purchase subscription is from July 16, 2025 to July 22, 2025.

8)	Cancellation of Purchase Subscription

The Company has the right to cancel the New Share subscription, either in whole or in part, by considering the applicable requirements. Notification of cancellation of share subscription will be announced together with the announcement of the share subscription allotment, which is on July 23, 2025.

Things that can cause the cancellation of New Share subscription include:

1)	Filling of Rights Issue Certificate or Additional SSF not in accordance with the instructions/requirements for subscribing for New Shares listed in the Rights Issue Certificate and Prospectus.

2)	Failure to fulfill payment requirements.

3)	Failure to fulfill the requirements for completeness of application documents.

9)	Refund of Subscription Money

In the event that part or all of the Additional Share Subscription in Capital Increase with Rights Issue I is not fulfilled or in the event of cancellation of share subscription, the Company will refund part or all of the subscription money in Rupiah currency by transferring to a bank account under the name of the subscriber. Refund by the Company will be made on July 25, 2025 or no later than 2 (two) Business Days after the allotment date. Refunds made up to July 25, 2025 will have no interest.

In the event of a delay in refunding the money, the amount to be refunded will have interest of 1% (one percent) per year of the value of the funds to be refunded, which is calculated after July 25, 2025 to the date on which the money is refunded. If the delay is due to failure by the subscriber to take the refund according to the specified time, an error in the system at the relevant bank or other matters through no fault of the Company, the Company will not pay interest on the delay.

10)	Submission of Collective Share Certificates from the Exercise of Rights Issue and Crediting to Securities Account

New Shares from the exercise of Rights Issue for subscribers who exercise Rights Issue according to their rights through KSEI will be credited to the Securities Account no later than 2 (two) Exchange Days upon receipt of the application for exercise of Rights Issue from KSEI and the payment funds have been received in good funds in the Company’s bank account.

New Shares resulting from the exercise of Rights Issue for holders of Rights Issue in scrip form who exercise Rights Issue in accordance with their rights will receive Collective Share Certificates or shares in scrip form no later than 2 (two) Trading Days after the application is received by the Company’s BAE and the payment funds are in good funds in the Company’s bank account.

Meanwhile, for New Shares resulting from the allotment of additional New Share subscriptions, the Collective Share Certificates will be available to be collected or will be distributed in electronic form in Collective Custody at KSEI no later than 2 (two) Business Days after the allotment.

New Collective Share Certificates resulting from the exercise of Rights Issue according to the rights can be collected on every Business Day (Monday to Friday, 09.00 a.m. to 03.00 p.m. Western Indonesian Time (WIB)) starting from July 16, 2025 to July 22, 2025 while new Collective Share Certificates resulting from the allotment can be collected no later than 2 (two) Business Days after the allotment process.

The collection is made at the Company’s BAE by presenting/submitting the following documents:

-	Original valid National Identity Card (KTP)/Passport/Limited Stay Permit Card (KITAS) (for individuals), or

-	Photocopy of the Articles of Association (for institutions/legal entities) and the valid composition of the directors, commissioners or management;

-	Original valid power of attorney (for authorized institutions/legal entities or individuals) with IDR10,000 (ten thousand Rupiah) stamp duty complete with a photocopy of National Identity Card (KTP)/Passport/Limited Stay Permit Card (KITAS) of the grantor and the grantee of the power of attorney;

-	Original Proof of Purchase Order Receipt.

11)	Allotment of Unexercised Rights Issue

If shares offered in Capital Increase with Rights Issue I are not entirely subscribed by shareholders or holders of Rights Issue certificate, the remainder will be allotted to other shareholders making subscriptions greater than their rights as stated in the Rights Issue Certificate or Additional Share Subscription and Purchase Form, proportionally based on the number of Rights Issue that have been exercised by each shareholder requesting such additional shares.

In the event of any remaining New Shares not exercised and/or subscribed by Rights Issue holders after the allotment, in accordance with the Deed of Remaining Shares Purchase Agreement in the Framework of Capital Increase with Rights Issue I of PT Sarana Menara Nusantara Tbk No. 142 dated April 25, 2025, drawn up before Christina Dwi Utami, S.H., M.Hum., Notary Public in West Jakarta (“Remaining Shares Purchase Agreement”), DIA as Standby Buyer will purchase all remaining New Shares issued at the exercise price of each New Share as stipulated in the Remaining Shares Purchase Agreement.

12)	Transfer of Rights Issue

Rights Issue holders who do not exercise their rights to purchase New Shares in the framework of Capital Increase with Rights Issue I may sell their rights to other parties from July 14, 2025 to July 18, 2025 through the IDX or may be exercised outside the IDX.

Shareholders who do not exercise their rights after the exercise of Rights Issue may be subject to dilution up to a maximum amount of 13.91% (thirteen point nine one percent).

XV. DISTRIBUTION OF THE PROSPECTUS

The Company has announced important information related to Capital Increase with Rights Issue I through the Company’s website and the IDX website.

a.	For Shareholders whose shares are in the Collective Custody system at KSEI, Rights Issue will be distributed electronically through the Securities Accounts of Exchange Members or Custodian Banks respectively at KSEI no later than 1 (one) Business Day after the recording date on the Shareholders Register for those entitled to Rights Issue, which is on July 11, 2025. The Prospectus and exercise instructions are available at the Company’s BAE.

b.	For Shareholders whose shares are not included in the Collective Custody system at KSEI, the Company will issue Rights Issue Certificates under the name of the Shareholders and can collect the Rights Issue Certificates, the Prospectus, Additional SSF and other forms starting from July 11, 2025 by showing the original valid identity card (National Identity Card (KTP)/Passport/Limited Stay Permit Card (KITAS)) and submitting a photocopy and the original Power of Attorney for those who cannot collect them in person at the Company’s BAE:

PT Raya Saham Registra

Plaza Sentral Building, 2nd floor

Jl. Jend. Sudirman Kav 47-48

Jakarta 12930

Tel. (021) 252 5666

Fax. (021) 252 5028

Email: hmetd.towr@registra.co.id

If the Company’s Shareholders whose names are legally registered in the Company’s Shareholders Register on July 10, 2025 have not received or collected the Rights Issue Certificates, the Prospectus, Additional SSF and other forms and have not contacted the Company’s BAE, then any and all risks or losses that may arise are not the responsibility of the Company or of the Company’s BAE, but they are entirely the responsibility of the Company’s Shareholders concerned.

Rights Issue in electronic form will be distributed to the KSEI Securities Account or distributed to shareholders through the KSEI Account Holder.